Exhibit 2.1

Deed

Scheme implementation deed

Newcrest Mining Limited

Newmont Corporation

Newmont Overseas Holdings Pty Ltd

80 Collins Street Melbourne Vic 3000 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne
GPO Box 128 Melbourne Vic 3001 Australia

	Table of contents

1	Definitions and interpretation		2

	1.1	Definitions	2
	1.2	Interpretation	23
	1.3	Interpretation of inclusive expressions	24
	1.4	Awareness	24
	1.5	Business Day	24
	1.6	Deed components	24

2	Agreement to propose and implement the Transaction		24

3	Conditions Precedent		25

	3.1	Conditions Precedent	25
	3.2	Best endeavours	27
	3.3	Regulatory Approvals	27
	3.4	Newmont Proxy Statement and Newmont Stockholder Meeting	29
	3.5	Waiver of Conditions Precedent	33
	3.6	Termination on failure of Conditions Precedent	33
	3.7	Certain notices relating to Conditions Precedent	35

4	Transaction steps		35

	4.1	Scheme	35
	4.2	Scheme Consideration	36
	4.3	New Newmont Shares	37
	4.4	Ineligible Foreign Shareholders	37
	4.5	Provision of Newcrest Share information	38
	4.6	No amendment to the Scheme without consent	38
	4.7	Excluded Newcrest Shareholders	38
	4.8	Australian Tax roll-over	38
	4.9	U.S. Tax treatment	38

5	Implementation		39

	5.1	Timetable	39
	5.2	Newcrest’s obligations	40
	5.3	Newmont’s obligations	44
	5.4	Newmont Overseas’ obligations	45
	5.5	Newcrest Board recommendation	46
	5.6	Newmont Board recommendation	47
	5.7	Responsibility statements	47
	5.8	Conduct of Court proceedings	48
	5.9	Newcrest Equity Incentives	48
	5.10	Newmont Board composition	48
	5.11	Newcrest Board composition	48
	5.12	US securities laws matters	49

6	Conduct of business — Newcrest		50

	6.1	Definitions	50
	6.2	General conduct of business	50
	6.3	Other specific conduct of business	56

7	Conduct of Business – Newmont		57

8	Dividends		58

	8.1	Ordinary Course Dividends	58
	8.2	Dividends	59
	8.3	Payment of dividends	60

9	Integration planning		60

	9.1	Pre-Implementation Date integration planning	60
	9.2	Access to information	61
	9.3	Change of control provisions	62

10	Representations and warranties		63

	10.1	Newcrest’s representations and warranties	63
	10.2	Newcrest’s indemnity	63
	10.3	Qualifications on Newcrest’s representations, warranties and indemnities	63
	10.4	Newmont’s representations and warranties	63
	10.5	Newmont Overseas’ representations and warranties	63
	10.6	Newmont’s indemnity	64
	10.7	Qualifications on Newmont’s representations, warranties and indemnities	64
	10.8	Survival of representations and warranties	64
	10.9	Survival of indemnities	64
	10.10	Timing of representations and warranties	65
	10.11	No representation or reliance	65

11	Releases		65

	11.1	Newcrest and Newcrest directors and officers	65
	11.2	Newmont and Newmont directors and officers	65
	11.3	Deeds of indemnity and insurance	66

12	Public announcement		67

13	Confidentiality		68

14	Exclusivity		68

	14.1	No current discussions regarding a Competing Proposal	68
	14.2	No shop	69
	14.3	No talk and no due diligence	69
	14.4	Fiduciary exception	69
	14.5	Information right	70
	14.6	Notification of approaches	70
	14.7	Newmont matching right	71
	14.8	Acknowledgements and compliance with law	73

15	Break Fee		73

	15.1	Background to Break Fee	73
	15.2	Break Fee triggers	74
	15.3	Timing of payment of Break Fee	74
	15.4	Basis of Break Fee	75
	15.5	Compliance with law	75
	15.6	Break Fee payable only once	76
	15.7	Other Claims	76
	15.8	No Break Fee if Scheme Effective	76

16	Reverse Break Fee		76

	16.1	Background to Reverse Break Fee	76
	16.2	Reverse Break Fee triggers	77
	16.3	Timing of payment of Reverse Break Fee	77
	16.4	Basis of Reverse Break Fee	78
	16.5	Compliance with law	78
	16.6	Reverse Break Fee payable only once	78
	16.7	Other Claims	79
	16.8	Claims under the Deed Poll	79

17	Termination		79

	17.1	Termination for material breach	79
	17.2	Termination for breach of representations and warranties	82
	17.3	Effect of termination	82
	17.4	Termination	82
	17.5	No other termination	83

18	Duty, costs and expenses		83

	18.1	Stamp duty	83
	18.2	Costs and expenses	83

19	Withholding tax		83

20	GST		84

21	Notices		85

	21.1	Form of Notice	85
	21.2	How Notice must be given and when Notice is received	86

22	General		86

	22.1	Governing law and jurisdiction	86
	22.2	No merger	87
	22.3	Invalidity and enforceability	87
	22.4	Waiver	87
	22.5	Variation	87
	22.6	Assignment of rights	87
	22.7	Entire agreement	88
	22.8	Counterparts	88
	22.9	Relationship of the parties	88
	22.10	Remedies cumulative	88
	22.11	Exercise of rights	88
	22.12	Service of process	88

	Schedules

	Schedule 1

	Newcrest Representations and Warranties		91

	Schedule 2

	Newmont Representations and Warranties		95

Schedule 3

Newmont Overseas Representations and Warranties	98

Schedule 4

Newcrest capital structure	99

Newmont capital structure	99

Signing page	100

Attachment 1

Scheme of arrangement

Attachment 2

Deed poll

Scheme implementation deed

Date ► 15 May 2023

Between the parties
Newcrest	Newcrest Mining Limited ACN 005 683 625 of Level 8, 600 St Kilda Road, Melbourne VIC 3004
Newmont	Newmont Corporation of 6900 E.Layton Avenue, Suite 700, Denver, Colorado, 80237, United States of America
Newmont Overseas	Newmont Overseas Holdings Pty Ltd ACN 667 845 454 of Level 5, 500 Hay Street, Subiaco WA 6008

Recitals	1	The parties have agreed that Newmont Overseas will acquire all of the ordinary shares in Newcrest by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Newcrest and the Scheme Shareholders.

	2	The parties have agreed that Newcrest will propose the Scheme to the Newcrest Shareholders and, if approved, that the parties will implement the Scheme, on the terms and conditions of this deed.
This deed witnesses as follows:

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this deed are set out below.

Term	Meaning
Adviser	any person who is engaged to provide professional advice of any type (including legal, accounting, tax, consulting or financial advice) to a party in connection with the Transaction.
ASIC	the Australian Securities and Investments Commission.
Associate	has the meaning set out in section 12 of the Corporations Act subject to section 16 of the Corporations Act.
ASX	ASX Limited ACN 008 624 691 and, where the context requires, the financial market that it operates.
ASX Quotation	the admission of Newmont to the official list of ASX as an ASX foreign exempt listing and the official quotation of all New Newmont CDIs on the ASX.
ATO	the Australian Taxation Office.
Break Fee	US$174,058,275.
Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Melbourne, Australia or Denver, Colorado, United States.
Canadian Competition Act	the Competition Act (Canada) and the regulations promulgated thereunder.
Canadian Competition Bureau	the Canadian Competition Bureau established as an independent enforcement agency of the Government of Canada that is headed by the Canadian Competition Commissioner.

1	Definitions and interpretation

Term	Meaning
Canadian Competition Commissioner	the Commissioner of Competition appointed under subsection 7(1) of the Canadian Competition Act and includes any person designated by the Canadian Commissioner to act on his behalf.
CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.
Claim

any claim, demand, legal proceedings or cause of action, including a claim, demand, legal proceedings or cause of action:

1      based in contract (including breach of warranty);

2      based in tort (including misrepresentation or negligence);

3      under common law or equity; or

4      under statute,

in any way relating to this deed or the Transaction, and includes a claim, demand, legal proceeding or cause of action arising under an indemnity in this deed.

Class Ruling	a binding public ruling issued by the Commissioner of Taxation pursuant to Division 358 of Schedule 1 of the Tax Administration Act 1953 (Cth) and as described in the class ruling CR 2001/1.
Code	the Internal Revenue Code of 1986, as amended from time to time.
Competing Proposal	a Newcrest Competing Proposal or a Newmont Competing Proposal, as applicable.
Competition Approvals	the approvals from the competition regulators in the following jurisdictions that are necessary to implement the Scheme: 1 Japan; 2 South Korea; and 3 Philippines.
Condition Precedent	each of the conditions set out in clause 3.1.
Confidentiality Deed	the confidentiality deed between Newcrest and Newmont dated 14 March 2023.

1	Definitions and interpretation

Term	Meaning
Confidential Information	has the meaning given in the Confidentiality Deed.
Control	has the meaning given in section 50AA of the Corporations Act, disregarding subsection 50AA(4).
Corporations Act	the Corporations Act 2001 (Cth).
Corporations Regulations	the Corporations Regulations 2001 (Cth).
Court	the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Newcrest and Newmont.
Deed Poll	a deed poll to be entered into by Newmont and Newmont Overseas substantially in the form of Attachment 2 under which Newmont and Newmont Overseas covenants in favour of the Scheme Shareholders to perform the respective obligations attributed to Newmont and Newmont Overseas under the Scheme.
Depositary	The Bank of New York Mellon.
Effective	when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under subparagraph 411(4)(b) of the Corporations Act in relation to the Scheme.
Effective Date	the date on which the Scheme becomes Effective.
End Date	15 February 2024.
Exchange Act	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
Exclusivity Period	the period from and including the date of this deed to the earliest of: 1 the date of termination of this deed; 2 the End Date; and 3 the Implementation Date.

1	Definitions and interpretation

Term	Meaning
Fairly Disclosed	disclosed in sufficient detail to enable a reasonable, diligent and sophisticated recipient of the relevant information who is experienced in transactions similar to the Scheme or experienced in a business similar to the business of the Newcrest Group or Newmont Group (as applicable), to identify the nature and scope of the relevant fact, matter, circumstance or event.
FATA	the Foreign Acquisitions and Takeovers Act 1975 (Cth).
FIRB	the Australian Foreign Investment Review Board.
First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard.
Government Agency	any foreign or Australian government or governmental, semi-governmental, administrative, fiscal, taxing, monetary or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of any federal, state, provincial, or local government, whether foreign or Australian, and includes the ASX, NYSE, TSX, PNGX and any other relevant stock exchange, ASIC, the Takeovers Panel, FIRB, the ATO, the Canadian Competition Bureau, the ICCC, the US Department of Justice, the SEC, the Ontario Securities Commission, and any state or territory revenue offices.
GST	has the meaning given in the GST Act.
GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
HSR Act	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
ICCC	the Independent Consumer and Competition Commission of Papua New Guinea.

1	Definitions and interpretation

Term	Meaning
Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as Newcrest and Newmont agree in writing.
Independent Expert	Grant Samuel & Associates Pty Limited.
Independent Expert’s Report	the report to be issued by the Independent Expert in connection with the Scheme, such report to be included in or to accompany the Scheme Booklet, and including any subsequent, updated or supplementary report, setting out the Independent Expert’s opinion whether or not the Scheme is in the best interests of Newcrest Shareholders and the reasons for holding that opinion.
Ineligible Foreign Shareholder

a Scheme Shareholder whose address shown in the Newcrest Share Register on the Scheme Record Date is a place outside:

1      Australia and its external territories;

2      Canada;

3      New Zealand;

4      Papua New Guinea;

5      the United Kingdom;

6      the United States; and

7      such other jurisdictions agreed to in writing by Newmont and Newcrest,

unless Newmont (after consultation with Newcrest) determines that it is lawful and not unduly onerous or unduly impractical to issue that Scheme Shareholder with New Newmont Shares or New Newmont CDIs (as applicable) when the Scheme becomes Effective.

Insolvency Event	in relation to an entity:
	1	the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;
	2	a Controller (as defined in the Corporations Act), liquidator, provisional liquidator, administrator, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;
	3	an application is made to a court, a meeting is convened or a resolution is passed for the entity to be wound up or dissolved or for the appointment of a Controller (as defined in the Corporations Act), liquidator, provisional liquidator or administrator to the entity of any of its assets;

1	Definitions and interpretation

Term	Meaning
	4	the entity seeks or obtains protection from its creditors under any statute or any other law;
	5	the entity executing a deed of company arrangement;
	6	the entity ceases, or threatens to cease, to carry on substantially all the business conducted by it as at the date of this deed;
	7	the entity is or becomes unable to pay its debts when they fall due, is insolvent within the meaning of the Corporations Act (or applicable legislation of its place of incorporation) or is otherwise presumed to be insolvent under the Corporations Act (or applicable legislation of its place of incorporation) or any analogous circumstances arises under any other statute or law;
	8	the entity being deregistered as a company or otherwise dissolved (whether pursuant to Chapter 5A of the Corporations Act or otherwise), or any other like event, matter or circumstance occurring in relation to an entity in another jurisdiction.
Intra-Group Funding Arrangements	all funding arrangements and related transactions between Newcrest Group Members or Newmont Group Members (as applicable) to enable funding to be provided from one Newcrest Group Member or Newmont Group Member (as applicable) to another, including to carry out the activities required or permitted by this deed.
Investigating Accountant	the accounting firm to be appointed by Newcrest and Newmont to prepare the Investigating Accountant’s Report.
Investigating Accountant’s Report	the report prepared by the Investigating Accountant in relation to the financial information regarding the Merged Group for inclusion in the Scheme Booklet.
IRC	the Internal Revenue Commission of Papua New Guinea.
Listing Rules	1	the official listing rules of ASX; and
	2	the applicable rules contained in the NYSE Listed Company Manual, as the context requires and to the extent applicable to Newmont or Newcrest.
Merged Group	the Newmont Group including the Newcrest Group following implementation of the Scheme.

1	Definitions and interpretation

Term	Meaning
Merged Group Information	means any information regarding the Merged Group in the Scheme Booklet or Newmont Proxy Statement or any amendments or supplements of such disclosure (as applicable).
New Newmont CDI	a CHESS Depositary Interest, being a unit of beneficial ownership in a New Newmont Share (in the form of a CHESS Depositary Interest) registered in the name of CDN, to be issued to Scheme Shareholders under the Scheme.
New Newmont Share	a fully paid Newmont Share to be issued to Scheme Shareholders under the Scheme.
Newcrest ADR	an American Depositary Receipt representing one Newcrest Share.
Newcrest ADR Holder	a holder of a Newcrest ADR.
Newcrest Board	the board of directors of Newcrest.
Newcrest Board Member	any director of Newcrest comprising part of the Newcrest Board.

Newcrest Competing Proposal	any genuine proposal, offer, expression of interest, agreement, arrangement or transaction (or similar) which, if entered into or completed substantially in accordance with its terms, would result in:
	1	a Third Party (either alone or together with one or more Associates) directly or indirectly in a single transaction or a series of related transactions:
		–	acquiring a Relevant Interest in, or acquiring or having a right to acquire, a legal, beneficial or economic interest (including an economic interest by way of one or more derivative contracts, an economic swap, contract for difference or similar transaction or arrangement) in, or control of, 20% or more of the Newcrest Shares;
		–	acquiring Control of Newcrest or of any member of the Newcrest Group which holds all, or substantially all, of the property or material assets of the Newcrest Group;
		–	acquiring, acquiring an interest in, becoming the holder of, or otherwise acquiring or having a right to acquire, a legal, beneficial or economic interest in, or control of, all or substantially all of the property or material assets of the Newcrest Group taken as a whole;

1	Definitions and interpretation

Term	Meaning

	–	otherwise acquiring, amalgamating or merging with Newcrest; or
	–	requiring Newcrest to abandon, or otherwise fail to proceed with, the Transaction, in each case whether by way of takeover bid, members’ or creditors’ scheme of arrangement, reverse takeover, shareholder approved acquisition, capital reduction, buy-back, sale, lease or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement, reorganisation, recapitalisation, refinancing or other transaction or arrangement; or
2	any ‘top-hatting’ or redomiciliation of Newcrest, which would result in the Scheme not being able to be implemented substantially in accordance with the terms of this deed and the Scheme.
Each successive material modification or variation of a Newcrest Competing Proposal will constitute a new Newcrest Competing Proposal.

Newcrest Constitution	the constitution of Newcrest.
Newcrest Data Room	the online data room established by Newcrest which is accessed at:https://dataroom.ansarada.com/r8mecwut9qr.
Newcrest Disclosure Materials	1	the documents and information contained in the Newcrest Data Room made available by Newcrest to Newmont and its Related Persons at 7.00pm on 11 May 2023, the index of the contents of which has been initialled by, or on behalf of, Newcrest and Newmont for identification, and any other document specifically agreed in writing by the parties on or about the date of this deed;
	2	written responses from Newcrest and its Related Persons to requests for further information made by Newmont and its Related Persons via the Newcrest Data Room prior to 7.00pm on 12 May 2023; and
	3	the documents made available to King & Wood Mallesons at the Melbourne office of Herbert Smith Freehills on 8 May 2023.
Newcrest Equity Incentive	any option, restricted share or right to Newcrest Shares issued under employee incentive arrangements of the Newcrest Group.
Newcrest Group	Newcrest and each of its Related Bodies Corporate, and a reference to a ‘Newcrest Group Member’ or a ‘member of the Newcrest Group’ is to Newcrest or any of its Related Bodies Corporate.

1	Definitions and interpretation

Term	Meaning

Newcrest Indemnified Parties	Newcrest and its Related Bodies Corporate and Related Persons.
Newcrest Information	1	the entirety of the information included in the Scheme Booklet (or any amendment or supplement) other than the Newmont Information, the Independent Expert’s Report (or references to the Independent Expert’s analysis or conclusions), the Investigating Accountant’s Report or other report or opinion prepared by an external adviser to Newcrest; and
	2	information relating to the Newcrest Group or the businesses of the Newcrest Group expressly provided by or on behalf of Newcrest to Newmont in writing for:
		–	inclusion in the Newmont Proxy Statement (or any amendment or supplement); or
		–	use in the preparation of the Merged Group Information in the Scheme Booklet or in the Newmont Proxy Statement, as applicable (or in any amendment or supplement).

Newcrest Material Adverse Change	any event, occurrence, change, condition, matter, circumstance or thing (each a Specified Event) which, whether individually or when aggregated with all such Specified Events that have occurred, has had or would be considered reasonably likely to have the effect of the consolidated net assets of the Newcrest Group, taken as a whole (and net of all insurance proceeds), being reduced by an amount of at least US$2 billion, other than any event, occurrence, change, condition, matter, circumstance or thing:
	1	required or expressly permitted by this deed or the Scheme;
	2	Fairly Disclosed in the Newcrest Disclosure Materials;
	3	Fairly Disclosed in:
		–	Newcrest’s announcements to the ASX, PNGX or SEDAR in the period from 4 October 2022 (inclusive) to the date of this deed; or
		–	any information publicly available on a Public Register on the corresponding Public Search Date,
(excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature);
	4	agreed to in writing by Newmont (in its sole and absolute discretion);
	5	resulting from any actual or announced change to any applicable law, any judicial or administrative interpretation of the law or any practice or policy of a Government Agency, including in relation to Tax;

1	Definitions and interpretation

Term	Meaning

6	arising as a result of any actual or announced change in any generally accepted accounting principles or standards or the interpretation of such principles or standards;
7	arising as a result of any changes in general economic, industry, regulatory or political conditions or the securities or other capital markets;
8	arising as a result of any geopolitical conditions, hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism (including any outbreak, escalation or worsening of any of the foregoing);
9	arising from any epidemic, pandemic, lightning, storm, flood, fire, seismic event or explosion, cyclone, tidal wave, landslide, natural disaster or adverse weather conditions or the like;
10	arising as a result of the execution, announcement or performance of this deed or the Scheme in accordance with its terms; or
11	arising as a result of any change or fluctuation in taxation rate, interest rates, commodity prices or exchange rates, except, in the case of each of the matters contemplated in items 5, 6, 8, 9 and 11, if the effects of such event, occurrence, change, condition, matter, circumstance or thing are, or would be considered reasonably likely to be, disproportionately adverse to the Newcrest Group as compared to the effects on other comparable companies in the same industries as the Newcrest Group, then those effects are excluded from the matters contemplated in items 5, 6, 8, 9 or 11 (as applicable) only to the extent of such disproportionate effect and not in their entirety.
For the purposes of this definition, consolidated net assets will be calculated using the same principles as were used to calculate the consolidated net assets in the most recent audited financial statements of Newcrest as at the date of this deed.

Newcrest Prescribed Occurrence	other than:
	1	as required or expressly permitted by this deed or the Scheme;
	2	as Fairly Disclosed in the Newcrest Disclosure Materials;
	3	with the consent of Newmont (in its sole and absolute discretion);
	4	in connection with the Newcrest Special Dividend or an Ordinary Course Dividend (including any arrangements to fund such dividends);
	5	in connection with Newcrest conducting Intra-Group Funding Arrangements;
	6	as required by law or reasonably required by any Government Agency; or

1	Definitions and interpretation

Term	Meaning

	7	as Fairly Disclosed by Newcrest in an announcement made by it to the ASX, PNGX or SEDAR in the period from 4 October 2022 (inclusive) to the date of this deed (excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature), the occurrence of any of the following after the date of this deed:
	8	Newcrest converting all or any of its shares into a larger or smaller number of shares;
	9	Newcrest or another member of the Newcrest Group resolving to reduce its share capital in any way or resolving to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;
	10	Newcrest or another member of the Newcrest Group entering into a buy-back agreement or resolving to approve the terms of a buy-back agreement under the Corporations Act;
	11	a member of the Newcrest Group issuing shares or securities convertible into shares, or granting, vesting or accelerating a performance right or an option over its shares, or agreeing to make such an issue or grant, vest or accelerate such a share, convertible security, performance right or an option, other than:
		–	on vesting or exercise of, or in respect of, a Newcrest Equity Incentive, or the granting of new Newcrest Equity Incentives to a Newcrest director, officer or employee under a Newcrest equity incentive or employee share plan in place at the date of this deed, in each case only to the extent permitted by this deed;
		–	in connection with the dividend reinvestment plan; or
		–	to another wholly-owned Newcrest Group Member; or
	12	a Newcrest Group Member adopting, modifying or repealing its constitution or a provision of it;
	13	a Newcrest Group Member granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property; or
	14	an Insolvency Event occurs in relation to a material Newcrest Group Member.
Newcrest Representations and Warranties	the representations and warranties of Newcrest set out in Schedule 1.
Newcrest Share	a fully paid ordinary share in the capital of Newcrest.

1	Definitions and interpretation

Newcrest Share Register	the register of members of Newcrest maintained in accordance with the Corporations Act.
Term	Meaning

Newcrest Shareholder	a person who is registered as the holder of a Newcrest Share in the Newcrest Share Register.
Newcrest Special Dividend	has the meaning given in clause 8.2.
Newcrest Superior Proposal	a bona fide Newcrest Competing Proposal not resulting from a breach by Newcrest of any of its obligations under clause 14, which the Newcrest Board, acting in good faith, and after receiving written advice from its external legal advisers and advice from its financial advisers, determines:
	1	is reasonably capable of being valued and completed within a reasonable timeframe in accordance with its terms; and
	2	would, if completed substantially in accordance with its terms, result in a transaction that is more favourable to Newcrest Shareholders (as a whole) than the Transaction, taking into account (as a whole) all aspects of the Newcrest Competing Proposal and the Transaction, including conditions, the identity, reputation and financial condition of the person making the Newcrest Competing Proposal and all relevant legal, regulatory and financial matters (including the value and type of consideration, funding, any timing considerations, any conditions precedent or other matters affecting the probability of the proposal being completed), provided that, solely for the purposes of this definition of Newcrest Superior Proposal, the reference to ‘20% or more’ in paragraph 1 of the definition of Newcrest Competing Proposal is replaced with ‘50% or more’.
Newmont Competing Proposal	any genuine proposal, offer, expression of interest, agreement, arrangement or transaction (or similar) which, if entered into or completed substantially in accordance with its terms, would result in:
	1	a Third Party (either alone or together one or more Associates) directly or indirectly in a single transaction or a series of related transactions:
		–	acquiring an interest in, or acquiring or having a right to acquire, a legal, beneficial or economic interest in (including an economic interest by way of one or more derivative contracts, an economic swap, contract for difference or similar transaction or arrangement), or control of, 20% or more of the Newmont Shares;
		–	acquiring, acquiring an interest in, becoming the holder of, or otherwise acquiring or having a right to acquire, a legal, beneficial or economic interest in, or control of, all or substantially all of the property or material assets of the Newmont Group taken as a whole; or

1	Definitions and interpretation

Term	Meaning

		–	otherwise acquiring, amalgamating or merging with Newmont; or
		–	requiring Newmont to abandon, or otherwise fail to proceed with, the Transaction, in each case whether by way of takeover bid, members’ or creditors’ scheme of arrangement, reverse takeover, shareholder approved acquisition, capital reduction, buy-back, sale, lease or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement, reorganisation, recapitalisation, refinancing or other transaction or arrangement; or
	2	any ‘top-hatting’ or redomiciliation of Newmont, which would result in the Scheme not being able to be implemented substantially in accordance with the terms of this deed and the Scheme
Each successive material modification or variation of a Newmont Competing Proposal will constitute a new Newmont Competing Proposal.
Newmont Data Room	the online data room established by Newmont which is accessed at: https://newmontmining.sharepoint.com/sites/CLB-ProjectSuntoryDataRoom.
Newmont Disclosure Materials	1	the documents and information contained in the Newmont Data Room made available by Newmont to Newcrest and its Related Persons at 7.00pm on 11 May 2023, the index of the contents of which has been initialled by, or on behalf of, Newcrest and Newmont for identification, and any other document specifically agreed in writing by the parties on or about the date of this deed;
	2	written responses from Newmont and its Related Persons to requests for further information made by Newcrest and its Related Persons via the Newmont Data Room prior to 7.00pm on 12 May 2023; and
	3	written responses from Newmont to the requests for information from Newcrest made in the document titled Management Due Diligence Questionnaire sent by Newmont’s legal counsel to Newcrest’s legal counsel.

1	Definitions and interpretation

Newmont Group	Newmont and each of its Related Bodies Corporate, and a reference to a ‘Newmont Group Member’ or a ‘member of the Newmont Group’ is to Newmont or any of its Related Bodies Corporate.

Term	Meaning

Newmont Indemnified Parties	Newmont and its Related Bodies Corporate and Related Persons.
Newmont Information	1	information about the Newmont Group, the Merged Group, the businesses of the Newmont Group and Merged Group, New Newmont Shares and New Newmont CDIs, Newmont’s interests and dealings in Newcrest Shares and Newmont’s intentions for the Merged Group and the Merged Group’s employees and Newmont’s funding expressly provided by or on behalf of Newmont to Newcrest in writing for inclusion in the Scheme Booklet (or any amendment or supplement); and
	2	any other information required under the Corporations Act, Corporations Regulations or RG 60 to be included in, or to enable preparation of, the Scheme Booklet (or any amendment or supplement) that Newmont and Newcrest agree in writing is ‘Newmont Information’ and that is identified in the Scheme Booklet (or any amendment or supplement) as such; and
	3	the entirety of the information in the Newmont Proxy Statement, in each case, excluding any Newcrest Information.
Newmont Material Adverse Change	any event, occurrence, change, condition, matter, circumstance or thing (each a Specified Event) which, whether individually or when aggregated with all such Specified Events that have occurred, has had or would be considered reasonably likely to have the effect of the consolidated net assets of the Newmont Group, taken as a whole (and net of all insurance proceeds), being reduced by an amount of at least US$3.9 billion, other than any event, occurrence, change, condition, matter, circumstance or thing:
	1	required or expressly permitted by this deed or the Scheme;
	2	Fairly Disclosed in:
		–	the Newmont Disclosure Materials; or
		–	in any statement, prospectus, report, schedule or another form filed with the SEC pursuant to the Securities Act or the Exchange Act in the 6 month period prior to the date of this deed (excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature),
	3	agreed to in writing by Newcrest (in its sole and absolute discretion);
	4	resulting from any actual or announced change to any applicable law, any judicial or administrative interpretation of the law or any practice or policy of a Government Agency, including in relation to Tax;

1 Definitions and interpretation

Term	Meaning

5   arising as a result of any actual or announced change in generally accepted accounting principles or standards or the interpretation of such principles or standards;

6    arising as a result of any changes in general economic, industry, regulatory or political conditions, the securities or other capital markets;

7    arising as a result of any geopolitical conditions, hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism (including any outbreak, escalation or worsening of any of the foregoing);

8    arising from any epidemic, pandemic, lightning, storm, flood, fire, seismic event or explosion, cyclone, tidal wave, landslide, natural disaster or adverse weather conditions or the like;

9    arising as a result of the execution, announcement or performance of this deed or the Scheme in accordance with its terms; or

10  arising as a result of any change or fluctuation in taxation rate, interest rates, commodity prices or exchange rates,

except, in the case of each of the matters contemplated in items 4, 5, 6, 8 and 10, if the effects of such event, occurrence, change, condition, matter, circumstance or thing are, or would be considered reasonably likely to be, disproportionately adverse to the Newmont Group as compared to the effects on other comparable companies in the same industries as the Newmont Group, then those effects are excluded from the matters contemplated in items 4, 5, 6, 8 and 10 (as applicable) only to the extent of such disproportionate effect and not in their entirety.

For the purposes of this definition, consolidated net assets will be calculated using the same principles as were used to calculate the consolidated net assets in the most recent audited financial statements of Newmont as at the date of this deed.

Newmont Overseas Representations and Warranties	the representations and warranties of Newmont Overseas set out in Schedule 3.
Newmont Prescribed Occurrence

other than:

1    as required or expressly permitted by this deed or the Scheme;

2    as Fairly Disclosed in the Newmont Disclosure Materials;

3    with the consent of Newcrest (in its sole and absolute discretion);

4    in connection with an Ordinary Course Dividend;

5    in connection with Newmont conducting Intra-Group Funding Arrangements;

1 Definitions and interpretation

Term	Meaning

6    as required by law or reasonably required by any Government Agency; or

7    as Fairly Disclosed by Newmont in any statement, prospectus, report, schedule or another form filed with the SEC pursuant to the Securities Act or the Exchange Act in the 6 month period prior to the date of this deed (excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature), the occurrence of any of the following after the date of this deed:

8    Newmont converting all or any of its shares into a larger or smaller number of shares;

9    Newmont resolving to reduce its share capital in any way;

10  Newmont entering into a buy-back agreement or resolving to approve the terms of a buy-back agreement, other than a buy-back agreement for purchases of Newmont Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Newmont equity incentives;

11  a member of the Newmont Group issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such a performance right or an option, other than:

–    on vesting or exercise of, or in respect of, any Newmont equity incentive, or the granting of new Newmont equity incentives to a Newmont director, officer or employee under a Newmont equity incentive or employee share plan in place at the date of this deed;

–    to another wholly-owned Newmont Group Member;

12  other than pursuant to the resolution of Newmont Stockholders contemplated by clause 3.4(k)(1)(B), Newmont adopting, modifying or repealing its certificate of incorporation or by-laws, or a provision of its certificate of incorporation or by-laws;

13  a Newmont Group Member granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property; or

14  an Insolvency Event occurs in relation to a material Newmont Group Member.

Newmont Proxy Statement	the proxy statement, including all schedules, appendices and exhibits thereto and enclosed therewith, to be sent to Newmont Stockholders in relation to the Newmont Stockholder Meeting, as amended, supplemented or otherwise modified from time to time.

1 Definitions and interpretation

Term	Meaning
Newmont Representations and Warranties	the representations and warranties of Newmont set out in Schedule 2.
Newmont Share	a share of common stock of Newmont.
Newmont Stockholder	a holder of a Newmont Share.
Newmont Stockholder Meeting	a meeting of Newmont Stockholders, including any adjournment or postponement thereof, to be held to consider and vote on the Newmont Stockholder Resolution.
Newmont Stockholder Resolution	a resolution of Newmont Stockholders (approved by a majority of votes cast on such proposal) approving the issuance of New Newmont Shares pursuant to the Scheme, as required by the Delaware General Corporation Law and NYSE Listing Rule 312.03.
Newmont Superior Proposal

a bona fide Newmont Competing Proposal not resulting from a breach by Newmont of any of its obligations in clause 14, which the Newmont Board, acting in good faith, and after receiving written advice from its external legal advisers and advice from its financial advisers, determines:

1    is reasonably capable of being valued and completed within a reasonable timeframe in accordance with its terms; and

2    would, if completed substantially in accordance with its terms, result in a transaction that is more favourable to Newmont Stockholders (as a whole) than the Transaction,

taking into account (as a whole) all aspects of the Newmont Competing Proposal and the Transaction, including conditions, the identity, reputation and financial condition of the person making the Newmont Competing Proposal and all relevant legal, regulatory and financial matters (including the value and type of consideration, funding, any timing considerations, any conditions precedent or other matters affecting the probability of the proposal being completed), provided that, solely for the purposes of this definition of Newmont Superior Proposal, the reference to ‘20% or more’ in paragraph 1 of the definition of Newmont Competing Proposal is replaced with ‘50% or more’.

NYSE	the New York Stock Exchange.
Ordinary Course Dividend	has the meaning given in clause 8.1.

1 Definitions and interpretation

Term	Meaning
PNGX	PNGX Markets Limited or, as the context requires, the financial market operated by it.
PPS Register	the register established under the PPSA.
PPSA	the Personal Property Securities Act 2009 (Cth).
Public Register	public registers agreed between Newcrest and Newmont.
Public Search Date	the date or dates agreed between Newcrest and Newmont.
Regulator’s Draft	the draft of the Scheme Booklet in a form that is provided to ASIC for approval pursuant to subsection 411(2) of the Corporations Act.
Regulatory Approval	any approval of or notification to a Government Agency to the Scheme or any aspect of it, which Newcrest and Newmont agree in writing, each acting reasonably, is necessary or desirable to implement the Scheme.
Related Bodies Corporate	has the meaning set out in section 50 of the Corporations Act.
Related Person

in respect of a person, including each party or its Related Bodies Corporate:

1    a director, officer or employee of that person;

2    an Adviser of that person (and each director, officer or employee of that Adviser); and

3    a Related Body Corporate (and each director, officer, employee or Adviser of that Related Body Corporate) of that person.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.
Reverse Break Fee

1    in respect of clause 16.2(c),the aggregate of all third-party costs and expenses actually incurred by any Newcrest Group Member during the period commencing on 14 January 2023 and ending on the date of the Newmont Stockholder Meeting in connection with the Transaction, including any adviser and filing

1 Definitions and interpretation

Term	Meaning
fees under contracts or arrangements Fairly Disclosed to Newmont before the date of this deed; or 2 in all other instances, US$374,766,240.
RG 60	Regulatory Guide 60 issued by ASIC in September 2020.
Sanctions Laws	all national and supranational laws, regulations, decrees, orders, or other acts with force of law including in Australia, Canada, the United States, the United Kingdom, the European Union, or United Nations, concerning trade and economic sanctions including trade embargoes, the freezing or blocking of assets of targeted persons, or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular persons or countries, including any laws imposing trade and economic sanctions on any person for engaging in proscribed or targeted behaviour.
Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Newcrest and the Scheme Shareholders, substantially in the form of which is attached as Attachment 1, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Newmont and Newcrest.
Scheme Booklet

the scheme booklet to be prepared by Newcrest in respect of the Scheme in accordance with clause 5.2(a) to be dispatched to Newcrest Shareholders and which must include or be accompanied by:

1    a copy of the Scheme;

2    an explanatory statement (as that term is defined in section 412 of the Corporations Act) complying with the requirements of the Corporations Act, the Corporations Regulations and RG 60;

3    the Independent Expert’s Report;

4    the Investigating Accountant’s Report;

5    a copy of the executed Deed Poll;

6    a notice of meeting; and

7    a proxy form.

Scheme Consideration

the consideration to be provided by or on behalf of Newmont Overseas (or by Newmont on behalf of and at the direction of Newmont Overseas) to each Scheme Shareholder for the transfer to Newmont Overseas of each Scheme Share, being:

1    0.400 New Newmont Shares; or

2    0.400 New Newmont CDIs,

for each Newcrest Share held by a Scheme Shareholder as at the Scheme Record Date.

1 Definitions and interpretation

Term	Meaning
Scheme Meeting	the meeting of Newcrest Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.
Scheme Record Date	7.00pm on the second Business Day after the Effective Date or such other time and date as Newcrest and Newmont agree in writing.
Scheme Shareholder	a Newcrest Shareholder as at the Scheme Record Date, subject to clause 4.7.
Scheme Shares	all Newcrest Shares held by the Scheme Shareholders as at the Scheme Record Date.
SEC	the United States Securities and Exchange Commission.
SEC Clearance

the earlier of:

1    confirmation from the SEC that the Newmont Proxy Statement is not to be reviewed by the SEC;

2    if Newmont has not otherwise been informed by the SEC that the SEC intends to review the Newmont Proxy Statement, the expiration of the 10 day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act without comment from the SEC; and

3    if Newmont receives comments from the SEC on the Newmont Proxy Statement, the date on which Newmont is notified that the SEC has no further comments on the Newmont Proxy Statement.

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme is heard.
Securities Act	the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

1 Definitions and interpretation

Term	Meaning
Security Interest	any mortgage, charge, pledge, lien, assignment or other security interest or any other arrangement (including a right of set off or combination) entered into for the purpose of conferring a priority, including any security interest as defined in section 51A of the Corporations Act.
SEDAR	the System for Electronic Document Analysis and Retrieval as available at www.sedar.com.
Subsidiary	has the meaning given in section 9 of the Corporations Act.
Tax	any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, stamp, landholder, transaction or registration duty or similar charge that is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above.
Tax Act	the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), or both as the context requires.
Tax Authority	the ATO, IRC or any equivalent Government Agency in any jurisdiction.
Tax Law	a law with respect to or imposing any Tax.
Third Party	a person other than Newcrest, Newmont or their respective Related Bodies Corporate or Associates.
Timetable	the indicative timetable for the implementation of the Transaction as agreed between Newcrest and Newmont.
Transaction	the proposed acquisition of the Scheme Shares by Newmont Overseas through implementation of the Scheme in accordance with the terms of this deed and the Scheme.
TSX	Toronto Stock Exchange.

1 Definitions and interpretation

1.2	Interpretation

In this deed:

(a)              headings and bold type are for convenience only and do not affect the interpretation of this deed;

(b)              the singular includes the plural and the plural includes the singular;

(c)              words of any gender include all genders;

(d)             other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(e)             a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;

(f)              a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this deed;

(g)             a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)             a reference to a document (including this deed) includes all amendments or supplements to, or replacements or novations of, that document;

(i)              a reference to a party to a document includes that party’s successors and permitted assignees;

(j)              a reference to an agreement other than this deed includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(k)             a reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure;

(l)              no provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision;

(m)           a reference to a body (including an institute, association or authority), other than a party to this deed, whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(n)             a reference to ‘$’, ‘A$’ or ‘dollar’ is to the lawful currency of Australia, and a reference to US$ is to the lawful currency of the United States of America;

(o)             a reference to any time, unless otherwise indicated, is to the time in Melbourne, Australia;

(p)             if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

2 Agreement to propose and implement the Transaction

(q)             a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(r)              if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(s)             a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1, has the same meaning when used in this deed; and

(t)              a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3	Interpretation of inclusive expressions

Specifying anything in this deed after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.4	Awareness

If a representation or warranty is given so far as a party is “aware” or with a similar qualification as to awareness or knowledge, the awareness or knowledge of a party is limited to and deemed only to comprise the facts, matters and circumstances of which:

(a)             in the case of Newcrest, Sherry Duhe, Maria Sanz Perez, Daniel O’Connell, Seil Song, Suresh Vadnagra, Craig Jones and Megan Collins; or

(b)             in the case of Newmont, Tom Palmer, Brian Tabolt, Peter Toth, Nancy Lipson and Rob Atkinson,

is actually aware as at the date of this deed.

1.5	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.6	Deed components

This deed includes any schedule.

2	Agreement to propose and implement the Transaction

(a)             Newcrest agrees to propose the Scheme on and subject to the terms and conditions of this deed.

(b)             Newmont and Newmont Overseas agree to assist Newcrest to propose the Scheme on and subject to the terms and conditions of this deed.

(c)             Newcrest, Newmont and Newmont Overseas agree to implement the Scheme on and subject to the terms and conditions of this deed.

3 Conditions Precedent

3	Conditions Precedent

3.1	Conditions Precedent

Subject to this clause 3, the respective obligations of the parties in regards to implementation of the Scheme (including each of Newmont’s and Newmont Overseas’ obligations under clause 4.2(b)(2)) are not binding, until each of the following Conditions Precedent is satisfied or waived to the extent and in the manner set out in this clause 3.

(a)	FIRB: before 8.00am on the Second Court Date, either:

(1)	Newmont has received a written notice under the FATA, by or on behalf of the Treasurer of the Commonwealth of Australia, stating that the Commonwealth Government does not object to the acquisition by Newmont Overseas of the Scheme Shares pursuant to the Scheme, either unconditionally or on terms that Newmont considers to be acceptable (acting reasonably);

(2)	the Treasurer of the Commonwealth of Australia becomes precluded from making an order under Division 2 of Part 3 of the FATA in relation to the acquisition by Newmont Overseas of the Scheme Shares pursuant to the Scheme and the acquisition by Newmont Overseas of the Scheme Shares is not prohibited under the FATA; or

(3)	if an interim order is made under the FATA in respect of the acquisition by Newmont Overseas of the Scheme Shares pursuant to the Scheme, the subsequent period for making a final order prohibiting the acquisition of the Scheme Shares pursuant to the Scheme by Newmont Overseas elapses without a final order being made.

(b)	HSR Act: the waiting period applicable to the Transaction under the HSR Act has expired or been terminated.

(c)	Canadian Competition Bureau clearance: either:

(1)	(A) the applicable waiting period under subsection 123(1) of the Canadian Competition Act has expired or has been waived in accordance with subsection 123(2) of the Canadian Competition Act, or the obligation to provide a pre-merger notification in accordance with Part IX of the Canadian Competition Act has been waived in accordance with paragraph 113(c) of the Canadian Competition Act; and (B) the Canadian Competition Commissioner has issued a written confirmation that he does not, at that time, intend to make an application under section 92 of the Canadian Competition Act in respect of the Transaction; or

(2)	the Canadian Competition Commissioner has issued an Advance Ruling Certificate under subsection 102(1) of the Canadian Competition Act in respect of the Transaction.

(d)	ICCC clearance: the ICCC has confirmed in writing that it has cleared the Transaction under section 81 of the Independent Consumer and Commission Act 2002, either unconditionally or on terms that Newmont considers to be acceptable (acting reasonably).

(e)	Other Competition Approvals: the Competition Approvals are obtained, in each case, either unconditionally or on terms that Newmont considers to be acceptable (acting reasonably).

3 Conditions Precedent

(f)	Other regulatory approvals: all other approval waivers, consents, exemptions or declarations of a Government Agency that Newcrest and Newmont agree are necessary or desirable to implement the Scheme are granted, given, made or obtained, in each case, either unconditionally or on terms that Newmont considers to be acceptable (acting reasonably) and those approvals or waivers have not been withdrawn, cancelled, varied or revoked.

(g)	Restraints: no temporary restraining order, preliminary or permanent injunction, decree, ruling or other order enjoining, restraining or otherwise imposing a legal restraint or prohibition preventing the Scheme, in each case issued by a Government Agency (including any court of competent jurisdiction), is in effect at 8.00am on the Second Court Date.

(h)	Newmont Stockholder approval: the Newmont Stockholder Resolution is approved by Newmont Stockholders as required by the Delaware General Corporation Law and Listing Rule 312.03.

(i)	Newcrest Shareholder approval: Newcrest Shareholders approve the Scheme at the Scheme Meeting by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act.

(j)	Equity Incentives: Newcrest has done all things and taken all necessary steps by 8.00am on the Second Court date to ensure that, before the Scheme Record Date, all Newcrest Equity Incentives vest or lapse, as contemplated in clause 5.9.

(k)	Independent Expert: the Independent Expert:

(1)	issues the Independent Expert’s Report which concludes that the Scheme is in the best interests of Newcrest Shareholders before the time when the Scheme Booklet is registered by ASIC; and

(2)	does not change its conclusion in any written update to the Independent Expert’s Report or withdraw the Independent Expert’s Report before 8.00am on the Second Court Date.

(l)	Court approval: the Court approves the Scheme in accordance with subparagraph 411(4)(b) of the Corporations Act.

(m)	No Newcrest Material Adverse Change: no Newcrest Material Adverse Change occurs between the date of this deed and 8.00am on the Second Court Date.

(n)	No Newmont Material Adverse Change: no Newmont Material Adverse Change occurs between the date of this deed and 8.00am on the Second Court Date.

(o)	No Newcrest Prescribed Occurrence: no Newcrest Prescribed Occurrence occurs between the date of this deed and 8.00am on the Second Court Date.

(p)	No Newmont Prescribed Occurrence: no Newmont Prescribed Occurrence occurs between the date of this deed and 8.00am on the Second Court Date.

(q)	ASX Quotation: the New Newmont CDIs have been approved for official quotation on ASX before 8.00am on the Second Court Date, subject only to customary conditions and the Scheme becoming Effective.

(r)	NYSE listing: the New Newmont Shares have been approved for listing on NYSE before 8.00am on the Second Court Date, subject only to official notice of issuance.

3 Conditions Precedent

(s)	ATO Class Ruling: before 8.00am on the Second Court Date, Newcrest has received confirmation from the ATO that it is prepared to issue a Class Ruling, in a form and substance satisfactory to Newcrest (acting reasonably), confirming that qualifying Australian resident Newcrest Shareholders who hold their Newcrest Shares on capital account will be eligible to choose scrip-for-scrip roll-over relief under subdivision 124-M of the Tax Act to the extent to which they receive New Newmont Shares or New Newmont CDIs in exchange for their Newcrest Shares under the Scheme.

(t)	Securities Act Exemption: The New Newmont Shares to be issued pursuant to the Scheme shall be exempt from the registration requirements of the Securities Act pursuant to section 3(a)(10) thereof.

3.2	Best endeavours

(a)	Newcrest must use its best endeavours (other than waiver) to procure that each of the Conditions Precedent in clauses 3.1(i) (Newcrest Shareholder approval), 3.1(k) (Independent Expert), 3.1(l) (Court Approval), 3.1(j) (Newcrest Equity Incentives) and 3.1(s) (ATO Class Ruling) is satisfied as soon as practicable after the date of this deed and (as the case may require) continues to be satisfied at all times until the last time it is to be satisfied.

(b)	Newmont must use its best endeavours (other than waiver) to procure that each of the Conditions Precedent in clauses 3.1(a) (FIRB), 3.1(h) (Newmont Stockholder approval) 3.1(q) (ASX Quotation) and 3.1(r) (NYSE listing) is satisfied as soon as practicable after the date of this deed and (as the case may require) continues to be satisfied at all times until the last time it is to be satisfied.

(c)	Each party must use its best endeavours (other than waiver) to procure that:

(1)	each of the Conditions Precedent in clauses 3.1(b) (HSR Act), 3.1(c) (Canadian Competition Bureau clearance), 3.1(d) (ICCC clearance), 3.1(e) (Other Competition Approvals), 3.1(f) (Other regulatory approvals), 3.1(g) (Restraints) and 3.1(t) (Securities Act Exemption) is satisfied as soon as practicable after the date of this deed and (as the case may require) continues to be satisfied at all times until the last time it is to be satisfied; and

(2)	there is no occurrence within its control or the control of any of its Subsidiaries that would prevent any of the Conditions Precedent being or (as the case may require) remaining satisfied at all times until the last time it is to be satisfied.

(d)	Without limiting clause 14, for the avoidance of doubt, a party will not in and of itself be in breach of its obligations under clauses 3.2 and 3.3 to the extent that it takes an action or omits to take an action that is expressly permitted by and in accordance with clause 14.4.

3.3	Regulatory Approvals

(a)	Without limiting clause 3.2, Newmont must:

(1)	promptly apply for (or otherwise seek to procure) each Regulatory Approval in clauses 3.1(a) (FIRB), 3.1(b) (HSR Act), 3.1(c) (Canadian Competition Bureau clearance), 3.1(d) (ICCC clearance) and 3.1(e) (Other Competition Approvals) as soon as practicable;

3 Conditions Precedent

(2)	promptly, to the extent that it is permitted by applicable law and it is reasonable to do so, provide Newcrest a copy of all draft applications to be made, and all material correspondence to be sent to a Government Agency in respect of any Regulatory Approval (allowing Newcrest a reasonable opportunity to review the correspondence) and consider in good faith any reasonable comments provided by Newcrest;

(3)	take all steps reasonably required, and for which it is reasonably responsible for, to obtain each Regulatory Approval, including responding to reasonable requests for information from the relevant Government Agencies promptly;

(4)	keep Newcrest reasonably informed of progress in relation to each Regulatory Approval which is required to be lodged or filed by Newmont (including in relation to any material matters raised by, or conditions or other arrangements proposed by, the relevant Government Agencies), provided that:

(5)	subject to clause 3.3(a)(6), Newmont may withhold or redact information or documents from Newcrest if and to the extent:

(A)	that they are either confidential to a third party or competitively or commercially sensitive and confidential to Newmont;

(B)	disclosure of such information or document could be damaging to the commercial or legal interests of Newmont or any of its Subsidiaries; or

(C)	required to comply with applicable laws; and

(6)	Newmont must provide Newcrest’s external legal counsel a complete and unredacted version of any document or information referred to in this clause 3.3(a), on the basis that Newcrest’s external legal counsel will not share any information or document that is marked as ‘sensitive commercial information’.

(b)              Newcrest must:

(1)	cooperate in good faith with, take all steps reasonable required by, and provide all reasonable assistance to, Newmont to:

(A)	prepare and file the applicable Regulatory Approval applications and send correspondence to a Government Agency; and

(B)	obtain each Regulatory Approval; and

(2)	promptly provide Newmont with any information with respect to the Newcrest Group as is reasonably requested by Newmont for such purposes, provided that Newcrest may withhold or redact information or documents from Newmont if and to the extent:

(A)	that they are either confidential to a third party or competitively or commercially sensitive and confidential to Newcrest;

3 Conditions Precedent

(B)	disclosure of such information or document could be damaging to the commercial or legal interests of Newcrest or any of its Subsidiaries; or

(C)	required to comply with applicable laws,

provided that, in either case, Newcrest must provide Newmont’s external legal counsel a complete and unredacted version of the document or information, on the basis that Newmont’s external legal counsel will not share any information or document that is marked as ‘sensitive commercial information’.

(c)	Newmont agrees that conditions on terms substantially in the ‘standard’ form of tax conditions published by FIRB in Section D of FIRB’s Guidance Note 12 dated 9 July 2021 are terms that Newmont considers to be ‘acceptable’ for the purposes of the Condition Precedent in clause 3.1(a) (FIRB).

(d)	Newmont agrees that it must offer, agree or accept any conditions or undertakings imposed, required or requested by the relevant Government Agency in relation to a Regulatory Approval on terms that Newmont considers to be acceptable (acting reasonably).

(e)	If Newmont determines (acting reasonably) that a pre-merger notification is not required to be filed in respect of the Transaction under the HSR Act, then the condition in clause 3.1(b) (HSR Act) will be deemed to have been satisfied.

3.4            Newmont Proxy Statement and Newmont Stockholder Meeting

(a)	As soon as reasonably practicable after the date of this deed, Newmont must prepare the preliminary Newmont Proxy Statement and use its best endeavours to file the preliminary Newmont Proxy Statement with the SEC in accordance with the Timetable (provided that Newcrest has complied with its obligations under clause 3.4(c)).

(b)	Subject to clause 5.6, Newmont must include in the Newmont Proxy Statement a statement by the Newmont Board recommending that Newmont Stockholders vote in favour of the Newmont Stockholder Resolution, in the absence of a Newmont Superior Proposal.

(c)	Newcrest must:

(1)	provide all Newcrest Information which is reasonably required by Newmont to be included in the Newmont Proxy Statement (or any amendment or supplement) or any other SEC or exchange required filing (the latter only to the extent the filing is necessary to implement the Transaction after both the Newcrest Shareholder approval and Newmont Stockholder approval, each a Condition Precedent, have been obtained) that is requested by Newmont and customarily included in such filing prepared in connection with transactions of the type contemplated by this deed, including, without limitation, any information required for the preparation by Newmont of pro forma financial statements, audited Newcrest historical financial statements (3 years) under US Generally Accepted Auditing Standards (or PCAOB Standards) and International Financial Reporting Standards, and any information required to estimate the fair value of Newcrest’s business, assets, and liabilities required for purchase accounting;

(2)	use commercially reasonable endeavours to obtain any necessary reports of its auditors or any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required by law to be

3 Conditions Precedent

included in the Newmont Proxy Statement and to the identification in the Newmont Proxy Statement of each such advisor;

(3)	use its best endeavours to ensure that none of the information supplied or to be supplied by it for inclusion in or incorporation by reference into the Newmont Proxy Statement will, at the date the Newmont Proxy Statement or any amendment or supplement thereto is filed with the SEC, or mailed to the Newmont Stockholders or at the time of the Newmont Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(4)	promptly notify Newmont if at any time prior to the Newmont Stockholder Meeting, it becomes aware of any information relating to the Newcrest Group that should be set forth in an amendment or supplement to the Newmont Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(5)	prior to filing the Newmont Proxy Statement with the SEC (or any amendment or supplement), confirm in writing to Newmont:

(A)	that it has undertaken appropriate due diligence and verification processes for the Newcrest Information in the Newmont Proxy Statement; and

(B)	that the Newcrest Information in the Newmont Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)	Newmont must consult with Newcrest as to the content and presentation of the Newmont Proxy Statement, including:

(1)	prior to the initial filing of the preliminary Newmont Proxy Statement with the SEC, providing Newcrest a reasonable opportunity to review and provide comments on the preliminary Newmont Proxy Statement to be filed with the SEC;

(2)	taking all timely and reasonable comments made by Newcrest into account in good faith prior to filing the preliminary Newmont Proxy Statement with the SEC; and

(3)	prior to any subsequent filing with the SEC, providing Newcrest a reasonable opportunity to review and provide comments on the preliminary Newmont Proxy Statement (or any amendment or supplement) and taking all timely and reasonable comments made by Newcrest into account in good faith prior to making such subsequent filing.

(e)	rules and regulations promulgated by the SEC and must use its best endeavours to cause all documents that it is responsible for filing with the SEC in connection with the

3 Conditions Precedent

Scheme to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(f)	Newmont must prior to filing the Newmont Proxy Statement with the SEC (or any amendment or supplement), confirm in writing to Newcrest:

(1)	that it has undertaken appropriate due diligence and verification processes for the Newmont Information in the Newmont Proxy Statement; and

(2)	that the Newmont Information in the Newmont Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g)	Following the preliminary Newmont Proxy Statement being filed with the SEC in accordance with clause 3.4(a), Newmont must use its best endeavours to:

(1)	promptly respond to, and use best endeavours to cause to be resolved, any requests for information or comments from the SEC (including by filing amendments or supplements to the Newmont Proxy Statement) in relation to the Newmont Proxy Statement as promptly as practicable; and

(2)	keep Newcrest reasonably informed of any matters raised or comments provided by the SEC in relation to the Newmont Proxy Statement, and take into account in good faith any comments from, or issues raised by, Newcrest in resolving such matters.

(h)             Newmont must file the Newmont Proxy Statement with the SEC in definitive form as soon as reasonably practicable (and in any event within 3 Business Days) after the SEC Clearance and disseminate the Newmont Proxy Statement to Newmont Stockholders as soon as reasonably practicable (and in any event within 5 Business Days) after the SEC Clearance.

(i)              If, at any time prior to the Newmont Stockholder Meeting, either Newcrest or Newmont becomes aware that any information that should be set forth in an amendment or supplement to the Newmont Proxy Statement so that the Newmont Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are or were made, not misleading, the party that discovers such information must promptly notify the other party and an appropriate amendment or supplement describing or correcting such information must be prepared by Newmont and, to the extent permitted by applicable law and it is reasonable to do so, following a reasonable opportunity for Newcrest to review and provide comments on such amendment or supplement, promptly filed by Newmont with the SEC and, to the extent required by applicable law, disseminated to Newmont Stockholders.

(j)              Subject to Newcrest’s compliance with its obligations under clause 3.4(c), Newmont must use best endeavours to hold the Newmont Stockholder Meeting at least 24 hours, but not more than 48 hours, before the Scheme Meeting. If the Scheme Meeting is ordered to be convened on a Monday or Tuesday in Melbourne, Australia then Newmont must use its best endeavours to hold the Newmont Stockholder Meeting on the immediately prior Friday in Denver, Colorado, United States (and if such immediately prior Friday is not a Business Day in Denver, Colorado, United States, such immediate prior Business Day in Denver, Colorado, United States).

3 Conditions Precedent

(k)             Subject to the terms of this deed, Newmont must:

(1)	not propose any matters to be voted on at the Newmont Stockholder Meeting other than:

(A)	the Newmont Stockholder Resolution; and

(B)	a resolution of Newmont Stockholders (approved by a majority of the outstanding Newmont Shares) amending Newmont’s Restated Certificate of Incorporation to increase the authorized shares of Newmont Shares, and any matters of procedure to be voted on by the Newmont Stockholders in connection therewith;

(2)	use best endeavours to not adjourn, postpone or cancel (or propose or resolve to adjourn, postpone or cancel) the Newmont Stockholder Meeting, without the prior written consent of Newcrest, except as required for quorum purposes (in which case the meeting shall be adjourned to a date that is no later than 10 Business Days after the previously scheduled date of the Newmont Stockholder Meeting and not cancelled), by law or by a Government Agency, provided, however, that Newmont may, without the consent of Newcrest and in accordance with Newmont’s certificate of incorporation, bylaws, law and, if relevant, the consent of any Government Agency, adjourn or postpone the Newmont Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Newmont Proxy Statement is provided to the Newmont Stockholders, with such postponement or adjournment to extend for no longer than the period that the Newmont Board determines in good faith (after consulting with outside counsel and Newcrest) is required to give the Newmont Stockholders sufficient time to evaluate any such supplement or amendment so provided (but such postponement or adjournment must not be to a date that is after the 10th Business Day after the date of such supplement or amendment other than to the extent required by law);

(3)	keep Newcrest reasonably informed (and at least on a daily basis on each of the 10 Business Days prior to the deadline for receipt of proxies) as to the aggregate tally of the proxies received by Newmont in relation to the Newmont Stockholder Resolution;

(4)	promptly provide Newcrest any written communication from any Newmont Stockholder in opposition of the Transaction or Newmont Stockholder Resolution from any Newmont Stockholder that has beneficial ownership of more than 0.1% of Newmont Shares entitled to vote at the Newmont Stockholder Meeting;

(5)	not change the record date for the Newmont Stockholders entitled to vote on the Newmont Stockholder Resolution in connection with any adjournment or postponement of the Newmont Stockholder Meeting, unless required to do so by law, Newmont’s certificate of incorporation or by-laws, or the Listing Rules; and

(6)	at the reasonable request of Newcrest from time to time, promptly provide a complete copy of the register of Newmont Stockholders and a list of the name, registered address, and registered holding of each person who holds any rights issued by Newmont to acquire Newmont Shares).

3 Conditions Precedent

(l)              Nothing in this clause 3.4 limits Newmont’s or Newcrest’s obligations under clause 3.2.

3.5	Waiver of Conditions Precedent

(a)             The Conditions Precedent in clauses 3.1(a) (FIRB), 3.1(b) (HSR Act), 3.1(c) (Canadian Competition Bureau clearance), 3.1(h) (Newmont Stockholder approval), 3.1(i) (Newcrest Shareholder approval) and 3.1(l) (Court Approval) cannot be waived.

(b)             The Conditions Precedent in clauses 3.1(d) (ICCC clearance), 3.1(e) (Other Competition Approvals), 3.1(f) (Other regulatory approvals), 3.1(j) (Newcrest Equity Incentives), 3.1(m) (No Newcrest Material Adverse Change) and 3.1(o) (No Newcrest Prescribed Occurrence) are for the sole benefit of Newmont and may only be waived by Newmont (in its absolute discretion) in writing.

(c)             The Conditions Precedent in 3.1(k) (Independent Expert), 3.1(n) (No Newmont Material Adverse Change), 3.1(p) (No Newmont Prescribed Occurrence), and 3.1(s) (ATO Class Ruling) are for the sole benefit of Newcrest and may only be waived by Newcrest (in its absolute discretion) in writing.

(d)             The Condition Precedent in clause 3.1(g) (Restraints), 3.1(q) (ASX Quotation), 3.1(r) (NYSE quotation) and 3.1(t) (Securities Act Exemption is for the benefit of both Newcrest and Newmont and may only be waived by written agreement between them.

(e)             A waiver of a breach or non-satisfaction in respect of one Condition Precedent does not constitute:

(1)	a waiver of breach or non-satisfaction of any other Condition Precedent resulting from the same event; or

(2)	a waiver of breach or non-satisfaction of that Condition Precedent resulting from any other event.

(f)              If Newcrest or Newmont waives the breach or non-fulfilment of all or any portion of a Condition Precedent in accordance with this clause 3.5, then:

(1)	subject to clause 3.5(f)(2), that waiver precludes that party from suing the other party for any breach of this deed arising as a result of the breach or non-fulfilment of that portion of such Condition Precedent or arising from the same event which gave rise to the breach or non-fulfilment of that portion of such Condition Precedent; but

(2)	if the waiver of all or any portion of the Condition Precedent is itself conditional and the other party:

(A)	accepts the condition, the terms of that condition apply notwithstanding any inconsistency with clause 3.5(f)(1); or

(B)	does not accept the condition, the Condition Precedent or the applicable portion of it has not been waived.

(g)             A waiver given under this clause 3.5 will be effective only to the extent specifically set out in the relevant waiver by the party giving the waiver.

3.6	Termination on failure of Conditions Precedent

(a)             If:

3 Conditions Precedent

(1)	there is an event or occurrence that would, or does, prevent any of the Conditions Precedent being satisfied and the Condition Precedent has not been waived (if capable of waiver);

(2)	there is an event or occurrence that would, or does, prevent any of the Conditions Precedent being satisfied by the time and date specified in this deed for the satisfaction of that Condition Precedent and the Condition Precedent has not been waived (if capable of waiver); or

(3)	the Scheme has not become Effective by 11:59pm on the End Date,

then Newcrest and Newmont must promptly consult in good faith to consider and, if agreed, determine to:

(4)	proceed by way of alternative means or methods so as to achieve a commercial outcome that is substantially the same as the Scheme;

(5)	change the date of the application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by Newmont and Newcrest;

(6)	extend the relevant date or time for satisfaction of a particular Condition Precedent or Conditions Precedent;

(7)	extend the End Date; or

(8)	do any combination of the matters contemplated in clauses 3.6(a)(4) to 3.6(a)(7) (inclusive).

(b)             Subject to clauses 3.6(d) and 3.6(e), if Newcrest and Newmont are unable to reach agreement under clause 3.6(a) after consulting in good faith for a period of 5 Business Days after both Newcrest and Newmont become aware of the relevant event or occurrence in clause 3.6(a)(1), 3.6(a)(2) or 3.6(a)(3) (as applicable) then, unless that Condition Precedent has been waived in accordance with clause 3.5, either Newcrest or Newmont may terminate this deed without any liability to the other parties because of that termination. However, neither Newcrest or Newmont may terminate this deed pursuant to this clause 3.6(b) if the relevant occurrence or event, the failure of the Condition Precedent to be satisfied, or the failure of the Scheme to become Effective, arises out of a breach of clauses 3.2, 3.3, 3.4 or 3.7 by that party, although in such circumstances the other party may still terminate this deed.

(c)             Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination (including by virtue of clause 17.3), on termination of this deed, no party will have any rights against or obligations to any other party under this deed except for those rights and obligations which accrued prior to termination.

(d)             If the Condition Precedent in clause 3.1(i) (Newcrest Shareholder approval) is not satisfied only because of a failure to obtain the majority required by sub-subparagraph 411(4)(a)(ii)(A) of the Corporations Act, then either Newcrest or Newmont may by written notice to the other within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that sub-subparagraph, provided the party has, in good faith, reasonably formed the view that the prospect of the Court exercising its discretion in that way is reasonable. If approval is given, the Condition Precedent in clause 3.1(i) (Newcrest Shareholder approval) is deemed to be satisfied for all purposes.

4 Transaction steps

(e)             If the Court refuses to make an order convening the Scheme Meeting or approving the Scheme which satisfies the Condition Precedent in clause 3.1(l) (Court approval), at Newmont’s request, Newcrest must appeal the Court’s decision to the fullest extent possible (except to the extent that Newcrest and Newmont agree otherwise, or an independent senior counsel indicates that, in his or her view, an appeal would have negligible prospects of success before the End Date). Newcrest may bring an appeal even if not requested by Newmont. The costs of an appeal under this clause 3.6(e) is to be borne equally between the parties.

3.7	Certain notices relating to Conditions Precedent

(a)             Newcrest and Newmont (as the case may be) must promptly advise each other in writing of satisfaction of a Condition Precedent and must keep each other informed of any material development of which it becomes aware that may lead to the breach or non-fulfilment of a Condition Precedent.

(b)             If a Condition Precedent is not satisfied by the time and date specified for satisfaction of that Condition Precedent and the Condition Precedent has not been waived (if capable of waiver), then, unless there is no reasonable prospect that the Condition Precedent will be satisfied before the End Date, Newcrest must, if requested by Newmont, make an application to defer the Second Court Date until such time (being not later than the Business Day before the End Date) as is reasonably required to enable the relevant Condition Precedent to be satisfied.

(c)             If, before the time and date specified for satisfaction of a Condition Precedent, an event or occurrence that will prevent that Condition Precedent being satisfied occurs, the party with knowledge of that event must give the other party written notice of that event or occurrence as soon as possible.

(d)             Newcrest, Newmont and Newmont Overseas (as the case may be) must promptly advise each other in writing of any fact, matter, change, event or circumstance causing, or is reasonably likely to cause:

(1)	a representation or warranty provided in this deed by the relevant party to be false or misleading in any material respect;

(2)	a breach or non-satisfaction of any of the Conditions Precedent in accordance with its terms; or

(3)	a material breach of this deed by the relevant party,

and provide such evidence or details as may be reasonably requested by any other party in respect of the relevant any fact, matter, change, event or circumstance.

4	Transaction steps

4.1	Scheme

Newcrest must propose the Scheme to Newcrest Shareholders in accordance with this deed and the Scheme.

4 Transaction steps

4.2	Scheme Consideration

(a)             Each Scheme Shareholder is entitled to receive the Scheme Consideration in respect of each Scheme Share held by that Scheme Shareholder in accordance with the terms of this deed and the Scheme.

(b)             Subject to clauses 4.2(c), 4.2(d) and 4.4 and the terms of the Scheme, each of Newmont and Newmont Overseas undertakes and warrants to Newcrest that, in consideration of the transfer to Newmont Overseas of each Newcrest Share held by a Scheme Shareholder under the terms of the Scheme, on the Implementation Date Newmont Overseas will:

(1)	accept that transfer;

(2)	provide, or procure as set out in clause 4.2(b)(3) the provision of, the Scheme Consideration to each Scheme Shareholder for each Scheme Share in accordance with the terms of this deed and the Scheme; and

(3)	cause Newmont to, and Newmont will at the direction of and on behalf of Newmont Overseas (in satisfaction of Newmont Overseas’ obligation to provide such Scheme Consideration to the Scheme Shareholders under clause 4.2(b)(2)), issue the Scheme Consideration in accordance with the Scheme. If Newmont Overseas fails to provide direction to Newmont as contemplated by this clause 4.2(b)(3) (or to have otherwise procured the provision of the Scheme Consideration) within 1 Business Day following the Effective Date, Newmont Overseas will be deemed to have provided such direction to Newmont and Newmont agrees that it will take the actions required by this clause 4.2(b)(3).

(c)	Where the calculation of the number of New Newmont Shares or New Newmont CDIs to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New Newmont Share or New Newmont CDI, then the fractional entitlement will be rounded to the nearest whole number of New Newmont Shares or New Newmont CDIs (as applicable), with any such fractional entitlement of less than 0.5 being rounded down to the nearest whole number of New Newmont Shares or New Newmont CDIs (as applicable), and any such fractional entitlement of 0.5 or more being rounded up to the nearest whole number of New Newmont Shares or New Newmont CDIs (as applicable).

(d)	If Newcrest considers that several Scheme Shareholders, each of which holds a holding of Newcrest Shares which results in a fractional entitlement to New Newmont Shares or New Newmont CDIs have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scheme Consideration, Newcrest must provide the relevant details of the relevant Scheme Shareholder to Newmont, and Newmont and Newcrest may give notice to those Scheme Shareholders:

(1)	setting out the names and registered addresses of all of them;

(2)	stating that opinion; and

(3)	attributing to one of them specifically identified in the notice the Newcrest Shares held by all of them,

4 Transaction steps

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Newcrest Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Newcrest Shares.

4.3	New Newmont Shares

Newmont covenants in favour of Newcrest (in its own right and separately as trustee and nominee for each of the Scheme Shareholders) that, subject to Newcrest’s compliance with the terms of this deed and the accuracy of the Newcrest Representations and Warranties:

(a)	the New Newmont Shares issued as Scheme Consideration (including those issued to CDN in respect to the New Newmont CDIs) will, on their issue:

(1)	rank equally in all respects with all other Newmont Shares on issue;

(2)	be duly and validly issued in accordance with all applicable laws and Newmont’s certificate of incorporation, by-laws and other constituent documents; and

(3)	be fully paid and free from any Security Interest or encumbrance;

(b)	the New Newmont Shares issued as Scheme Consideration (including those issued to CDN in respect to the New Newmont CDIs) will be entitled to participate in and receive any dividends or distribution of capital paid and any other entitlements accruing in respect of Newmont Shares on and from the Implementation Date; and

(c)	it will use its best endeavours to ensure that the:

(1)	New Newmont Shares will commence trading on a normal settlement basis on NYSE and TSX from the first Business Day after the Implementation Date (New York time); and

(2)	New Newmont CDIs will be listed for quotation on the official list of ASX with effect from the first Business Day after the Effective Date (or such later date as ASX may require), initially on a deferred settlement basis and, with effect from no later than the second Business Day after the Implementation Date, on an ordinary (T+2) settlement basis.

4.4	Ineligible Foreign Shareholders

(a)	Newmont must ensure that the New Newmont Shares or New Newmont CDIs to which an Ineligible Foreign Shareholder would otherwise have been entitled will be issued to a nominee appointed by Newmont.

(b)	Newmont must procure that the nominee:

(1)	as soon as reasonably practicable after the Implementation Date (and in any event within 15 days on which Newmont Shares are capable of being traded on NYSE) sells or procures the sale of all of the New Newmont Shares issued to the nominee pursuant to clause 4.4(a) in the ordinary course of trading on NYSE and in such manner, at such price and on such other terms as the nominee reasonably determines; and

(2)	as soon as reasonably practicable after settlement (and in any event within 10 Business Days) remits to Newmont the proceeds of sale (after deducting any reasonable brokerage or other selling costs, taxes and charges).

4 Transaction steps

(c)	Promptly after the last sale of New Newmont Shares in accordance with clause 4.4(b), Newmont will pay to each Ineligible Foreign Shareholder an amount equal to the proportion of the net proceeds of sale received by Newmont pursuant to clause 4.4(b)(2) to which that Ineligible Foreign Shareholder is entitled in full satisfaction of the Ineligible Foreign Shareholder’s entitlement to the relevant New Newmont Shares or New Newmont CDIs.

(d)	Newmont must appoint the nominee on terms reasonably acceptable to Newcrest at least 5 Business Days before the date of the Scheme Meeting.

4.5	Provision of Newcrest Share information

(a)	In order to facilitate the provision of the Scheme Consideration, Newcrest must provide, or procure the provision of, to Newmont or a nominee of Newmont, a complete copy of the Newcrest Share Register as at the Scheme Record Date (which must include the name, registered address and registered holding of each Scheme Shareholder as at the Scheme Record Date), within one Business Day after the Scheme Record Date.

(b)	The details and information to be provided under clause 4.5(a) must be provided in such form as Newmont, its nominee or the Newmont share registry may reasonably require.

4.6	No amendment to the Scheme without consent

Newcrest must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Newmont.

4.7	Excluded Newcrest Shareholders

(a)	Newmont represents that any Newmont Group Member who holds Newcrest Shares on the Scheme Record Date consents to be excluded from the operation of the Scheme.

(b)	If any Newmont Group Member holds or acquires any Newcrest Shares, that entity will not be a “Scheme Shareholder” for the purposes of this deed and will be excluded from the operation of the Scheme.

4.8	Australian Tax roll-over

(a)	Newmont acknowledges that each Scheme Shareholder who is an Australian resident shareholder who holds on capital account is expected to seek roll-over relief under subdivision 124-M of the Tax Act, to the extent permitted under the Tax Act.

(b)	Newmont undertakes that it will not make a choice to deny roll-over relief to the Scheme Shareholders under subsection 124-795(4) of the Tax Act.

4.9	U.S. Tax treatment

(a)	Each of Newcrest, Newmont and their respective Subsidiaries shall cooperate and use best endeavours to:

5 Implementation

(1)	cause the acquisition of the Newcrest Shares pursuant to the Scheme to qualify as a “qualified stock purchase” within the meaning of Section 338(d) of the Code; and

(2)	eliminate or mitigate the extent to which payment of the Scheme Consideration is subject to withholding Tax as a result of the application of Section 304 of the Code (including, if necessary, by making certain Tax elections). For the avoidance of doubt, the parties acknowledge and agree that, after the Implementation Date, Newmont shall be permitted, in its sole discretion and to the extent permitted by law, to make elections under:

(A)	Section 338 of the Code with respect to Newcrest and its Subsidiaries; and

(B)	Treasury Regulations Section 301.7701-3 with respect to any Subsidiary of Newmont or Newcrest, which election may be retroactively effective to a date prior to the Implementation Date.

(b)	None of Newmont, Newcrest or any of their respective Subsidiaries will take (or fail to take) any action, or allow any affiliate to take (or fail to take) any action, that could reasonably be expected to preclude the relevant elections described in subclause 4.9(a)(2).

(c)	In the event that Newmont determines in its sole and absolute discretion to make an election under Section 338(g) of the Code, Newcrest will cooperate with Newmont in:

(1)	determining if notice under Treasury Regulations Section 1.338-2(e)(4) is required; and

(2)	completing and delivering the notice under Treasury Regulations Section 1.338-2(e)(4).

After the date of this deed and prior to the Implementation Date, Newcrest shall deliver, or cause to be delivered, upon the reasonable request of Newmont and to the extent permitted under applicable law, one or more certificates under Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that each Newcrest U.S. Subsidiary (other than any Newcrest U.S. Subsidiary treated as disregarded from its owner for U.S. federal income Tax purposes) identified in Newmont’s request is not a “United States real property holding corporation” within the meaning of Section 897(c)(3) of the Code, together with any notifications to the U.S. Internal Revenue Service related thereto.

5	Implementation

5.1	Timetable

(a)	Subject to clause 5.1(b), the parties must use their best endeavours to:

(1)	comply with their respective obligations under this clause 5; and

(2)	take all necessary steps and exercise all rights necessary to implement the Transaction,

in accordance with the Timetable.

5 Implementation

(b)	Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 5.1(a) to the extent that such failure is due to circumstances and matters outside the party’s control.

(c)	Each party must keep the others informed about their progress against the Timetable and notify each other if it believes that any of the dates in the Timetable are not achievable.

(d)	To the extent that any of the dates or timeframes set out in the Timetable become not achievable due to matters outside of a party’s control, the parties will consult in good faith to agree how to implement the Scheme as soon as reasonably practicable within the shortest possible timeframe.

5.2	Newcrest’s obligations

Subject to any change of recommendation by the Newcrest Board that is made in accordance with clause 5.4, Newcrest must (at its own expense) take all necessary steps to implement the Scheme as is reasonably practicable in accordance with the Timetable, including each of the following:

(a)	preparation of Scheme Booklet: subject to clauses 5.3(a) and 5.3(b), prepare and dispatch the Scheme Booklet in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules;

(b)	directors' recommendation: include in the Scheme Booklet a statement by the Newcrest Board:

(1)	unanimously recommending that Newcrest Shareholders vote in favour of the Scheme in the absence of a Newcrest Superior Proposal and subject to the Independent Expert concluding and continuing to conclude that the Scheme is in the best interests of Newcrest Shareholders; and

(2)	that each Newcrest Board Member will (in the absence of a Newcrest Superior Proposal and subject to the Independent Expert concluding and continuing to conclude that the Scheme is in the best interests of Newcrest Shareholders) vote, or procure the voting of, any Newcrest Shares held or controlled by them or held on their behalf at the time of the Scheme Meeting in favour of the Scheme at the Scheme Meeting, unless there has been a withdrawal, change, modification or qualification of recommendation made in accordance with clause 5.4;

(c)	paragraph 411(17)(b) statement: apply to ASIC for the production of:

(1)	an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and

(2)	a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(d)	Court direction: apply to the Court for orders pursuant to subsection 411(1) of the Corporations Act directing Newcrest to convene the Scheme Meeting;

(e)	Scheme Meeting: convene the Scheme Meeting to seek Newcrest Shareholders’ agreement to the Scheme in accordance with the orders made by the Court pursuant to subsection 411(1) of the Corporations Act;

(f)	Court documents: consult with Newmont in relation to the content of the documents required for the purpose of each of the Court hearings held for the

5 Implementation

purpose of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith comments from Newmont and its legal advisers on successive drafts of those documents;

(g)	Court approval: (subject to all Conditions Precedent in clause 3.1, other than the Condition Precedent in clause 3.1(l)), being satisfied or waived in accordance with this deed) apply to the Court for orders approving the Scheme as agreed to by the Newcrest Shareholders at the Scheme Meeting;

(h)	Certificate: at the hearing on the Second Court Date, provide to the Court a certificate confirming whether or not the Conditions Precedent in clause 3.1 (other than the Conditions Precedent in clause 3.1(l) and clause 3.1(t) (Securities Act Exemption)) have been satisfied or waived in accordance with this deed. A draft of such certificate must be provided by Newcrest to Newmont by 4.00pm on the date that is 2 Business Days prior to the Second Court Date;

(i)	lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving the Scheme by no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by Newmont);

(j)	Scheme Consideration: if the Scheme becomes Effective, finalise and close the Newcrest Share Register as at the Scheme Record Date, and determine entitlements to the Scheme Consideration, in accordance with the Scheme and Deed Poll;

(k)	transfer and registration: if the Scheme becomes Effective and subject to Newmont and Newmont Overseas having provided the Scheme Consideration in accordance with the Scheme and Deed Poll:

(1)	execute, on behalf of Scheme Shareholders, instruments of transfer of Newcrest Shares held by Scheme Shareholders to Newmont Overseas; and

(2)	register all transfers of Newcrest Shares held by Scheme Shareholders to Newmont Overseas on the Implementation Date;

(l)	consultation with Newmont in relation to Scheme Booklet: consult with Newmont in good faith as to the content and presentation of the Scheme Booklet including:

(1)	providing to Newmont successive drafts of the Scheme Booklet and the Independent Expert’s Report for the purpose of providing Newmont with a reasonable opportunity to review and comment on those draft documents and, in the case of the Independent Expert’s Report, provide Newmont’s reasonable comments to the Independent Expert, provided that, in relation to the Independent Expert's Report, Newmont's review is to be limited to a factual accuracy review;

(2)	taking all timely and reasonable comments made by Newmont into account in good faith when producing a revised draft of the Scheme Booklet;

(3)	providing to Newmont a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is finalised and to enable Newmont to review the Regulator’s Draft before the date of its submission; and

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(4)	obtaining written consent from Newmont for the form and content in which the Newmont Information appears in the Scheme Booklet (such consent must not be unreasonably withheld or delayed by Newmont);

(m)	ASIC and ASX review: keep Newmont informed of any material matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use its best endeavours to take into consideration any comments made by Newmont (acting reasonably) in relation to such matters raised by ASIC or ASX;

(n)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(o)	Independent Expert: promptly appoint the Independent Expert and provide all assistance and information reasonably requested by them in connection with the preparation of the Independent Expert’s Report for inclusion in the Scheme Booklet (including any updates to such report) and any other materials to be prepared by them for inclusion in the Scheme Booklet (including any updates thereto);

(p)	Investigating Accountant: jointly with Newmont, promptly appoint the Investigating Accountant and provide all assistance and information reasonably requested by them in connection with the preparation of the Investigating Accountant’s Report for inclusion in the Scheme Booklet;

(q)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations, including the exemption from registration provided under Section 3(a)(10) of the Securities Act with respect to the issuance of the New Newmont Shares as Scheme Consideration (including those issued to CDN in connection with the New Newmont CDIs) in exchange for the Scheme Shares pursuant to the Scheme;

(r)	listing: subject to clause 5.2(z), not do anything to cause Newcrest Shares to cease being quoted on the ASX, PNGX or TSX or to become suspended from quotation prior to implementation of the Scheme, unless Newmont has agreed in writing;

(s)	update Scheme Booklet: until the date of the Scheme Meeting, if Newcrest becomes aware that any information included in the Scheme Booklet is or has become false, misleading or deceptive in any material respect (whether by omission or otherwise) or otherwise does not comply with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules, Newcrest must:

(1)	promptly notify Newmont;

(2)	if that information is Newcrest Information or Merged Group Information, to the extent permitted by law, promptly provide to Newmont such further information in relation to the Newcrest Group as may be reasonably required by Newmont to update the Merged Group Information so that it is not false, misleading or deceptive in any material respect (whether by omission or otherwise);

(3)	to the extent permitted by law, after consulting with Newmont, consider in good faith any comments provided by or on behalf of Newmont on the form and content of any supplementary disclosure and, to the extent the supplementary disclosure contains Newmont Information, obtain Newmont’s prior written consent to the inclusion of that Newmont Information (in the form and content in which it is to be

5 Implementation

included), promptly update the Scheme Booklet with, or where appropriate otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been dispatched that is necessary to ensure that the Scheme Booklet does not contain any material statement that is false, misleading or deceptive in a material respect including because of any material omission from that statement;

(t)	Merged Group Information: prepare and promptly provide to Newmont any Newcrest Information that Newmont reasonably requires or requests in order to prepare the Merged Group Information for inclusion in the Scheme Booklet;

(u)	accuracy of Newcrest Information: prior to filing the Regulator’s Draft with ASIC, and again prior to finalisation of the Scheme Booklet (or any amendment or supplement) for issue and dispatch, confirm in writing to Newmont:

(1)	that it has undertaken appropriate due diligence and verification processes for the Newcrest Information in the Scheme Booklet; and

(2)	that the Newcrest Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(v)	proxy votes: keep Newmont reasonably informed (and at least on a daily basis on each of the 10 Business Days prior to the deadline for receipt of proxies) as to the aggregate tally of the proxies received by Newcrest (or by its registry) for the Scheme Meeting, including immediately following the deadline for the receipt of proxies;

(w)	proxy solicitation: provide Newmont with such information as Newmont reasonably requests in relation to the shareholdings of Newcrest Shareholders in a form reasonably requested by Newmont for the purposes of Newmont canvassing approval and soliciting votes in favour of the Scheme by Newcrest Shareholders and otherwise promoting the Scheme;

(x)	ASX Quotation: provide reasonable assistance to Newmont to prepare all documents required by ASX to apply for ASX Quotation;

(y)	Newcrest ADR Holders: consult with the Depositary to ensure each Newcrest ADR Holder as at the Scheme Record Date receives the Scheme Consideration, and coordinate with the Depositary to terminate the Newcrest ADR program, pursuant to the deposit agreement between Newcrest, the Depositary and the Newcrest ADR Holders, on the Effective Date;

(z)	suspension of trading: apply to ASX, PNGX and TSX to suspend trading in Newcrest Shares with effect from the close of trading on the Effective Date;

(aa)	update Newcrest Information: until the date of the Newmont Stockholder Meeting, provide to Newmont any information required under clause 3.4(c)(4); and

(bb)	Class Ruling:

(1)	provide Newmont a reasonable opportunity to review the form and content of all materials to be provided to the ATO in respect of the Class Ruling;

(2)	incorporate Newmont’s reasonable comments on those materials; and

(3)	take into account Newmont’s comments in relation to Newcrest’s engagement with the ATO more generally.

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5.3	Newmont’s obligations

Subject to any change of recommendation by the Newcrest Board that is made in accordance with clause 5.4, Newmont must (at its own expense) take all necessary steps to implement the Scheme as is reasonably practicable in accordance with the Timetable, including doing each of the following:

(a)	Newmont Information:

(1)	prepare and promptly provide to Newcrest the Newmont Information for inclusion in the Scheme Booklet required by all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;

(2)	ensure that the Newmont Information included in the Scheme Booklet complies with the Listing Rules for the purposes of ASX Quotation; and

(3)	subject to Newcrest complying with its obligations under clause 5.2(l), consent to the inclusion of that information in the Scheme Booklet;

(b)	review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by Newcrest and provide comments on those drafts promptly and in good faith;

(c)	Independent Expert’s Report: provide any assistance or information reasonably requested by Newcrest or by the Independent Expert in connection with the preparation of the Independent Expert’s Report to be sent together with the Scheme Booklet;

(d)	Investigating Accountant: jointly with Newcrest, promptly appoint the Investigating Accountant and provide all assistance and information reasonably requested by them in connection with the preparation of the Investigating Accountant’s Report for inclusion in the Scheme Booklet;

(e)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(f)	accuracy of Newmont Information: prior to Newcrest filing the Regulator’s Draft with ASIC, and again prior to finalisation of the Scheme Booklet (or any amendment or supplement) for issue and dispatch, confirm in writing to Newcrest:

(1)	that it has undertaken appropriate due diligence and verification processes for the Newmont Information in the Scheme Booklet; and

(2)	that the Newmont Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(g)	Scheme Consideration: if the Scheme becomes Effective, at the direction of and on behalf of the Newmont Overseas, provide the Scheme Consideration in the manner and amount contemplated by clause 4.2 and the terms of the Scheme and Deed Poll;

(h)	Certificate: before the commencement of the hearing on the Second Court Date provide to Newcrest for provision to the Court at that hearing a certificate (signed for and on behalf of Newmont) confirming whether or not the Conditions Precedent in clause 3.1 (other than the Conditions Precedent in clause 3.1(l) and clause 3.1(t) (Securities Act Exemption)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by Newmont to Newcrest by 4.00pm on the date that is 2 Business Days prior to the Second Court Date;

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(i)	update Newmont Information: until the date of the Scheme Meeting, if Newmont becomes aware that any information included in the Scheme Booklet is or has become false, misleading or deceptive in any material respect (whether by omission or otherwise) or otherwise does not comply with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules, Newmont must:

(1)	notify Newcrest; and

(2)	if that information is Newmont Information, promptly provide to Newcrest such further information so that it is not false, misleading or deceptive in any material respect (whether by omission or otherwise);

(j)	listing:

(1)	use its best endeavours to ensure that the issue of New Newmont Shares to be issued pursuant to the Scheme has been approved by NYSE and TSX, and ensure that trading in the New Newmont Shares commences on a normal settlement basis on NYSE and TSX from the first Business Day after the Implementation Date (New York time); and

(2)	prepare all documents required by ASX to apply for ASX Quotation and ensure that the New Newmont CDIs will be listed for quotation on the official list of ASX on or before the Business Day after the Effective Date and that trading in the New Newmont CDIs commences on the ASX on an ordinary (T+2) settlement basis no later than the second Business Day after the Implementation Date;

(k)	Class Ruling: provide Newcrest with such assistance and information as may reasonably be requested by Newcrest for the purposes of obtaining from the ATO a Class Ruling in a form reasonably acceptable to Newcrest in relation to:

(1)	scrip-for-scrip roll-over relief under subdivision 124-M of the Tax Act; and

(2)	Ordinary Course Dividends and the Newcrest Special Dividend (where relevant); and

(l)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations, including the exemption from registration provided under Section 3(a)(10) of the Securities Act with respect to the issuance of the New Newmont Shares as Scheme Consideration (including those issued to CDN in connection with the New Newmont CDIs) in exchange for the Scheme Shares pursuant to the Scheme.

5.4	Newmont Overseas’ obligations

Newmont Overseas must:

(a)	Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Newcrest the Deed Poll;

(b)	share transfer: if the Scheme becomes Effective:

(1)	accept a transfer of the Scheme Shares as contemplated by clause 4.2(b)(1); and

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(2)	execute instruments of transfer in respect of the Scheme Shares,

and

(c)	Scheme Consideration: if the Scheme becomes Effective, provide or procure the provision of the Scheme Consideration in the manner and amount contemplated by clause 4.2 and the terms of the Scheme and Deed Poll.

5.5	Newcrest Board recommendation

(a)	Newcrest represents and warrants to Newmont that, as at the date of this deed, each Newcrest Board Member has confirmed that:

(1)	his or her recommendation is that Newcrest Shareholders vote in favour of the Scheme at the Scheme Meeting; and

(2)	he or she intends to vote, or cause to be voted, all Newcrest Shares which he or she controls in favour of the Scheme at the Scheme Meeting,

in each case, in the absence of a Newcrest Superior Proposal and subject to the Independent Expert concluding and continuing to conclude that the Scheme is in the best interests of Scheme Shareholders.

(b)	Newcrest must use its best endeavours to procure that the Newcrest Board collectively, and each Newcrest Board Member individually, do not change, withdraw, qualify, revise or modify its or his or her recommendation as set out in clause 5.5(a) unless:

(1)	the Independent Expert’s Report concludes that, or is amended or updated in writing so as to conclude that, the Scheme is not in the best interests of Scheme Shareholders; or

(2)	Newcrest has received a Newcrest Competing Proposal and the Newcrest Board has determined (after all of Newmont’s rights under clause 14.7 have been exhausted) that the Newcrest Competing Proposal constitutes a Newcrest Superior Proposal, in each case, provided Newcrest has complied with its obligations under clause 14.

(c)	Subject to and without limiting clause 14 in any way, if the Newcrest Board collectively, or any Newcrest Board Member individually, proposes to change, withdraw, qualify, revise or modify its or his or her recommendation in accordance with clause 5.5(b):

(1)	Newcrest must, as soon as reasonably practicable (and in any event, within 2 Business Days), notify Newmont in writing of that fact; and

(2)	Newcrest and Newmont must consult in good faith for 2 Business Days after the date on which the notification in clause 5.5(c)(1) is given to consider and determine whether the recommendation in place at the time can be maintained.

(d)	For the purposes of this clause 5.4, customary qualifications and explanations contained in the Scheme Booklet in relation to a recommendation to vote in favour of the Scheme to the effect that the recommendation is made:

(1)	in the absence of a Newcrest Superior Proposal; or

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(2)	subject to the Independent Expert concluding and continuing to conclude that the Scheme is in the best interests of Newcrest Shareholders,

will not, in and of itself, be regarded as a failure to make or a withdrawal of a recommendation in favour of the Scheme.

(e)	Despite anything to the contrary in this clause 5.4, a statement made by Newcrest, the Newcrest Board or any Newcrest Board Member, to the effect that no action should be taken by Newcrest Shareholders pending the assessment of a Newcrest Competing Proposal by the Newcrest Board or the completion of the procedure in clause 14.7 will not, in and of itself, contravene this clause 5.4.

5.6	Newmont Board recommendation

(a)	Newmont represents and warrants to Newcrest that, as at the date of this deed, each Newmont Board Member has confirmed that:

(1)	his or her recommendation is that Newmont Stockholders vote in favour of the Newmont Stockholder Resolution; and

(2)	he or she intend to vote, or cause to be voted, all Newmont Shares which he or she controls in favour of the Newmont Stockholder Resolution,

in each case, in the absence of a Newmont Superior Proposal.

(b)	Newmont must use its best endeavours to procure that each Newmont Board Member does not change, withdraw, qualify or modify his or her recommendation as set out in clause 5.6(a) in the absence of a Newmont Superior Proposal.

(c)	Without limiting clause 14, if any Newmont Board Member proposes to change, withdraw, qualify or modify his or her recommendation in accordance with clause 5.6(b):

(1)	Newmont must, as soon as reasonably practicable (and in any event, within 2 Business Days), notify Newcrest in writing; and

(2)	Newcrest and Newmont must consult in good faith for 2 Business Days after the date on which the notification in clause 5.6(c)(1) is given to consider and determine whether the recommendation in place at the time can be maintained.

5.7	Responsibility statements

(a)	The Scheme Booklet will contain a responsibility statement to the effect that:

(1)	Newmont is responsible for the Newmont Information contained in the Scheme Booklet; and

(2)	Newcrest is responsible for the Newcrest Information contained in the Scheme Booklet.

(b)	If Newcrest and Newmont disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet. If after 5 Business Days of consultation, Newcrest and Newmont are unable to agree on the form or content of the Scheme Booklet:

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(1)	where the determination relates to Newmont Information, Newmont will make the final determination, acting reasonably, as to the form and content of the Newmont Information; and

(2)	in any other case, the final determination as to the form and content of the Scheme Booklet will be made by Newcrest, acting reasonably.

5.8	Conduct of Court proceedings

In respect of Court proceedings under Part 5.1 of the Corporations Act:

(a)	Newcrest and Newmont are entitled to separate representation at such Court proceedings;

(b)	this deed does not give Newcrest or Newmont any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent; and

(c)	Newcrest and Newmont must, acting reasonably and in good faith, consider all undertakings to the Court in such Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

5.9	Newcrest Equity Incentives

(a)	Despite any other provision of this deed:

(1)	subject to clause 5.9(a)(2), Newcrest and Newmont agree that the Newcrest Equity Incentives and any other Newcrest equity incentives (including future grants of incentives) will be treated in the manner agreed between Newcrest and Newmont in writing on or about the date of this deed; and

(2)	Newcrest must ensure that all Newcrest Equity Incentives which are not Newcrest Shares have either lapsed or vested and converted into Newcrest Shares such that there are no outstanding Newcrest Equity Incentives which are not Newcrest Shares on issue as at the Scheme Record Date.

(b)	For the avoidance of doubt, the exercise of any discretion by the Newcrest Board, or any other action, which is made in accordance with this clause 5.9, will not be a Newcrest Prescribed Occurrence or a breach of any provision of this deed, or give rise to any right to terminate this deed.

5.10	Newmont Board composition

Newmont must, on or before the Implementation Date, invite two existing Newcrest directors whose identity is nominated in writing by Newmont to join the board of Newmont, conditional on the Scheme becoming Effective and, subject to those individuals providing the necessary signed documents to Newmont, Newmont must:

(a)	take all necessary steps to ensure that Newmont appoints such individuals to the Newmont Board with effect on and from the Implementation Date; and

(b)	recommend such individuals for election at the first Newmont annual general meeting of Newmont Stockholders following the Implementation Date.

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5.11	Newcrest Board composition

Newcrest must, as soon as practicable on the Implementation Date, after the Scheme Consideration has been dispatched to Scheme Shareholders, take all actions necessary to:

(a)	cause the appointment of the nominees of Newmont to the Newcrest Board;

(b)	ensure that all directors on the Newcrest Board specified in writing by Newmont (not less than 3 Business Days before the Implementation Date):

(1)	resign; and

(2)	unconditionally and irrevocably release Newcrest from any claims they may have against Newcrest (without limiting any entitlement to an indemnity in accordance with Newcrest’s constitution or any other agreement in respect of any office held with Newcrest); and

(c)	ensure that all directors on the boards of Newcrest’s Subsidiaries specified in writing by Newmont (not less than 3 Business Days before the Implementation Date):

(1)	resign or are removed; and

(2)	unconditionally and irrevocably release Newcrest and its relevant Subsidiaries from any claims they may have against either of them (without limiting any entitlement to an indemnity in accordance with the relevant company’s constitution or any other agreement in respect of any office held with the company), and to cause the appointment of nominees of Newmont to those boards,

in each case in accordance with the requirements of the relevant company’s constitution and any applicable laws.

5.12	US securities laws matters

The parties agree that the Scheme shall be carried out with the intention that, and must use their best endeavours to ensure that, all New Newmont Shares issued under the Scheme (including those issued to CDN in connection with the New Newmont CDIs) are issued by Newmont in reliance on the exemption from registration requirements under Section 3(a)(10) of the Securities Act. In order to ensure the availability of the exemption under Section 3(a)(10) of the Securities Act and to facilitate Newmont’s compliance with other U.S. securities laws, the parties agree that:

(a)	before the commencement of the hearing on the First Court Date, the Court shall be advised of the intention of Newmont and Newcrest to rely on the exemption from registration requirements provided by Section 3(a)(10) of the Securities Act with respect to the issuance of New Newmont Shares to Scheme Shareholders pursuant to the Scheme, based on the Court’s approval of the Scheme, and that its approval of the Scheme is to be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Scheme to all persons who are entitled to receive Scheme Consideration pursuant to the Scheme;

(b)	Newcrest shall request that the orders of the Court on the First Court Date specify that each person entitled to receive Scheme Consideration pursuant to the Scheme will have the right to appear before the Court at the hearing of the Court to give approval of the Scheme;

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(c)	Newcrest will ensure that each Newcrest Shareholder, Newcrest ADR Holder and any other person entitled to receive Scheme Consideration pursuant to the Scheme will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Scheme and providing them with sufficient information necessary for them to exercise that right

(d)	Newcrest shall request that the orders of the Court on the Second Court Date expressly state that the Scheme is approved by the Court as being procedurally and substantively fair to all persons entitled to receive Scheme Consideration pursuant to the Scheme and include a statement to substantially the following effect: “This Order will serve as a basis for reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of Newmont, pursuant to the Scheme of Arrangement.”; and

(e)	the Scheme Booklet will include a statement to substantially the effect that the New Newmont Shares issued pursuant to the Scheme have not been registered under the Securities Act and shall be issued by Newmont in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act and that certain restrictions on resale under U.S. securities laws, including Rule 144 under the Securities Act, may be applicable with respect to securities issued to holders that are (or have been in the 90 days immediately prior to the issuance of the New Newmont Shares) affiliates (as defined in Rule 405 of the Securities Act) of Newmont.

6	Conduct of business — Newcrest

6.1	Definitions

The meanings of the terms used in this clause 6 are set out below.

Term	Meaning
Canadian Indigenous Group	any Indian or Indian band (as those terms are defined in the Indian Act, R.S.C. 1985, c. I-5, as amended, superseded, or replaced from time to time), First Nation person, people, or group, Métis person, people, or group, aboriginal and/or indigenous person, people, or group, or any person or group asserting or otherwise claiming any right recognized and/or affirmed under applicable laws, treaties or any other interest, including, but not limited to, s. 35 of the Constitution Act, 1982, held by virtue of that person or group’s status as one of the aforementioned groups, and any person or group representing or purporting to represent any of the foregoing.

6.2	General conduct of business

(a)	For the avoidance of doubt, nothing in this clause 6.2 limits the restrictions in clause 6.3 or the rights and obligations of the parties under that clause.

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(b)	Subject to clause 6.2(d), during the Exclusivity Period, and without limiting any other obligations of Newcrest under this deed, Newcrest must:

(1)	to the extent it is within its power to do so, conduct its businesses and operations in the ordinary and usual course;

(2)	ensure that between (and including) the date of this deed and 8.00am on the Second Court Date no Newcrest Prescribed Occurrence occurs;

(3)	use best endeavours to ensure there is no occurrence within its control or the control of any of its Subsidiaries that would constitute or be likely to constitute a Newcrest Material Adverse Change;

(4)	use its best endeavours to maintain:

(A)	its businesses and assets in the ordinary course;

(B)	and preserve its relationships with Government Agencies, joint venture partners, customers, suppliers, landlords, licensors, licensees, financiers and others having material business dealings with the relevant Newcrest Group Member;

(C)	(and where necessary, use best endeavours to renew) each of the insurance policies held by a Newcrest Group Member at the date of this deed; and

(D)	(and where necessary, use best endeavours to renew) each of the authorisations, approvals, permits, accreditations, grants, titles, leases and licences held by a Newcrest Group Member and that are material to the Newcrest Group as a whole.

(c)	Without limiting clause 6.2(b), but for the avoidance of doubt subject to clause 6.2(d), Newcrest must not, and must ensure that its Related Bodies Corporate do not:

(1)	dispose of, or agree to dispose of, any asset of the business operations of the Newcrest Group, the value of which exceeds US$100 million individually or, if below US$100 million individually, collectively amount to US$250 million in aggregate, to any person other than another member of the Newcrest Group, other than the sale of assets in normal trading and consistent with past practice (such as sale of inventory);

(2)	acquire, or agree to acquire, any securities, asset, business, interest in a joint venture, lease, licence or authorisation, the value of which exceeds US$100 million individually or, if below US$100 million individually, collectively amount to US$250 million in aggregate from another person other than another member of the Newcrest Group, other than the acquisition of assets that constitutes normal trading and consistent with past practice (such as acquisition of inventory);

(3)	incur, enter into or significantly amend or vary contractual commitments or undertakings or other legal commitments:

(A)	involving capital expenditure of more than US$250 million in aggregate, whether in one transaction or a series of related transactions, other than capital expenditure contemplated by and Fairly Disclosed in the Newcrest Disclosure Materials (including having regard to clause6.2(d)(18));

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(B)	where the value of that contractual commitment or undertaking or other legal commitment, or the potential liability or obligation assumed under it (including, as amended or varied, as applicable) is in excess of US$150 million for the remaining unexpired term of the contractual commitment or undertaking or other legal commitment; or

(C)	only in the case of contractual commitments or undertakings or other legal commitments for the marketing or sale of products, enter into contractual commitments or undertakings or other legal commitments with a term of 18 months or more (other than where those arrangements are entered into in normal trading and consistent with past practice);

(4)	settle any legal proceedings, claim, investigation, arbitration or other like proceeding where the settlement amount exceeds US$20 million individually, with the settlement amount being calculated as the difference between the amount that the Newcrest Group would receive or pay, as applicable, and what the Newcrest Group reasonably believed it was entitled to receive or required to pay (as applicable) prior to the proposal for settlement that was made;

(5)	do any of the following:

(A)	enter into any agreement that contains a change of control consent right or fee or unilateral termination right that would be exercisable on the Transaction being implemented, in respect of which the implementation of the Transaction is reasonably likely to give rise to an adverse financial impact in excess of US$100 million in aggregate;

(B)	enter into any agreement restraining a Newcrest Group Member from competing with any person;

(C)	waive any material third party default under an agreement where there is an adverse financial impact from the waiver on the Newcrest Group as a whole in excess of US$100 million individually; or

(D)	acquire, or agree to acquire, or dispose of or agree to dispose of, any securities, asset, business, interest in a joint venture, lease, licence or authorisation, or offer, propose, announce a bid or tender for, any business, entity or undertaking or assets comprising a business where that acquisition, disposal, bid or tender will or is reasonably likely to have a material adverse effect on the Timetable being met (overall or in any particular respect) or the prospects of obtaining any Regulatory Approval;

(6)	do any of the following in respect of any employee or prospective employee of the Newcrest Group whose total annual fixed remuneration as at the date of this deed is greater than A$650,000:

(A)	enter into a new employment agreement;

(B)	increase their remuneration or otherwise materially and in a manner adverse to the Newcrest Group vary their employment arrangements, other than in connection with a promotion or role change for any existing employee;

6 Conduct of business — Newcrest

(C)	accelerate their rights to compensation or benefits of any kind; or

(D)	pay any termination or retention payment, other than termination or resignation arrangements (including pursuant to settlement or similar arrangements) in the ordinary course of business,

other than in accordance with any of the following:

(E)	an existing agreement, existing policy and guideline or a Newcrest equity incentive or employee share plan in place as at the date of this deed and Fairly Disclosed in the Newcrest Disclosure Materials;

(F)	any other written arrangement Fairly Disclosed in the Newcrest Disclosure Materials or agreed in writing with Newmont; or

(G)	a remuneration review (including an ad hoc review in respect of a specific role) and ordinary course incentive process where the aggregate increase in compensation and other benefits does not exceed in the case of: (i) Newcrest’s Interim CEO and the Executive Management team who directly report to the Interim CEO, 4% of the total annual fixed remuneration for that relevant person; and (ii) any employee whose total annual fixed remuneration as at the date of this deed is greater than A$650,000, 15% of the total annual fixed remuneration of the relevant employee;

(7)	incur any additional financial indebtedness by way of borrowings, hedging or financial facilities or guarantee or indemnify the obligations of any person (except a member of the Newcrest Group), other than any of the following:

(A)	in the ordinary course of business, drawing down on existing financing facilities or pursuant to arrangements between Newcrest Group Members Fairly Disclosed in the Newcrest Disclosure Materials;

(B)	in respect of the accounts receivable financing facility to be agreed that is on a non-committed, invoice-by-invoice basis and that is being negotiated at the time of this deed, the details of which have been Fairly Disclosed in the Newcrest Disclosure Materials; or

(C)	entry into any equipment financing arrangements that are not in excess of US$100 million individually;

(8)	enter into arrangements for the marketing or sale of products that would involve the sale of products in breach of Sanctions Laws or that would, or is reasonably likely to have, a material adverse effect on the prospects of obtaining any Regulatory Approvals by the End Date;

(9)	settle or concede any material matters during tax reviews or audits with any Tax Authority without first providing Newmont a reasonable opportunity to review the form and content of all proposed settlements or concessions and incorporating Newmont’s reasonable comments on those proposed settlements or concessions, unless failing to do so would result in a statutory deadline being missed which would have a material adverse impact on the Newcrest Group; or

6 Conduct of business — Newcrest

(10)	make any material election in relation to Tax (including, without limitation, claiming the Temporary Full Expensing measure set out in Subdivision 40-BB of the Income Tax (Transitional Provisions) Act 1997 (Cth) in Newcrest’s 30 June 2023 Australian tax return) without first providing Newmont a reasonable opportunity to review the form and content of those proposed elections and incorporating Newmont’s reasonable comments on those proposed elections.

(d)	Nothing in clause 6.2(b) or 6.2(c) restricts the ability of Newcrest or any Newcrest Group Member to take any action:

(1)	in respect of a shareholders agreement, joint venture or farm-in agreement Fairly Disclosed in the Newcrest Disclosure Materials:

(A)	in accordance with or in furtherance of any approved work program and budget or approved authority for expenditure under the shareholders agreement, joint venture or farm-in agreement that have been Fairly Disclosed in the Newcrest Disclosure Materials;

(B)	to cast any vote or exercise any other right that Newcrest may have under a shareholders agreement, joint venture or farm-in agreement, but only to the extent: (i) in the ordinary course of business; (ii) consistent with past practice; or (iii) necessary to preserve the proportionate interest of the Newcrest Group Member; or

(C)	to exercise any right or similar action in connection with the default or breach (or threatened breach or default) of the terms of any shareholders agreement, joint venture or farm-in agreement by a counterparty, but only to the extent necessary to preserve the proportionate interest of the Newcrest Group Member;

(2)	taken for the purposes of exercising any right a Newcrest Group Member has in respect of any capital or funding call, prevention of dilution of its interest, farm-in arrangement or subscription for securities or interests for the purposes of preserving the proportionate interest of the Newcrest Group Member (excluding increases caused by other parties not contributing capital) or addressing a pre-emptive right;

(3)	to enter into any proposed farm-in arrangement requiring mandatory expenditure by a Newcrest Group Member of less than US$25 million individually, or enter into any farm-out arrangement in respect of licences, leases or similar authorisations that are immaterial to the Newcrest Group, in the ordinary course or consistent with past practice;

(4)	taken to progress the assessment, establishment and implementation of the Newcrest Group’s Havieron Project, the Red Chris Block Cave Project, Cadia Panel Cave Project, Cadia Tailings Project and Cadia TSF4 (including as contemplated in Data Room Document 01.11.11), including determining, considering and approving studies (feasibility or otherwise), applying for, negotiating or agreeing the terms of any agreement, permit, licence, lease or authorisation, as set out in Data Room Document 01.11.11, provided that expenditures actually incurred and other actions actually taken during the Exclusivity Period are in accordance with the exception in clause 6.2(d)(18);

6 Conduct of business — Newcrest

(5)	taken to finalise the outstanding non-monetary terms of the collective agreement with the United Steelworkers Union relating to the Red Chris Project (whether by means of arbitration, settlement or otherwise), including without limitation agreeing to withdraw any applications before the British Columbia Labour Relations Board or other court or tribunal, and to implement the monetary terms (to the extent Fairly Disclosed in the Disclosure Materials) and other terms of said collective agreement;

(6)	for the provision of loan funding to Imperial Metals Corporation (or its subsidiaries) for an amount not exceeding US$100m in connection with the Red Chris Project;

(7)	to conduct Intra-Group Funding Arrangements;

(8)	to refinance, restructure, extend or seek a waiver under any debt facility in place as at the date of this deed Fairly Disclosed in the Newcrest Disclosure Materials, provided that the amount under the debt facility does not increase unless the Newcrest Board determines that it is reasonably necessary to increase that amount to ensure the party has sufficient cash reserves available to operate its business in the ordinary course and meet Newcrest’s published financial policy targets as Fairly Disclosed and after consulting with Newmont in good faith before taking any such action;

(9)	for the provision of or increasing the amount of financial accommodation under guarantees or standby letters of credit to support any Newcrest Group Members to operate its business in the ordinary course activities, and after consulting with Newmont in good faith before taking any such action;

(10)	to amend or enter any financing documentation to which a Newcrest Group Member is or will become a party that is necessary to transition from the use of the London Interbank Offered Rate to the Secured Overnight Financing Rate;

(11)	to the extent required by any applicable law, regulation, accounting standards or principles, stock exchange rules, contract or by an order, decree or ruling of a Government Agency, and after consulting with Newmont in good faith to the extent practicable before taking any such action;

(12)	which is required and to the extent permitted by this deed (including, for the avoidance of doubt, actions to respond to a Newcrest Competing Proposal in accordance with clause 14.4) or the Scheme;

(13)	to the extent permitted by this deed in connection with the Newcrest Special Dividend or an Ordinary Course Dividend (including any funding arrangements);

(14)	which has been agreed to in writing by Newmont (such agreement not to be unreasonably withheld or delayed);

(15)	to reasonably and prudently respond to material and unexpected adverse changes in market and operating conditions affecting the business of any Newcrest Group Member to a material extent and where it is impracticable to consult and seek the agreement of Newmont prior to giving effect to the response;

(16)	to reasonably and prudently respond to regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of a party or any Newcrest Group Member to a material extent and where it is impracticable to seek the agreement of Newmont prior to giving effect to the response;

6 Conduct of Business — Newcrest

(17)	to reasonably and prudently respond to an emergency, cyberattack or disaster (including a situation giving rise to an imminent and material risk of personal injury or material damage to property or an epidemic or pandemic), consulting where practicable with Newmont;

(18)	which is Fairly Disclosed in the Newcrest Disclosure Materials, the parties agreeing that Newcrest is permitted to incur expenditure (and take actions associated with that expenditure, such as entering into contracts and conducting the activities resulting from such expenditure) contemplated in the Newcrest Data Room Document 01.03.03.02 (as supplemented by 01.03.03.01), provided the expenditure incurred is no more than 115% of the amount set out in that document in respect of each matter or in aggregate, and such matters will be deemed to be Fairly Disclosed; or

(19)	which is Fairly Disclosed in:

(A)	Newcrest’s announcements to ASX, TSX, PNGX or SEDAR in the period from 4 October 2022 (inclusive) to the date of this deed; or

(B)	any information publicly available on a Public Register on the corresponding Public Search Date,

(excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature).

6.3            Other specific conduct of business

During the Exclusivity Period, and without limiting any other obligations of Newcrest under this deed, Newcrest:

(a)	must not, and must ensure that each Newcrest Group Member does not, except with the prior written consent of Newmont (not to be unreasonably withheld or delayed), directly or indirectly dispose of, or agree to dispose of, or otherwise relinquish or surrender:

(1)	any securities, joint venture participating interest or similar equity or other ownership interest in any of the operations known as Cadia, Lihir, Brucejack, Red Chris, Telfer, Havieron or Wafi-Golpu, other than restructures within the Newcrest Group in respect of which Newcrest has (acting reasonably) consulted Newmont;

(2)	any material tenement, lease, licence, authorisation, real property interest, project asset or project infrastructure of the operations known as Cadia, Lihir, Brucejack, Red Chris, Telfer, Havieron or Wafi-Golpu; or

(3)	any securities in Lundin Gold Inc.;

(b)	must consult with Newmont in good faith to the extent practicable before:

(1)	entering into or agreeing, or significantly amending or varying, any contractual arrangements (other than contracts for goods and services in the ordinary course) with any indigenous group (including any Canadian Indigenous Group) in relation to any of Newcrest’s operations (including in particular an Impact and Benefits Agreement with the TSKLH Nation for the Brucejack operations); or

7 Conduct of Business – Newmont

(2)	settling any dispute with any indigenous group (including any Canadian Indigenous Group) in relation to any of Newcrest’s operations.

7	Conduct of Business – Newmont

(a)	Subject to clause 7(c), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations of Newmont under this deed, Newmont must:

(1)	to the extent it is within its power to do so, conduct its businesses and operations in the ordinary and usual course;

(2)	ensure that between (and including) the date of this deed and 8.00am on the Second Court Date no Newmont Prescribed Occurrence occurs; and

(3)	use best endeavours to ensure there is no occurrence within its control or the control of any of its Subsidiaries that would constitute or be likely to constitute a Newmont Material Adverse Change; and

(4)	use its best endeavours to maintain:

(A)	its businesses and assets in the ordinary course;

(B)	and preserve its relationships with Government Agencies, joint venture partners, customers, suppliers, landlords, licensors, licensees, financiers and others having material business dealings with the relevant Newmont Group Member;

(C)	(and where necessary, use best endeavours to renew) each of the material insurance policies held by a Newmont Group Member at the date of this deed; and

(D)	(and where necessary, use best endeavours to renew) each of the authorisations, approvals, permits, accreditations, grants, titles, leases and licences held by a Newmont Group Member and that are material to the Newmont Group as a whole.

(b)	Without limiting clause 7(a), but for the avoidance of doubt subject to clause 7(c), Newmont must not, and must ensure that its Related Bodies Corporate do not:

(1)	dispose, or agree to dispose of, any securities, asset, business, interest in a joint venture, lease, licence or authorisation, the value of which exceeds US$1 billion individually or, if below US$1 billion individually, collectively amount to US$2 billion in aggregate, to any person other than another member of the Newmont Group, other than the sale of assets in normal trading (such as sale of inventory); or

(2)	enter into arrangements for the marketing or sale of products that would, or is reasonably likely to have, a material adverse effect on the prospects of obtaining any Regulatory Approvals by the End Date.

8 Dividends

(c)	Nothing in clause 7(a) or 7(b) restricts the ability of Newmont or any Newmont Group Member to take any action:

(1)	to the extent required by any applicable law, regulation, accounting standards or principles, stock exchange rules, contract or by an order, decree or ruling of a Government Agency;

(2)	which is required or to the extent permitted by this deed (including, for the avoidance of doubt, actions to respond to a Newmont Competing Proposal in accordance with clause 14.4) or the Scheme;

(3)	which has been agreed to in writing by Newcrest (such agreement not to be unreasonably withheld or delayed);

(4)	to reasonably and prudently respond to changes in market and operating conditions affecting the business of a party or any Newmont Group Member to a material extent and where it is impracticable to seek the agreement of Newcrest prior to giving effect to the response;

(5)	to reasonably and prudently respond to regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of a party or any Newmont Group Member to a material extent and where it is impracticable to seek the agreement of Newmont prior to giving effect to the response; or

(6)	which is Fairly Disclosed:

(A)	in the Newmont Disclosure Materials; or

(B)	to the SEDAR, or Fairly Disclosed in any statement, prospectus, report, schedule or another form filed with the SEC pursuant to the Securities Act or the Exchange Act in the 6 month period prior to the date of this deed (excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature).

8	Dividends

8.1	Ordinary Course Dividends

The parties agree that:

(a)	Newcrest may, subject to complying with the requirements of section 254T of the Corporations Act, the Newcrest Constitution and applicable law, declare and pay:

(1)	a final dividend for the year ending 30 June 2023 provided the final dividend is no greater than US$0.20 cash per Newcrest Share and otherwise subject to business performance and the Newcrest Board’s discretion; and

(2)	if the Scheme has not become Effective by 1 December 2023, one or more dividends in respect of a quarterly period occurring after 30 June 2023, provided that:

(A)	dividends are not paid by Newcrest in respect of overlapping periods; and

8 Dividends

(B)	per quarter, the amount of any quarterly cash dividend does not exceed US$0.10 per Newcrest Share; and

(b)	Newmont may declare and pay any quarterly cash dividend in accordance with the Newmont existing dividend policy,

and otherwise determined in the ordinary course (each dividend, an Ordinary Course Dividend).

8.2	Dividends

(a)	Subject to:

(1)	the Scheme becoming Effective; and

(2)	Newcrest complying with the requirements of section 254T of the Corporations Act, the Newcrest Constitution and applicable law, Newcrest may declare and pay a cash dividend of up to US$1.10 per Newcrest Share to Newcrest Shareholders (Newcrest Special Dividend),

provided that:

(3)	the record date for the Newcrest Special Dividend must be at least 2 days before the Scheme Record Date; and

(4)	the payment date for the Newcrest Special Dividend will be determined by Newcrest (in its absolute discretion) but must be at least 1 day before the Implementation Date.

(b)	The Newcrest Special Dividend may be fully or partially franked, provided that payment of the Newcrest Special Dividend must not cause:

(1)	Newcrest to incur any franking deficit tax;

(2)	Newcrest to incur or otherwise become liable for any fine or penalty in connection with any franking deficit;

(3)	the Newcrest franking account to be in deficit at any time, including (but not limited to) as at the Implementation Date, taking into account any reasonably expected tax refund in respect of any tax payments or instalments made for the period up to the Implementation Date;

(4)	Newcrest to breach the benchmark rule (as defined in section 995-1 of the Tax Act), if applicable; or

(5)	the share capital account of Newcrest to be debited or tainted.

(c)	Any Newcrest Ordinary Course Dividend may be fully or partially franked, provided that payment of any Newcrest Ordinary Course Dividend does not cause:

(1)	Newcrest to incur any franking deficit tax;

(2)	Newcrest to incur or otherwise become liable for any fine or penalty in connection with any franking deficit;

(3)	the Newcrest franking account to be in deficit at any time, including (but not limited to) as at the Implementation Date, taking into account any reasonably expected tax refund in respect of any tax payments or instalments made for the period up to the Implementation Date;

(4)	Newcrest to breach the benchmark rule (as defined in section 995-1 of the Tax Act), if applicable; or

9 Integration planning

(5)	the share capital account of Newcrest to be debited or tainted.

(d)	Newcrest and Newmont undertake that no amount of the Newcrest Special Dividend will be directly or indirectly funded before the Implementation Date from the issue of equity interests (as defined in section 995-1 of the Tax Act) by any Newcrest Group Member or Newmont Group Member (as applicable), where such equity interests are issued before the implementation of the Scheme.

(e)	Newmont undertakes (on behalf of itself and the Newmont Group) in favour of Newcrest and Newcrest Shareholders that no amount of the Newcrest Special Dividend will be directly or indirectly funded on or after the Implementation Date from the issue of equity interests (as defined in section 995-1 of the Tax Act) by any company, whether such equity interests are issued before or after the implementation of the Scheme. For the avoidance of doubt, this entails an undertaking that no proceeds from an equity issuance will be applied by the Newmont Group towards repayment of any portion of a debt facility that has been drawn by Newcrest prior to the Implementation Date to pay part or all of the Newcrest Special Dividend.

(f)	Any Newcrest Special Dividend must be paid from:

(1)	profits, retained earnings or distributable reserves of the Newcrest Group; or

(2)	amounts available under existing, external debt funding arrangements of the Newcrest Group,

(or a combination of all or some of them) (in each case) that are available to Newcrest for such purposes immediately prior to the declaration of such Newcrest Special Dividend.

8.3	Payment of dividends

(a)	Newmont and Newcrest must each only declare dividends to the extent permitted by clauses 8.1 and 8.2.

(b)	For the purposes of this deed, a reference to declaration of a dividend will include determination that a dividend is payable.

(c)	The Scheme Consideration will not be adjusted by any Ordinary Course Dividend or the Newcrest Special Dividend.

9	Integration planning

9.1	Pre-Implementation Date integration planning

(a)	As soon as reasonably practical after the date of this document, the Newcrest’s and Newmont’s respective Chief Executive Officers (or other person nominated and agreed by Newcrest and Newmont in writing) (Integration Nominee) will in good faith commence working together and planning for implementation of the Transaction and integration of Newcrest and Newmont from the Implementation Date.

(b)	As soon as reasonably practical after the date of this document, the Integration Nominees must establish an integration committee consisting of such number of persons from the respective management teams of each of Newcrest and Newmont and such other persons as the Integration Nominee of each of Newcrest and Newmont agree from time to time (Integration Committee).

9 Integration planning

(c)	The Integration Committee will determine the frequency (being no less than once per fortnight) and format of its meetings from time to time.

(d)	Subject to the requirements and limitations imposed in any protocols agreed between Newcrest and Newmont to govern the activities of the Integration Committee (Integration Protocols), the role of the Integration Committee is to act as a forum for the consideration and planning (but not decision making) of the integration of the Newcrest and Newmont businesses and use best endeavours to oversee and implement the Scheme, the plan for the integration for the business of the Newcrest Group with the Newmont Group following implementation of the Scheme and will have such other objectives as Newcrest and Newmont may agree.

(e)	Subject to the other provisions of this deed, nothing in this clause 9.1 requires Newcrest or Newmont to act at the direction of the other or imposes any obligation on Newcrest or Newmont to conduct their respective businesses in accordance with any direction or representation made by the other and Newcrest and Newmont acknowledge that their obligation under this clause 9.1 will be subject to all applicable laws, regulations or requirements of any Government Agency and the Integration Protocols. The parties agree that nothing in this deed constitutes the relationship of a partnership or joint venture between the parties.

9.2	Access to information

(a)	Notwithstanding anything to the contrary in the Confidentiality Deed, but subject to clause 9.2(c), between (and including) the date of this deed and the Implementation Date, Newcrest must procure that Newmont and its Related Persons:

(1)	are provided with reasonable and prompt access to:

(A)	any documents, records and information reasonably requested by Newmont via the Newcrest Data Room;

(B)	premises and sites, at a place, time and date agreed by the Integration Committee; and

(C)	senior executives, officers and Advisers of any Newcrest Group Member as reasonably requested by Newmont or its Related Persons;

(2)	continue to have access via the Newcrest Data Room to the documents, records and information contained in the Newcrest Data Room made available by Newcrest to Newmont and its Related Persons,

in each case, for the purposes of:

(3)	satisfying any of the Conditions Precedent;

(4)	preparing financial statements (including for the Merged Group) and other information required for inclusion in the Scheme Booklet or the Newmont Proxy Statement or any amendment or supplement of such document or any other SEC or exchange required filing;

(5)	implementation of the Scheme;

9 Integration planning

(6)	planning for the integration of Newcrest and Newmont from the Implementation Date (as set out in clause 9.1);

(7)	keeping Newmont informed of material developments relating to the Newcrest Group;

(8)	obtaining an understanding, or furthering its understanding, of the Newcrest Group or its business, financial position (including its cash flow and working capital position), trading performance, management control systems, prospects or assets in order to allow Newmont to develop, finalise and implement its plans for carrying on the Newcrest Group business following the Implementation Date; or

(9)	any other purpose agreed between Newcrest and Newmont,

and, without limiting any other provision of this deed, only for the purposes of the items in clauses 9.2(a)(6) to 9.2(a)(9) (inclusive), are afforded reasonable cooperation as may be reasonably requested by Newmont via the Integration Committee.

(b)	Subject to clause 9.2(c), between (and including) the date of this deed and the Implementation Date, Newmont must procure that Newcrest and its Related Persons are provided with reasonable and prompt access to any information reasonably requested for the purposes of:

(1)	keeping Newcrest informed of material developments relating to the Newmont Group;

(2)	obtaining an understanding, or furthering its understanding, of the Newmont Group or its business, financial position (including its cash flow and working capital position), trading performance, management control systems, prospects or assets to the extent necessary to assist Newmont to develop, finalise and implement its plans for carrying on the Newcrest Group business following the Implementation Date; or

(3)	any other purpose agreed between Newcrest and Newmont.

(c)	Nothing in clause 9.2 requires Newcrest or Newmont to provide access:

(1)	to information concerning its directors’ and management’s consideration of the Scheme or a Competing Proposal or that is otherwise commercially sensitive to the other party; or

(2)	which would:

(A)	result in unreasonable disruptions to the other party’s business (determined in the reasonable opinion of the relevant party, acting in good faith);

(B)	breach a confidentiality obligation owed to a Third Party or any applicable law or regulation of any Government Agency or require the party to make any disclosure that would compromise legal privilege; or

(C)	otherwise not comply with the Integration Protocols.

9.3	Change of control provisions

A failure to obtain any third-party consent or confirmation, or the exercise of a termination right, will not constitute a breach of this deed and, together with any consequences that arise, will be disregarded when assessing the operation of any other provision of this deed.

10 Representations and warranties

10	Representations and warranties

10.1	Newcrest’s representations and warranties

Newcrest represents and warrants to Newmont (in its own right and separately as trustee or nominee for each of the other Newmont Indemnified Parties) that each of the Newcrest Representations and Warranties are true and correct.

10.2	Newcrest’s indemnity

(a)	Newcrest agrees with Newmont (in its own right and separately as trustee or nominee for each of the other Newmont Indemnified Parties) to indemnify Newmont and each of the Newmont Indemnified Parties from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Newmont or any of the other Newmont Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Newcrest Representations and Warranties.

(b)	To avoid doubt, the indemnity in clause 10.2(a) is given in favour of Newmont and each of the other Newmont Indemnified Parties and does not confer any right or benefit on any other person.

10.3	Qualifications on Newcrest’s representations, warranties and indemnities

The Newcrest Representations and Warranties in clause 10.1 and the indemnity in clause 10.2, are each subject to matters that:

(a)              are known to a Newmont Group Member in relation to the Transaction or the Scheme;

(b)              have been Fairly Disclosed in the Newcrest Disclosure Materials; or

(c)              have been Fairly Disclosed in:

(1)	Newcrest’s announcements to the ASX, PNGX or SEDAR in the period from the 4 October 2022 (inclusive) to the date of this deed; or

(2)	any information publicly available on a Public Register on the corresponding Public Search Date,

(excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature).

10.4	Newmont’s representations and warranties

Newmont represents and warrants to Newcrest (in its own right and separately as trustee or nominee for each of the other Newcrest Indemnified Parties) that each of the Newmont Representations and Warranties are true and correct.

10.5	Newmont Overseas’ representations and warranties

Newmont Overseas represents and warrants to Newcrest (in its own right and separately as trustee or nominee for each of the other Newcrest Indemnified Parties) that each of the Newmont Overseas Representations and Warranties are true and correct.

10 Representations and warranties

10.6	Newmont’s indemnity

(a)	Newmont agrees with Newcrest (in its own right and separately as trustee or nominee for each of the other Newcrest Indemnified Parties) to indemnify Newcrest and each of the Newcrest Indemnified Parties against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Newcrest or any of the other Newcrest Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Newmont Representations and Warranties or Newmont Overseas Representations and Warranties.

(b)	To avoid doubt, the indemnity in clause 10.6(a) is given in favour of Newcrest and each of the other Newcrest Indemnified Parties only and does not confer any right or benefit on any other person.

10.7	Qualifications on Newmont’s representations, warranties and indemnities

The Newmont Representations and Warranties in clause 10.4, the Newmont Overseas Representations and Warranties in clause 10.5 and the indemnity in clause 10.6, are each subject to matters that:

(a)	are known to a Newcrest Group Member in relation to the Transaction or the Scheme;

(b)	have been Fairly Disclosed in the Newmont Disclosure Materials; or

(c)	have been Fairly Disclosed in any statement, prospectus, report, schedule or another form filed with the SEC pursuant to the Securities Act or the Exchange Act, including public disclosures on NYSE and TSX, in each case in the 6 month period prior to the date of this deed (excluding any risk factor disclosure and disclosure of risks in “forward looking statement” disclaimers that are predictive, forward-looking or primarily cautionary in nature).

10.8	Survival of representations and warranties

Each representation and warranty in clauses 10.1, 10.4 and 10.5:

(a)	is severable;

(b)	survives the termination of this deed;

(c)	is given with the intention that liability under it is not confined to breaches that are discovered before the date of termination of this deed;

(d)	is to be construed independently of all other representations and warranties; and

(e)	is not limited by any other representation or warranty.

10.9	Survival of indemnities

Each indemnity in this deed (including those in clauses 10.2 and 10.6):

(a)	is severable;

(b)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this deed; and

(c)	survives the termination of this deed.

11 Releases

10.10	Timing of representations and warranties

Each representation and warranty made or given under clauses 10.1, 10.4 or 10.5 is given at the date of this deed and repeated continuously thereafter until 8.00am on the Second Court Date, unless that representation or warranty is expressed to be given at a particular time, in which case it is given at that time.

10.11	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the Scheme, are expressly excluded.

(b)	Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

11	Releases

11.1	Newcrest and Newcrest directors and officers

(a)	Each of Newmont and Newmont Overseas releases its rights, and agrees with Newcrest that it will not make any claim (including any Claim) against any Newcrest Indemnified Party (other than Newcrest and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(1)	any breach of any representations and warranties of Newcrest or any other member of the Newcrest Group in this deed; or

(2)	any disclosures (including the Newmont Proxy Statement or any document disclosed to the ASX, PNGX or SEDAR, lodged with ASIC or filed with the SEC) containing any statement which is false, misleading or deceptive, whether in content or by omission, whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Newcrest Indemnified Party has not acted in good faith or has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 11.1(a) limits Newmont’s rights to terminate this deed under clause 17.2(b).

(b)	This clause 11.1 is subject to any Corporations Act restriction and will be read down accordingly.

(c)	Newcrest receives and holds the benefit of this clause 11.1 to the extent it relates to each Newcrest Indemnified Party as trustee for each of them.

11.2	Newmont and Newmont directors and officers

(a)	Newcrest releases its rights, and agrees with Newmont that it will not make a claim (including any Claim), against any Newmont Indemnified Party (other than Newmont and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

11 Releases

(1)	any breach of any representations and warranties of Newmont or any other member of the Newmont Group in this deed; or

(2)	any disclosure (including the Newmont Proxy Statement or any document disclosed to the ASX, lodged with ASIC or filed with the SEC) containing any statement which is false, misleading or deceptive, whether in content or by omission, whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Newmont Indemnified Party has not acted in good faith or has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 11.2(a) limits Newcrest’s rights to terminate this deed under clause 17.2(a).

(b)	This clause 11.2 is subject to any laws applicable to Newmont and will be read down accordingly.

(c)	Newmont receives and holds the benefit of this clause 11.2 to the extent it relates to each Newmont Indemnified Party as trustee for each of them.

11.3	Deeds of indemnity and insurance

(a)	Subject to the Scheme becoming Effective and the implementation of the Scheme, Newmont undertakes in favour of Newcrest and each other person who is a Newcrest Indemnified Party that it will:

(1)	subject to clause 11.3(c), for a period of 7 years from the Implementation Date, ensure that those constitutions of Newcrest and each other Newcrest Group Member (to the extent it is not voluntarily deregistered or voluntarily wound up) continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a Newcrest Group Member; and

(2)	procure that Newcrest and each Newcrest Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and, without limiting the foregoing, ensure that directors’ and officers’ run-off insurance cover for such directors and officers is maintained for a period of, in the case of Newcrest, 7 years from the Implementation Date and in the case of each other Newcrest Group Member, 7 years from the retirement date of each director and officer, so long as it is available on commercially reasonable terms (and Newcrest may, with Newmont’s prior written consent, pay any amounts necessary to ensure such maintenance upfront prior to the implementation of the Scheme).

(b)	Newmont acknowledges that notwithstanding any other provision of this deed, Newcrest may, prior to the Implementation Date, enter into, and pay in full the premium in respect of, a directors’ and officers’ run-off insurance policy for up to such 7 year period in respect of any directors and officers (and relevant former directors and officers) of the Newcrest Group (D&O run-off policy), with the same or substantially the same scope and terms as existing insurance policies in place for its directors or officers at the date of this deed and that any reasonable actions to facilitate that the D&O run-off policy will not be a Newcrest Prescribed Occurrence or a breach of any provision of this deed.

12 Public announcement

(c)	The undertakings contained in this clause 11.3:

(1)	are subject to any applicable Corporations Act or other law restrictions and will be read down accordingly;

(2)	that are given by Newmont are given until the earlier of the end of the relevant period specified in that clause, or the relevant Newcrest Group Member ceases to be a part of the Newcrest Group (for whatever reason); and

(3)	for the avoidance of doubt, do not prohibit or limit the ability of any Newcrest Group Member to be voluntarily deregistered or voluntarily wound up during the period of 7 years from the Implementation Date, provided that where the relevant Newcrest Group Member is to be voluntarily deregistered or voluntarily wound up the obligations under any indemnity in the constitution of the company in favour of its directors and officers are first assumed by another Newmont Group Member.

(d)	Newcrest receives and holds the benefit of this clause 11.3, to the extent it relates to the other of their respective past and present director and officers who are Newcrest Indemnified Parties, as trustee for them.

12	Public announcement

(a)	Immediately after execution of this deed, Newcrest and Newmont must issue public announcements in the form agreed between Newcrest and Newmont.

(b)	No party may make any public announcement or disclosure in connection with the Transaction or the Scheme, except:

(1)	as expressly permitted under this deed;

(2)	as required by applicable law or any Listing Rule;

(3)	without limiting any other provision of this deed (including, to avoid doubt, clause 5.5 and clause 14), where the board of the relevant party determines (acting reasonably and in good faith) that an announcement or disclosure is necessary to satisfy the relevant board’s fiduciary or statutory duties, or to ensure an informed market for securities in Newcrest or Newmont (as applicable); or

(4)	with the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

(c)	Where a party is permitted to make any public announcement or disclosure in connection with the Transaction or the Scheme under clause 12(b), it must use best endeavours, to the extent practicable and permitted by applicable law, to:

(1)	consult with the other parties as to the form of that public announcement or disclosure prior to making the relevant announcement or disclosure; and

(2)	provide the other parties with a draft of the announcement or disclosure and an opportunity to review and, in good faith, consider any comments provided by the other parties in a timely manner.

13 Confidentiality

(d)	To the extent that any public announcement or disclosure in connection with the Transaction or the Scheme under clause 12(b) contains any Confidential Information, the terms of the Confidentiality Deed will apply.

(e)	The obligations under clause 12 do not apply to:

(1)	the extent that the proposed announcement or disclosure substantially repeats some or all matters expressly contained in prior announcements or disclosures; or

(2)	any announcement or disclosure by a party in connection with:

(A)	receipt of an actual Competing Proposal, except to the extent that such announcement or disclosure could reasonably be deemed to be a solicitation of Newmont Stockholders in connection with the Scheme; or

(B)	termination of this deed in accordance with its terms.

13	Confidentiality

Newcrest and Newmont acknowledge and agree that they continue to be bound by the Confidentiality Deed after the date of this deed. The rights and obligations of the parties under the Confidentiality Deed survive termination of this deed. Without limiting clause 12(d), to the extent of any inconsistency between the Confidentiality Deed and this deed, the terms of this deed shall prevail.

14	Exclusivity

14.1	No current discussions regarding a Competing Proposal

Each of Newcrest and Newmont represents and warrants to the other that, as at the date of this deed, it and each Newcrest Group Member or Newmont Group Member (as applicable):

(a)	is not a party to any agreement, arrangement or understanding with a Third Party entered into for the purpose of facilitating a Competing Proposal;

(b)	is not participating in any discussions, negotiations or other communications, and has terminated any existing discussions, negotiations or other communications, in relation to a Competing Proposal, or which could reasonably be expected to lead to a Competing Proposal;

(c)	has ceased to provide or make available any non-public information in relation to the Newcrest Group or Newmont Group (as applicable) to a Third Party where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Proposal; and

(d)	has requested in writing (or will do so within 5 Business Days after the date of this deed) the return or destruction of any non-public information (with such return or destruction to be effected as soon as practicable) in relation to the Newcrest Group or Newmont Group (as applicable) provided to a Third Party at any time within the 12 months prior to the date of this deed where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Proposal.

14 Exclusivity

14.2	No shop

During the Exclusivity Period, each of Newcrest and Newmont must not, and must ensure that each of its Related Persons does not, directly or indirectly, solicit, invite, encourage or initiate (including by the provision of non-public information to any Third Party) any inquiry, expression of interest, offer, proposal or discussion by any person in relation to, or which would reasonably be expected to lead to the making of, a Competing Proposal or announce or communicate to any person an intention to do anything referred to in this clause 14.

14.3	No talk and no due diligence

During the Exclusivity Period, and subject to clause 14.4, each of Newcrest and Newmont must not, and must ensure that each of its Related Persons does not, directly or indirectly:

(a)	participate in or continue any negotiations or discussions with respect to any inquiry, expression of interest, offer, proposal or discussion by any person with respect to or otherwise in connection with a Competing Proposal or which would reasonably be expected to encourage or lead to the making of, a Competing Proposal, even if that Competing Proposal was directly or indirectly solicited, invited, encouraged or initiated by the party or any of its Related Persons, even if the person has publicly announced the Competing Proposal;

(b)	negotiate, accept or enter into, offer or agree to negotiate, publicly propose to accept or enter into, any agreement, arrangement or understanding regarding a Competing Proposal; or

(c)	without limiting clauses 14.3(a) or 14.3(b), disclose, make available or otherwise provide any non-public information about it, any Newcrest Group Member or Newmont Group Member (as applicable), the business, operations or affairs of the Newcrest Group or Newmont Group (as applicable) to a Third Party (other than a Government Agency as permitted under the Confidentiality Deed) with a view to obtaining, or which would reasonably be expected to lead to receipt of, a Competing Proposal (including providing such information for the purposes of the conduct of due diligence investigations in respect of the Newcrest Group or Newmont Group (as applicable)) whether by that Third Party or another person, but nothing in this clause 14.3 prevents Newcrest or Newmont from making normal presentations to brokers, portfolio investors and analysts in the ordinary course of business with the prior written consent of the other party (such consent to not be unreasonably withheld) or promoting the merits of the Transaction.

14.4	Fiduciary exception

Clause 14.3 does not prohibit any action or inaction taken by Newcrest or Newmont or any of their Related Persons in relation to a Competing Proposal to the extent that the Newcrest’s or Newmont’s board (as applicable), acting in good faith, determines:

(a)	after receiving advice from its external financial and legal advisers, that the Competing Proposal is, or could reasonably be considered to become, a Newcrest Superior Proposal or Newmont Superior Proposal (as applicable); and

14 Exclusivity

(b)	after receiving written advice from its external legal advisers, that the failure to take or not take such action would likely breach the fiduciary or statutory duties of Newcrest’s or Newmont’s board members (as applicable), provided that the actual Competing Proposal was not brought about in connection with a breach of clause 14.2 or 14.3.

14.5	Information right

(a)	Subject to clause 14.5(b), if during the Exclusivity Period either Newcrest or Newmont provides or makes available any non-public information about that party, any Newcrest Group Member or Newmont Group member (as applicable), the business, operations or affairs of that party or any Newcrest Group Member or Newmont Group Member (as applicable) to a Third Party (in the course of due diligence investigations or otherwise) in reliance on the exception in clause 14.4, and that non-public information has not previously been provided or made available to the other party, the relevant party must:

(1)	promptly, and in any event within 2 Business Days of the date on which such non-public information has been provided or made available to that other person, provide to the other party:

(A)	in the case of written materials, a complete copy of; and

(B)	in any other case, a complete written statement of,

that non-public information; and

(2)	comply with its obligations under the Confidentiality Deed in all respects, including (but not limited to) clause 2.3 of that Confidentiality Deed.

(b)	Clause 14.5(a) does not require Newcrest or Newmont to provide or make available to the other party any information the relevant party, acting reasonably, considers is likely to disclose information relating to that other person which is commercially sensitive information of that person.

14.6	Notification of approaches

(a)	During the Exclusivity Period, each of Newcrest and Newmont must as soon as reasonably practicable (and in any event within 24 hours) notify the other party in writing if it, or any of its Related Persons, becomes aware of any:

(1)	negotiations, discussions or other communications, or approach, in relation to a Competing Proposal;

(2)	approach or proposal made to that party or any of its Related Persons, in connection with, or in respect of any exploration or completion of, a Competing Proposal; or

(3)	without limiting a party’s obligations under clause 14.3, provision by a party or any of its Related Persons of any non-public information concerning the business or operations of it or the Newcrest Group or Newmont Group (as applicable) to any Third Party (including a Government Agency) in connection with a Competing Proposal, whether direct or indirect, solicited or unsolicited, and in writing or otherwise.

(b)	A notification given under clause 14.6(a) must include all material terms and conditions of the Competing Proposal (including details of the price, conditions precedent, timetable, break fee or reimbursement fee and the identity of the Third Party making the actual, proposed or potential Competing Proposal, except that the identity of the Third Party can be withheld from disclosure if the party’s board determines, after receiving written advice from its external legal advisers, that disclosing the identity of the Third Party would likely breach the fiduciary or statutory duties of the party’s board members) to the extent known by the party or its Related Persons.

14 Exclusivity

14.7	Newmont matching right

(a)	During the Exclusivity Period, without limiting clauses 14.1, 14.2, 14.3 or 14.6, before:

(1)	any Newcrest Group Member enters into any agreement, arrangement or understanding (whether or not in writing) pursuant to which a Third Party or Newcrest proposes (or both a Third Party and Newcrest propose) to undertake or give effect to any Newcrest Competing Proposal; or

(2)	any Newcrest Board Member withdraws, changes, modifies, revises or qualifies their recommendation in favour of the Scheme in response to or in connection with an actual Newcrest Competing Proposal,

each of the following conditions must be satisfied:

(3)	the Newcrest Board, acting in good faith, must determine that:

(A)	the Newcrest Competing Proposal is a Newcrest Superior Proposal; and

(B)	the failure to take an action specified in clause 14.7(a)(1) and/or 14.7(a)(2) would likely breach the fiduciary or statutory duties of the Newcrest Board Members;

(4)	Newcrest has provided Newmont with:

(A)	the material terms and conditions of the Newcrest Competing Proposal, including the price, conditions precedent, timetable, break fee or reimbursement fee and the identity of the Third Party making the actual, proposed or potential Newcrest Competing Proposal (in each case, to the extent known); and

(B)	notwithstanding any other provision of this deed, a notification in writing of the determination under clause 14.7(a)(3), stating the reasons for that determination;

(5)	for at least 5 Business Days after the date of the provision of the information referred to in clause 14.7(a)(4), the Newcrest and Newmont have negotiated in good faith, to the extent Newmont wishes to negotiate and make itself reasonably available to negotiate, to enable Newmont to provide an equivalent or superior proposal to the terms of the Newcrest Competing Proposal;

(6)	by (but not before) the expiry of any negotiation period under clause 14.7(a)(5) (to avoid doubt, such negotiation period to be no less than 5 Business Days after the date of the provision of the information referred to in clause 14.7(a)(4)), the Newcrest Board has considered in good faith any written proposal to Newcrest from Newmont to improve the Scheme Consideration or otherwise alter the terms of the Transaction (Newmont Counterproposal) and, acting in good faith and after receiving written advice from its external legal advisers and advice from its financial advisers, has determined that the Newmont Counterproposal would not produce an equivalent or superior outcome for Newcrest Shareholders (as a whole) as compared to the outcome that would be provided by the Newcrest Competing Proposal, taking into account all terms and conditions and other aspects of:

14 Exclusivity

(A)	the Newmont Counterproposal (including the value and type of consideration, funding, any timing considerations, any conditions precedent or other matters affecting the probability of the Newmont Counterproposal being completed compared to the Newcrest Competing Proposal or other relevant matters); and

(B)	the Newcrest Competing Proposal, and that the failure to take an action specified in clause 14.7(a)(1) and/or 14.7(a)(2) would continue to breach the fiduciary or statutory duties of the Newcrest Board Members; and

(7)	Newcrest has complied with its obligations under clause 14.7(b).

(b)	If, in accordance with clause 14.7(a)(6), Newmont provides a Newmont Counterproposal, Newcrest must procure that the Newcrest Board considers the Newmont Counterproposal and determines, as soon as reasonably practicable (and in any event, within 4 Business Days of receiving the Newmont Counterproposal), whether, acting reasonably and in good faith after receiving written advice from its external legal advisers and advice from its financial advisers, the Newmont Counterproposal would provide an equivalent or superior outcome to Newcrest Shareholders (as a whole) as compared with the Newcrest Competing Proposal. Following that determination, Newcrest must:

(1)	procure that the Newcrest Board promptly (and in any event within 24 hours) notifies Newmont of the determination in writing, stating reasons for that determination; and

(2)	if the determination is that the Newmont Counterproposal would provide an equivalent or superior outcome to Newcrest Shareholders (as a whole) as compared with the Newcrest Competing Proposal, then:

(A)	for a period of not less than 2 Business Days after Newcrest delivers to Newmont the notice referred to above (or such other period agreed by Newcrest and Newmont), Newcrest and Newmont must use their best endeavours to agree the transaction documentation required to implement the Newmont Counterproposal as soon as reasonably practicable; and

(B)	Newcrest must use its best endeavours to procure that the Newcrest Board unanimously recommend that Newcrest Shareholders vote in favour of the Newmont Counterproposal.

(c)	A statement by Newcrest, the Newcrest Board or any Newcrest Board Member to the effect that:

15 Break Fee

(1)	the Newcrest Board has determined that a Newcrest Competing Proposal is a Newcrest Superior Proposal and has commenced the matching right process set out in this clause 14.7; or

(2)	Newcrest Shareholders should take no action pending the completion of the matching right process set out in this clause 14.7,

does not of itself:

(3)	constitute an change, withdrawal, modification or qualification of the recommendation by the Newcrest Board Members or an endorsement of a Newcrest Competing Proposal;

(4)	contravene this deed;

(5)	give rise to an obligation to pay the Break Fee under clause 15.2; or

(6)	give rise to a termination right under clause 17.1.

14.8	Acknowledgements and compliance with law

(a)	Newmont warrants to Newcrest that it would not have entered into this deed without the benefit of this clause 14.

(b)	Newcrest warrants to Newmont that it has received legal advice on this deed and the operation of this clause 14.

(c)	If it is determined by a court, or the Takeovers Panel, that the agreement by Newcrest and Newmont under this clause 14 or any part of it:

(1)	constitutes a breach of the fiduciary or statutory duties of either party’s board;

(2)	constitutes ‘unacceptable circumstances’ within the meaning of the Corporations Act; or

(3)	is unlawful for any other reason,

then, to that extent (and only to that extent) Newcrest will not be obliged to comply with that provision of this clause 14.

(d)	The parties must not make or cause to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in this clause 14.8.

15	Break Fee

15.1	Background to Break Fee

(a)	Each of Newcrest and Newmont acknowledges that, if they enter into this deed and the Scheme is subsequently not implemented, Newmont will incur significant costs and experience significant disruption, including those set out in clause 15.4.

(b)	In these circumstances, Newcrest and Newmont have agreed that provision be made for the payment outlined in clause 15.2, without which Newmont would not have entered into this deed or otherwise agreed to implement the Scheme.

15 Break Fee

(c)	Newcrest and the Newcrest Board believe, having taken advice from its external legal advisers and financial advisers, that the implementation of the Scheme will provide benefits to it and its shareholders, and that it is reasonable that Newcrest agree to the payments referred to in clause 15.2 in order to secure Newmont’s participation in the Transaction.

15.2	Break Fee triggers

Subject to clauses 15.5, 15.6 and 15.8, Newcrest must pay the Break Fee to Newmont, if, during the Exclusivity Period:

(a)	a Newcrest Board Member:

(1)	changes, withdraws, modifies, revises or qualifies their support of the Scheme or their recommendation that Newcrest Shareholders vote in favour of the Scheme;

(2)	fails to recommend that Newcrest Shareholders vote in favour of the Scheme in the manner described in clause 5.5(a); or

(3)	makes a public statement indicating that they no longer recommend the Scheme or recommend that Newcrest Shareholders accept or vote in favour of, or otherwise publicly supports or endorses, a Newcrest Competing Proposal (but excluding a statement that no action should be taken by Newcrest Shareholders pending the assessment of a Newcrest Competing Proposal by the Newcrest Board or the completion of the matching right process set out in clause 14.7), unless:

(4)	the Independent Expert concludes in the Independent Expert’s Report (or in any written update of, or revision, amendment or addendum to that report), that the Scheme is not in the best interests of Scheme Shareholders (other than where the conclusion is due wholly or in part to the existence of a Newcrest Competing Proposal); or

(5)	Newcrest is entitled to, and has exercised its right to, terminate this deed pursuant to clause 17.1(a)(1) or 17.2(a);

(b)	a Newcrest Competing Proposal of any kind is announced (whether or not such proposal is stated to be subject to any pre-conditions) and, within 18 months of the date of such announcement (whether or not during the Exclusivity Period), a Third Party (together with one or more Associates) completes a Newcrest Competing Proposal; or

(c)	Newmont has validly terminated this deed in accordance with clauses 17.1(a)(2) or 17.2(b).

15.3	Timing of payment of Break Fee

(a)	A demand by Newmont for payment of the Break Fee under clause 15.2 must:

(1)	be in writing;

(2)	be made after the occurrence of the event in that clause giving rise to the right to payment;

(3)	state the circumstances which give rise to the demand; and

(4)	nominate an account into which Newcrest is to pay the Break Fee.

15 Break Fee

(b)	Newcrest must pay the Break Fee into the account nominated by Newmont, without set-off or withholding, within 10 Business Days after receiving a demand for payment where Newmont is entitled under clause 15.2 to the Break Fee.

15.4	Basis of Break Fee

The Break Fee has been calculated to reimburse Newmont for costs and expenses incurred, including the following:

(a)	fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees);

(b)	reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives;

(c)	costs of management and directors’ time in planning and implementing the Transaction;

(d)	out of pocket expenses incurred by Newmont and Newmont’s employees, advisers and agents in planning and implementing the Transaction; and

(e)	any damage to Newmont’s reputation associated with a failed transaction and the implications of that damages to Newmont’s business,

and Newcrest and Newmont agree that:

(f)	the costs actually incurred by Newmont will be of such a nature that they cannot all be accurately ascertained; and

(g)	the Break Fee is a genuine and reasonable pre-estimate of those costs,

and each of Newcrest and Newmont represents and warrants to the other party that it has received legal advice from its external legal advisers in relation to the operation of this clause 15.

15.5	Compliance with law

(a)	This clause 15 does not impose an obligation on Newcrest to pay the Break Fee to the extent (and only to the extent) that the obligation to pay the Break Fee:

(1)	is declared by the Takeovers Panel to constitute ‘unacceptable circumstances’; or

(2)	is determined to be unenforceable or unlawful by a court of competent jurisdiction (subject to clause 22.1(c)),

provided that all proper avenues of appeal and review, judicial and otherwise, have been exhausted and, for the avoidance of doubt, Newmont must refund to Newcrest within 5 Business Days any amount in excess of its obligation under this clause 15 that Newcrest has already paid to Newmont when that declaration or determination is made (unless otherwise required by the Takeovers Panel or a court).

(b)	For the avoidance of doubt, any part of the Break Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by Newcrest.

(c)	The parties must not make or cause to be made, any application to the Takeovers Panel or a court for or in relation to a declaration or determination referred to in clause 15.5(a).

16 Reverse Break Fee

15.6	Break Fee payable only once

Where the Break Fee becomes payable to Newmont under clause 15.2 and is actually paid to Newmont, Newmont cannot make any claim against Newcrest for payment of any subsequent Break Fee.

15.7	Other Claims

(a)	Despite anything to the contrary in this deed, the maximum aggregate liability of Newcrest under or in connection with this deed (including, to the maximum extent permitted by law, for any Claims) is the amount of the Break Fee and in no event will the aggregate liability of Newcrest to Newmont for Claims under this deed and in connection with the Transaction or the Scheme exceed the Break Fee.

(b)	If an amount is paid by Newcrest to Newmont in accordance with clause 15.2 and in the amount of the Break Fee:

(1)	payment of that amount is the sole and exclusive remedy for Newmont;

(2)	no further damages, fees, expenses or reimbursements will be payable by Newcrest;

(3)	neither Newmont nor any of its Related Bodies Corporate may make any claim whatsoever whether for specific performance, injunctive relief, damages, loss, liability, compensation, payments, fees, expenses or reimbursements against Newcrest or any other Newcrest Indemnified Party;

(4)	that amount is received by Newmont in complete settlement of any all Claims that Newmont may have had against Newcrest; and

(5)	clause 22.10(b) ceases to apply,

in each case, in respect of the matter giving rise to the payment and otherwise under this deed or in connection with the Transaction or the Scheme, to the maximum extent permitted by law.

15.8	No Break Fee if Scheme Effective

Despite anything to the contrary in this deed, the Break Fee will not be payable to Newmont if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 15.2, and any amount of the Break Fee already paid under this clause 15 must be refunded to Newcrest by Newmont within 10 Business Days after the Scheme becomes Effective.

16	Reverse Break Fee

16.1	Background to Reverse Break Fee

(a)	Each of Newcrest and Newmont acknowledges that, if they enter into this deed and the Scheme is subsequently not implemented, Newcrest will incur significant costs and experience significant disruption.

16 Reverse Break Fee

(b)	In these circumstances, Newcrest and Newmont have agreed that provision be made for the payment outlined in clause 16.2, without which Newcrest would not have entered into this deed or otherwise agreed to implement the Scheme.

(c)	Newmont and the Newmont Board believe, having taken advice from its external legal advisers and financial advisers, that the implementation of the Scheme will provide benefits to it and its shareholders, and that it is reasonable that Newmont agree to the payments referred to in clause 16.2 in order to secure Newcrest’s participation in the Transaction.

16.2	Reverse Break Fee triggers

Subject to clauses 16.4 and 16.6, Newmont must pay the Reverse Break Fee to Newcrest, if, during the Exclusivity Period:

(a)	a Newmont Board Member withdraws, adversely revises or adversely qualifies their support of the Transaction or their recommendation that Newmont Stockholder vote in favour of the Newmont Stockholder Resolution or fails to recommend that Newmont Stockholder vote in favour of the Newmont Stockholder Resolution in the manner described in clause 5.6(a) unless Newmont is entitled to terminate this deed pursuant to clauses 17.1(a)(2) or 17.2(b);

(b)	a Newmont Competing Proposal of any kind is announced (whether or not such proposal is stated to be subject to any pre-conditions) and, within 18 months of the date of such announcement (whether or not during the Exclusivity Period), a Third Party completes a Newmont Competing Proposal;

(c)	this deed is validly terminated in accordance with clause 3.6 due to the failure to satisfy the Condition Precedent set out in clause 3.1(h) (Newmont Stockholder approval);

(d)	Newcrest has validly terminated this deed pursuant to clauses 17.1(a)(1) or 17.2(a) and the Transaction does not complete; or

(e)	the Scheme becomes Effective but Newmont or Newmont Overseas does not pay or procure the payment of the Scheme Consideration in accordance with its obligation under this deed, the Scheme and the Deed Poll.

16.3	Timing of payment of Reverse Break Fee

(a)	A demand by Newcrest for payment of the Reverse Break Fee under clause 16.2 must:

(1)	be in writing;

(2)	be made after the occurrence of the event in that clause giving rise to the right to payment and termination of this deed;

(3)	state the circumstances which give rise to the demand; and

(4)	nominate an account into which Newmont is to pay the Reverse Break Fee.

(b)	Newmont must pay the Reverse Break Fee into the account nominated by Newcrest, without set-off or withholding, within 10 Business Days after receiving a demand for payment where Newcrest is entitled under clause 16.2 to the Reverse Break Fee.

16 Reverse Break Fee

16.4	Basis of Reverse Break Fee

The Reverse Break Fee has been calculated to reimburse Newcrest for costs and expenses incurred, including the following:

(a)	fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees);

(b)	reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives;

(c)	costs of management and directors’ time in planning and implementing the Transaction;

(d)	out of pocket expenses incurred by Newcrest and Newcrest’s employees, advisers and agents in planning and implementing the Transaction; and

(e)	any damage to Newcrest’s reputation associated with a failed transaction and the implications of that damages to Newcrest’s business,

and the Newcrest and Newmont agree that:

(f)	the costs actually incurred by Newcrest will be of such a nature that they cannot all be accurately ascertained; and

(g)	the Reverse Break Fee is a genuine and reasonable pre-estimate of those costs,

and each of Newcrest and Newmont represents and warrants to the other party that it has received legal advice from its external legal advisers in relation to the operation of this clause 16.

16.5	Compliance with law

(a)	This clause 16 does not impose an obligation on Newmont to pay the Reverse Break Fee to the extent (and only to the extent) that the obligation to pay the Reverse Break Fee is determined to be unenforceable or unlawful by a court of competent jurisdiction (subject to clause 22.1(c) provided that all proper avenues of appeal and review, judicial and otherwise, have been exhausted, and, for the avoidance of doubt, Newcrest must refund to Newmont within 10 Business Days any amount in excess of its obligation under this clause 16 that Newmont has already paid to Newcrest when that declaration or determination is made (unless otherwise required by a court).

(b)	For the avoidance of doubt, any part of the Reverse Break Fee that is not unenforceable or unlawful (as applicable) must be paid by Newmont.

(c)	The parties must not make or cause to be made, any application to a court for or in relation to a declaration or determination referred to in clause 16.4(a).

16.6	Reverse Break Fee payable only once

(a)	Subject to clause 16.6(b), where a Reverse Break Fee becomes payable to Newcrest under clause 16.2 and is actually paid to Newcrest, Newcrest cannot make any claim against Newmont for payment of any subsequent Reverse Break Fee.

(b)	If for any reason Newcrest is entitled or becomes entitled to payment of two or more Reverse Break Fees under clause 16.2, then Newcrest will be entitled to the higher Reverse Break Fee and, if a lower Reverse Break Fee has already been paid by Newmont to Newcrest, Newmont must also pay to Newcrest the difference between the higher and lower Reverse Break Fees.

17 Termination

16.7	Other Claims

(a)	Despite anything to the contrary in this deed, the maximum aggregate liability of the Newmont Group under or in connection with this deed (including, to the maximum extent permitted by law, for any Claims) is the amount of the Reverse Break Fee and in no event will the aggregate liability of the Newmont Group to Newcrest for Claims under this deed and in connection with the Transaction or the Scheme exceed the Reverse Break Fee.

(b)	If an amount is paid by Newmont to Newcrest in accordance with clause 16.2 and in the amount of the Reverse Break Fee:

(1)	payment of that amount is the sole and exclusive remedy for Newcrest;

(2)	no further damages, fees, expenses or reimbursements will be payable by the Newmont Group;

(3)	neither Newcrest nor any of its Related Bodies Corporate may make any claim whatsoever whether for specific performance, injunctive relief, damages, loss, liability, compensation, payments, fees, expenses or reimbursements against Newmont or any other Newmont Indemnified Party;

(4)	that amount is received by Newcrest in complete settlement of any all Claims that Newcrest may have had against the Newmont Group; and

(5)	clause 22.10(b) ceases to apply,

in each case, in respect of the matter giving rise to the payment and otherwise under this deed or in connection with the Transaction or the Scheme, to the maximum extent permitted by law.

16.8	Claims under the Deed Poll

Subject to clause 16.8(b), nothing in clause 16.7 or otherwise in this deed, will limit:

(a)	Newmont’s or Newmont Overseas’ liability in connection with a failure of Newmont or Newmont Overseas to provide, or procure the provision of, the Scheme Consideration to each Scheme Shareholder for each Scheme Share in accordance with the terms of this deed and the Scheme in breach of clause 4.2 of this deed or the Deed Poll; or

(b)	subject to clause 16.7, any application to a court or claim for specific performance or injunctive relief.

17	Termination

17.1	Termination for material breach

(a)	Newcrest or Newmont may terminate this deed by written notice to the other party in the following circumstances:

17 Termination

(1)	other than in respect of a breach of either a Newmont Representation and Warranty or a Newmont Overseas Representation and Warranty (which are dealt with in clause 17.2), at any time before 8.00am on the Second Court Date, Newcrest may terminate this deed if Newmont or Newmont Overseas has materially breached this deed, provided that Newcrest is not in material breach of this deed and has given written notice to Newmont setting out the relevant circumstances and stating an intention to terminate this deed, and Newmont or Newmont Overseas (as applicable) has failed to remedy the breach within 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given; or

(2)	other than in respect of a breach of a Newcrest Representation and Warranty (which is dealt with in clause 17.2), at any time before 8.00am on the Second Court Date, Newmont may terminate this deed if Newcrest has materially breached this deed, provided that neither Newmont or Newmont Overseas is in material breach of this deed and has given written notice to Newcrest setting out the relevant circumstances and stating an intention to terminate this deed, and Newcrest has failed to remedy the breach within 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given; or

(3)	in the circumstances set out in, and in accordance with, clause 3.6.

(b)	Subject to clause 17.1(c), Newcrest may terminate this deed by written notice to Newmont before 8.00am on the Second Court Date if, for any reason whether or not permitted by this deed, a member of the Newmont Board:

(1)	fails to recommend the Newmont Stockholder Resolution in the manner described in clause 5.6(a);

(2)	changes, withdraws, modifies, revises or qualifies their support of the Scheme or their recommendation that Newmont Stockholders vote in favour of the Newmont Stockholder Resolution in the manner described in clause 5.6(a); or

(3)	makes a public statement indicating that they no longer recommend the Transaction or recommend or otherwise publicly supports or endorses a Newmont Competing Proposal.

(c)	A statement by Newmont, the Newmont Board or any Newmont Board Member to the effect that:

(1)	Newmont has received a Newmont Competing Proposal;

(2)	the Newmont Board is considering whether a Newmont Competing Proposal is a Newmont Superior Proposal; or

(3)	Newmont Stockholders should take no action pending the completion of the Newmont Board’s consideration of whether a Newmont Competing Proposal is a Newmont Superior Proposal,

does not of itself:

(4)	constitute a change, withdrawal, modification or qualification of the recommendation by the Newmont Board Members or an endorsement of a Newmont Competing Proposal;

(5)	contravene this deed;

17 Termination

(6)	give rise to an obligation to pay the Reverse Break Fee under clause 16.2; or

(7)	give rise to a termination right under clause 17.1.

(d)	Newcrest may terminate this deed by written notice to Newmont until 8.00am on the Second Court Date if Newcrest has received a Newcrest Competing Proposal and the Newcrest Board has determined (after all of Newmont’s rights under clause 14.7 have been exhausted and, to avoid doubt, if Newmont provides a Newmont Counterproposal under clause 14.7(b), after the Newcrest Board has determined in accordance with clause 14.7(b) that the Newmont Counterproposal would not provide an equivalent or superior outcome to Newcrest Shareholders (as a whole) as compared with the relevant Newcrest Competing Proposal) that the Newcrest Competing Proposal constitutes a Newcrest Superior Proposal.

(e)	Subject to clause 17.1(f), Newmont may terminate this deed by written notice to Newcrest until 8.00am on the Second Court Date if, for any reason whether or not permitted by this deed, a member of the Newcrest Board:

(1)	fails to recommend the Scheme in the manner described in clause 5.5(a);

(2)	changes, withdraws, modifies, revises or qualifies their support of the Scheme or their recommendation that Newcrest Shareholders vote in favour of the Scheme in the manner described in clause 5.5(a); or

(3)	makes a public statement indicating that they no longer recommend the Scheme or recommend that Newcrest Shareholders accept or vote in favour of, or otherwise publicly supports or endorses, a Newcrest Competing Proposal (but excluding a statement that no action should be taken by Newcrest Shareholders pending the assessment of a Newcrest Competing Proposal by the Newcrest Board or the completion of the matching right process set out in clause 14.7).

(f)	A statement by Newcrest, the Newcrest Board or any Newcrest Board Member to the effect that:

(1)	Newcrest has received a Newcrest Competing Proposal;

(2)	the Newcrest Board is considering whether a Newcrest Competing Proposal is a Newcrest Superior Proposal; or

(3)	Newcrest Shareholders should take no action pending the completion of the Newcrest Board’s consideration of whether a Newcrest Competing Proposal is a Newcrest Superior Proposal,

does not of itself:

(4)	constitute a change, withdrawal, modification or qualification of the recommendation by the Newcrest Board Members or an endorsement of a Newcrest Competing Proposal;

(5)	contravene this deed;

(6)	give rise to an obligation to pay the Break Fee under clause 15.2; or

(7)	give rise to a termination right under clause 17.1.

17 Termination

17.2	Termination for breach of representations and warranties

(a)	Newcrest may, at any time before 8.00am on the Second Court Date, terminate this deed for material breach of a material Newmont Representation and Warranty or Newmont Overseas Representation and Warranty only if:

(1)	Newcrest has given written notice to Newmont setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse;

(2)	the relevant breach continues to exist 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 17.2(a)(1); and

(3)	the relevant breach is material in the context of the Scheme (taken as a whole).

(b)	Newmont may, at any time prior to 8.00am on the Second Court Date, terminate this deed for material breach of a material Newcrest Representation and Warranty only if:

(1)	Newmont has given written notice to Newcrest setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse;

(2)	the relevant breach continues to exist 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 17.2(b)(1); and

(3)	the relevant breach is material in the context of the Scheme (taken as a whole).

17.3	Effect of termination

If this deed is terminated by either Newcrest or Newmont under clauses 3.6, 17.1 or 17.2:

(a)	each of Newcrest, Newmont and Newmont Overseas will be released from its obligations under this deed, except that this clause 17.3, and clauses 1.1, 1.2, 10.3, 10.7 to 10.11, 11, 13, 15, 16, 18, 19, 21 and 22, will survive termination and remain in force;

(b)	each of Newcrest, Newmont and Newmont Overseas will retain the rights it has or may have against any other party in respect of any past breach of this deed; and

(c)	in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force and effect including any further obligations in respect of the Scheme.

17.4	Termination

Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this deed and the provision under which it is terminating this deed.

19 Withholding tax

17.5	No other termination

No party may terminate or rescind this deed, except as permitted under clauses 3.6, 17.1 or 17.2.

18	Duty, costs and expenses

18.1	Stamp duty

Newmont or Newmont Overseas:

(a)	must pay all duty, if applicable (including applicable stamp duties and any fines and penalties with respect to any such duty), in respect of this deed or the Scheme or the steps to be taken under this deed or the Scheme; and

(b)	indemnifies Newcrest against any liability arising from its failure to comply with clause 18.1(a).

18.2	Costs and expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.

19	Withholding tax

(a)	If Newmont or Newmont Overseas is required by any Tax Law in any jurisdiction, including without limitation Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth) (Subdivision 14-D), to withhold and pay any amount to any Tax Authority in respect of the acquisition of Newcrest Shares from certain Newcrest Shareholders, Newmont and Newmont Overseas is permitted to deduct the relevant amount from the payment of the Scheme Consideration to those Newcrest Shareholders, and remit such amount to the Tax Authority. The aggregate sum payable to the Newcrest Shareholders shall not be increased to reflect the deduction and the net aggregate sum payable to those Newcrest Shareholders shall be taken to be in full and final satisfaction of the amounts owing to the Newcrest Shareholders.

(b)	Newmont and Newmont Overseas acknowledge and agree that it shall not pay any amounts to the Commissioner of Taxation under Subdivision 14-D with respect to a Newcrest Shareholder where it receives an entity declaration from the Newcrest Shareholder prior to the Implementation Date, where:

(1)	the entity declaration is made in accordance with the requirements in section 14-225 of Subdivision 14-D and covers the Implementation Date (Entity Declaration); and

(2)	Newmont and Newmont Overseas does not know the Entity Declaration to be false.

(c)	Newcrest agrees that Newmont and Newmont Overseas may approach the ATO or any other Tax Authority to obtain clarification as to the application of Subdivision 14-D or other withholding obligations to the Transaction and will provide all information and assistance that Newmont reasonably requires in making any such approach. Newmont agrees:

(1)	To provide Newcrest a reasonable opportunity to review the form and content of all materials to be provided to the ATO or other Tax Authority, and must incorporate Newcrest’s reasonable comments on those materials, and more generally to take into account Newcrest’s comments in relation to Newmont’s or Newmont Overseas’ engagement with the ATO or other Tax Authority, and provide Newcrest a reasonable opportunity to participate in any discussions and correspondence between Newmont or Newmont Overseas and the ATO or other Tax Authority in connection with the application of Subdivision 14-D or other withholding obligation to the Transaction; and

(2)	not to contact any Newcrest Shareholders in connection with the application of Subdivision 14-D or other withholding obligation to the Transaction without Newcrest’s prior written consent.

20 GST

20	GST

(a)	Any consideration or amount payable under this deed, including any non-monetary consideration (as reduced in accordance with clause 20(e) if required) (Consideration) is exclusive of GST.

(b)	If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)	The Additional Amount payable under clause 20(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(d)	If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 20(b):

(1)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;

(2)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(3)	the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 7 days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

21 Notices

(e)	Despite any other provision in this deed if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

(f)	Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(g)	Any term starting with a capital letter that is not defined in this deed has the same meaning as the term has in the GST Act.

21	Notices

21.1	Form of Notice

A notice or other communication to a party under this deed (Notice) must be:

(a)	in writing and in English; and

(b)	addressed to that party as nominated below (or any alternative details nominated to the sending party by Notice):

Party	Address	Addressee	Email
Newcrest	Level 8, 600 St Kilda Road, Melbourne VIC 3004	Maria Sanz Perez	ria.sanz@newcrest.com.au
With copy to (which shall not constitute notice):	Herbert Smith Freehills, 80 Collins Street, Melbourne VIC 3000	Rodd Levy, Partner Kam Jamshidi, Partner	rodd.levy@hsf.com kam.jamshidi@hsf.com
Newmont Newmont Overseas	6900 E.Layton Avenue, Suite 700, Denver, Colorado, 80237, United States of America	Nancy Lipson	legalnotices@newmont.com
With copy to (which shall not constitute notice):	King & Wood Mallesons, Level 27, Collins Arch, 447 Collins Street, Melbourne VIC 3000	Will Heath, Partner Antonella Pacitti, Partner	will.heath@au.kwm.com antonella.pacitti@au.kwm.com

22 General

21.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address.
By email to the nominated email address	When the party sending the email receives notification that the email was successfully transmitted and read by the receiving party, or if no such notification is received, four hours after the email was sent, unless the party sending the email receives notification that the email was not successfully transmitted.

22	General

22.1	Governing law and jurisdiction

(a)	This deed is governed by the law in force in Victoria, Australia.

(b)	Each party irrevocably:

(1)	submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed; and

(2)	waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

(c)	Each party agrees that a final judgment in any legal proceedings in a court exercising jurisdiction in Victoria, Australia will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

22 General

22.2	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

22.3	Invalidity and enforceability

(a)	If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 22.3(a) does not apply where enforcement of the provision of this deed in accordance with clause 22.3(a) would materially affect the nature or effect of the parties’ obligations under this deed.

22.4	Waiver

No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 22.4 are set out below.

Term	Meaning
conduct	includes delay in the exercise of a right.
right	any right arising under or in connection with this deed and includes the right to rely on this clause.
waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

22.5	Variation

A variation of any term of this deed must be in writing and signed by the parties.

22.6	Assignment of rights

(a)	A party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this deed without the prior written consent of the other party or as expressly provided in this deed.

(b)	A breach of clause 22.6(a) by a party shall be deemed to be a material breach for the purposes of clause 17.1(a)(1).

(c)	Clause 22.6(b) does not affect the construction of any other part of this deed.

22 General

22.7	Entire agreement

This deed, together with the Confidentiality Deed and all other documents referred to herein or initialled by or on behalf of the parties on or about the date hereof, states all the express terms agreed by the parties in respect of its subject matter. These supersede all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

22.8	Counterparts

This deed may be executed in any number of counterparts.

22.9	Relationship of the parties

(a)	Nothing in this deed gives a party authority to bind any other party in any way.

(b)	Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

22.10	Remedies cumulative

(a)	Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with, and not exclusive of, the rights, powers and remedies provided by law independently of this deed.

(b)	Subject to clauses 15.7 and 16.7, each party acknowledges that the remedy of damages may be inadequate if a party breaches this deed (including failing to take such actions as are required to implement the Scheme under this deed) and that either party is entitled to seek and obtain, without limitation, injunctive relief or specific performance if either party breaches (including failing to take such actions as are required to implement the Scheme), or threatens to breach this deed.

(c)	If a party makes any claim contemplated by clause 22.10(b) (other than to specifically enforce any clause that expressly survives the termination of this deed), the End Date will be automatically extended to:

(1)	the day that is 40 Business Days after the claim is resolved or determined; or

(2)	such other period ordered by a court with competent jurisdiction in respect of the claim.

22.11	Exercise of rights

An express obligation to act reasonably (or not unreasonably) under this deed is taken to refer to an obligation to act reasonably (or not unreasonably) in the context of the parties’ intentions to implement the Transaction on the terms of this deed.

22.12	Service of process

(a)	Without preventing any method of service, Newmont and Newmont Overseas irrevocably appoint King & Wood Mallesons as its agent for the service of process in Australia in relation to any matter arising out of this deed, and agrees that any document may be served on Newmont and Newmont Overseas by being delivered to or left for Newmont and Newmont Overseas at the following address:

King & Wood Mallesons
Level 61
Governor Phillip Tower, 1 Farrer Place
SYDNEY NSW 2000

(b)	If King & Wood Mallesons ceases to be able to act as process agent, Newmont and Newmont Overseas agree to appoint a new process agent in the jurisdiction referred to in clause 22.1 and deliver to Newcrest within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. Newmont and Newmont Overseas must inform Newcrest in writing of any change in the address of its process agent within 2 Business Days of the change.

(c)	Newmont and Newmont Overseas agree that failure by its process agent to notify Newmont and Newmont Overseas of any document in connection with this deed does not invalidate the document concerned.

(d)	Newmont and Newmont Overseas agrees that service of documents on its process agent is sufficient service on it.

Schedules

Table of contents

Newcrest Representations and Warranties	91

Newmont Representations and Warranties	95

Newmont Overseas Representations and Warranties	98

Newcrest capital structure	99

Newmont capital structure	99

Schedule 1

Newcrest Representations and Warranties

Newcrest represents and warrants to Newmont that:

(a)	Newcrest Information: the Newcrest Information contained in the:

(1)	Scheme Booklet, as at the date of the Scheme Booklet; and

(2)	Newmont Proxy Statement, as at the date of the Newmont Proxy Statement (or any amendment or supplement statement) is filed with the SEC or mailed to Newmont Stockholders,

will not contain any statement which is false, misleading or deceptive in a material respect (with any statement of belief or opinion having been formed on a reasonable basis), including by way of omission from that statement;

(b)	basis of Newcrest Information: the Newcrest Information:

(1)	will be prepared and included in the Scheme Booklet and the Newmont Proxy Statement in good faith and on the understanding that Newmont and each other Newmont Indemnified Party will rely on that information for the purpose of preparing the Scheme Booklet and Newmont Proxy Statement and determining to proceed with the Transaction; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules and, in respect of the Newcrest Information in the Newmont Proxy Statement, the Securities Act and the Exchange Act (as applicable);

(c)	provision of information to the Independent Expert: all information provided by Newcrest to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(d)	new information: it will, as a continuing obligation, ensure that the Newcrest Information contained in the Scheme Booklet and Newmont Proxy Statement are updated to include all further or new information which arises:

(1)	in respect of the Scheme Booklet, after the date of the Scheme Booklet until the date of the Scheme Meeting; and

(2)	in respect of the Newmont Proxy Statement, after the date of the Newmont Proxy Statement (or any amendment or supplement statement) is filed with the SEC or sent to Newmont Stockholders until the date of the Newmont Stockholder Meeting, which are necessary to ensure that the Newcrest Information contained in the Scheme Booklet and Newmont Proxy Statement are not false, misleading or deceptive (including by way of omission) in any material respect;

(e)	validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

Schedule 1 Representations and Warranties

(f)	authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Newcrest and Newcrest has taken or will take all necessary corporate action to authorise the performance by Newcrest of this deed and the Scheme;

(g)	power: it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed;

(h)	no default: this deed does not conflict with or result in the breach of or a default under:

(1)	any provision of the Newcrest Constitution; or

(2)	any material contract or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other Newcrest Group Member is bound,

and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(i)	deed binding: this deed is a valid and binding obligation of Newcrest, enforceable in accordance with its terms;

(j)	continuous disclosure: Newcrest has complied in all material respects with its obligations in Chapter 5 of the ASX Listing Rules and continuous disclosure obligations under Listing Rule 3.1 and, as at the date of this deed, other than for this Transaction, it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure;

(k)	capital structure: as at the date of this deed, its capital structure, including all issued securities, is as set out in Schedule 4 and it has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into Newcrest Shares other than as set out in Schedule 4 and it is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any Newcrest Shares, options, warrants, performance rights or other securities or instruments in Newcrest;

(l)	Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it or another Newcrest Group Member, nor, as far as Newcrest is aware, has any regulatory action of any nature been taken that would prevent or restrict its ability to fulfil its obligations under this deed or the Scheme;

(m)	Newcrest Disclosure Materials: as far as Newcrest is aware, the Newcrest Disclosure Materials have been collated with all reasonable care and skill and are accurate in all material respects and not are false, misleading or deceptive in a material respect (including by omission). For the purpose of this clause (m), the Newcrest Disclosure Materials are deemed not to include any information, document, representation, statement, view or opinion to the extent that it contains or expresses a forecast, prediction or projection or is otherwise forward looking as at the date of this deed;

(n)	compliance with laws: as at the date of this deed, so far as Newcrest is aware, Newcrest and each Newcrest Group Member has complied in all material respects with all laws and regulations applicable to them and orders of Government Agencies having jurisdiction over them;

(o)	dealings in Newmont securities: as at the date of this deed:

(1)	Newcrest and its associates do not have a Relevant Interest in any Newmont Shares, and neither Newcrest nor any associate of Newcrest has a Relevant Interest in, or a right to acquire, any other Newmont Shares (whether issued or not or held by Newcrest or not); and

Schedule 1 Representations and Warranties

(2)	Newcrest and each of its Related Persons have not entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring, or disposing of securities in any Newmont Group Member or of any assets of any Newmont Group Member (including cash-settled derivative contract, contracts for difference or other derivative contracts);

(p)	all necessary authorisations: the Newcrest Group has, as at the date of this deed, all material licences, leases, permits and authorisations necessary for it to conduct the business of the Newcrest Group as conducted as at the date of this deed, and no member of the Newcrest Group:

(1)	is in material breach of, or default under, any such licence, lease, permit or authorisation as at the date of this deed; or

(2)	has received any notice in respect of the termination, revocation, variation or non-renewal of any such licence, lease, permit or authorisation;

(q)	no Newcrest Material Adverse Change: so far as Newcrest is aware, no Newcrest Material Adverse Change has occurred since 31 December 2022;

(r)	financial information and filing the financial statements of the Newcrest Group included (or incorporated by reference) in its half year report for the half year ended 31 December 2022 and full year report for the full year ended 30 June 2022, including the related notes, where applicable:

(1)	have been prepared in accordance with the requirements of the Corporations Act and any other applicable laws and in accordance with applicable accounting standards; and

(2)	give a true and fair view in all material respects of the consolidated financial position of the Newcrest Group and the consolidated results of operations and changes in cash flows and equity of the Newcrest Group as of the respective dates and for the periods to which those financial statements relate;

(s)	undisclosed liabilities: as at the date of this deed, none of Newcrest or its Subsidiaries, as far as Newcrest is aware and except to the extent Newcrest is relying on the carve-out in Listing Rule 3.1A, has any material liabilities arising after 1 January 2023 required under applicable accounting standards to be reflected on the consolidated balance sheet of Newcrest, except for (i) liabilities and obligations that are specifically presented or disclosed in Newcrest’s half year report for the half year ended 31 December 2022, including the related notes; (ii) those incurred in the ordinary course of business since the date of Newcrest’s half year report for the half year ended 31 December 2022; and (iii) those incurred in connected with the execution of this deed;

(t)	litigation: there are no current material actions, suits, arbitrations or legal or administrative proceedings against any member of the Newcrest Group and, as far as Newcrest is aware:

(1)	there are no (i) pending or threatened material claims, disputes or demands, or (ii) pending or threatened material actions, suits, arbitrations or legal or administrative proceedings, in each case against any member of the Newcrest Group; and

Schedule 1 Representations and Warranties

(2)	no member of the Newcrest Group is the specific subject of, or has received an unresolved written notice of, any material formal investigation by a Government Agency (not being an industry-wide investigation);

(u)	real property: so far as Newcrest is aware, Newcrest and its Subsidiaries do not have any material deficiency in and have not received written notice of termination of title to their material real property interests, being fee simple estate of and in real property, leases, easements, rights of way or licenses from landowners or authorities permitting the use of land by Newcrest Group Members (but in each case excluding mining leases and licences or similar authorisations), as applicable, that would not permit the operation of Newcrest’s business as operated as at the date of this deed in all material respects; and

(v)	Material contracts:

(1)	all contracts, agreements and arrangements in existence as at the date of this deed that could reasonably be considered material to the Newcrest Group as a whole (Material Contracts) have been disclosed in the Newcrest Disclosure Materials and the copies of all Material Contracts included in the Newcrest Disclosure Materials are in all material respects current, accurate and complete (when considered with any and all amendments, variations, supplements, addendums, annexures, appendices, extensions and/or renewals in respect of such Material Contracts that are also included in the Newcrest Disclosure Materials);

(2)	so far as Newcrest is aware, no member of the Newcrest Group has received or given any notice in respect of any actual, alleged or potential material breach of any Material Contract;

(3)	so far as Newcrest is aware, as at the date of this deed, no party to any Material Contract has given any notice terminating or intending to terminate any Material Contract; and

(4)	so far as Newcrest is aware, no member of the Newcrest Group is in material default under any Material Contract binding on it.

Schedule 2

Newmont Representations and Warranties

Newmont represents and warrants to Newcrest (in its own right and separately as trustee or nominee for each of the other Newcrest Indemnified Parties) that:

(a)	Newmont Information: the Newmont Information contained in the:

(1)	Scheme Booklet, as at the date of the Scheme Booklet; and

(2)	Newmont Proxy Statement, as at the date of the Newmont Proxy Statement (or any amendment or supplement statement) is filed with the SEC or mailed to Newmont Stockholders or at the time of the Newmont Stockholder Meeting, will not contain any statement which is false, misleading or deceptive in a material respect (with any statement of belief or opinion having been formed on a reasonable basis), including by way of omission from that statement;

(b)	basis of Newmont Information: the Newmont Information:

(1)	will be prepared and included in the Scheme Booklet and the Newmont Proxy Statement in good faith and on the understanding that Newcrest and each other Newcrest Indemnified Party will rely on that information for the purpose of preparing the Scheme Booklet and Newmont Proxy Statement and determining to proceed with the Transaction; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, the Securities Act, the Exchange Act and the Listing Rules (as applicable);

(c)	provision of information to the Independent Expert: all information provided by Newmont to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(d)	new information: it will, as a continuing obligation, ensure that the Newmont Proxy Statement and the Newmont Information contained in the Scheme Booklet are updated to include all further or new information which arises:

(1)	in respect of the Scheme Booklet, after the date of the Scheme Booklet until the Scheme Meeting; and

(2)	in respect of the Newmont Proxy Statement, the date of the Newmont Proxy Statement (or any amendment or supplement statement) is filed with the SEC or sent to Newmont Stockholders until the date of the Newmont Stockholder Meeting, which are necessary to ensure that the Scheme Booklet and Newmont Proxy Statement are not false, misleading or deceptive (including by way of omission) in any material respect;

(e)	validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(f)	authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Newmont, and Newmont has taken or will take all necessary corporate action to authorise the performance of this deed, the Scheme and the Deed Poll;

Schedule 2 Representations and Warranties

(g)	power: it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed;

(h)	no default: this deed does not conflict with or result in the breach of or a default under:

(1)	any provision of Newmont’s certificate of incorporation, by-laws or other constituent documents; or

(2)	any material contract or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound,

and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(i)	deed binding: this deed is a valid and binding obligation of Newmont, enforceable in accordance with its terms;

(j)	SEC filings: Newmont in the 24 month prior to the date of this deed has complied in all material respects with the material requirements of the Securities Act, the Exchange Act, the Listing Rules and any other applicable laws;

(k)	capital structure: as at the date of this deed, its capital structure, including all issued securities, is as set out in Schedule 4 and it has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into Newmont Shares other than as set out in Schedule 4 and it is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any Newmont Shares, options, warrants, performance rights or other securities or instruments in Newmont;

(l)	Insolvency Event or regulatory action: as at the date of this deed, no Insolvency Event is occurring in relation to it or another Newmont Group Member, nor has Newmont received written notice of any regulatory action of any nature been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed, the Deed Poll or the Scheme;

(m)	Newmont Disclosure Materials: as far as Newmont is aware, the Newmont Disclosure Materials have been collated with all reasonable care and skill and are accurate in all material respects and not false, misleading or deceptive in a material respect (including by omission). For the purpose of this clause (m), the Newmont Disclosure Materials are deemed not to include any information, document, representation, statement, view or opinion to the extent that it contains or expresses a forecast, prediction or projection or is otherwise forward looking as at the date of this deed;

(n)	compliance with laws: as at the date of this deed, so far as Newmont is aware, Newmont and each Newmont Group Member has complied in all material respects with all laws and regulations applicable to them and orders of Government Agencies having jurisdiction over them;

(o)	other dealings: no Newmont Group Member has any agreement, arrangement or understanding (whether written or oral) with any Newcrest Shareholder under which the Newcrest Shareholder would be entitled to receive consideration for their Newcrest Shares different from the Scheme Consideration or under which the Newcrest Shareholder agrees to vote in favour of the Scheme;

(p)	dealings with officers and employees: no Newmont Group Member has any agreement, arrangement or understanding with any director, officer or employee of any Newcrest Group Member relating in any way to the Transaction or the operation of Newcrest’s business after implementation of the Scheme;

Schedule 2 Representations and Warranties

(q)	no shareholder or regulatory approvals: it does not require any material approval, consent, clearance, waiver, ruling, relief, exemption, declaration or authorisation from its shareholders or any Government Agency in order to execute and perform this deed, other than the Regulatory Approvals that are Conditions Precedent, the Court, approval of the Newmont Stockholder Resolution and the filing of any applications, filings and notices (as applicable) required in relation to the Regulatory Approvals, as contemplated by this deed; and

(r)	dealings in Newcrest securities: as at the date of this deed:

(1)	Newmont and its associates do not have a Relevant Interest in any Newcrest Shares, and neither Newmont nor any associate of Newmont has a Relevant Interest in, or a right to acquire, any other Newcrest Shares (whether issued or not or held by Newmont or not); and

(2)	Newmont and each of its Related Persons have not entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring, or disposing of securities in Newcrest or any of its Related Persons or of any assets of Newcrest or any of its Related Persons (including cash-settled derivative contract, contracts for difference or other derivative contracts); and

(s)	no Newmont Material Adverse Change: so far as Newmont is aware, no Newmont Material Adverse Change has occurred since 31 December 2022; and

(t)	all necessary authorisations: the Newmont Group has, as at the date of this deed, all material licences, leases, permits and authorisations necessary for it to conduct the business of the Newmont Group as conducted as at the date of this deed, and no member of the Newmont Group:

(1)	is in material breach of, or default under, any such licence, lease, permit or authorisation as at the date of this deed; or

(2)	has received any written notice in respect of the termination, revocation, variation or non-renewal of any such licence, lease, permit or authorisation.

Schedule 3

Newmont Overseas Representations and Warranties

Newmont Overseas represents and warrants to Newcrest (in its own right and separately as trustee or nominee for each of the other Newcrest Indemnified Parties) that:

(a)	validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(b)	authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Newmont Overseas, and Newmont Overseas has taken or will take all necessary corporate action to authorise the performance of this deed, the Scheme and the Deed Poll;

(c)	power: it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed;

(d)	no default: this deed does not conflict with or result in the breach of or a default under:

(1)	any provision of Newmont Overseas’ certificate of incorporation, by-laws or other constituent documents; or

(2)	any material contract or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound,

and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed; and

(e)	deed binding: this deed is a valid and binding obligation of Newmont Overseas, enforceable in accordance with its terms.

Schedule 4

Newcrest capital structure

Security	Number on issue
Newcrest Shares	894,230,732
Newcrest Equity Incentives	2,894,052 performance rights

Newmont capital structure

Security	Number on issue
Newmont Shares	794,731,085 common shares outstanding 5,988,292 treasury shares 800,719,377 Total Issued (inclusive of treasury shares)
Equity Incentives

2,418,155 shares in connection with RSUs awarded but subject to vesting (other than (i) 225,725 DSUs, which are fully vested, entitling holders to receive one share of Newmont common stock upon retirement from the Board of Directors; and (ii) 561 RSUs that have vested but remain outstanding)

1,313,619 shares based on PSU target set (assuming 100% of targets; but subject to performance and not yet formally awarded as RSUs)

Signing page

Executed as a deed

Newcrest Mining Limited

Signed sealed and delivered by Newcrest Mining Limited in accordance with section 127 of the Corporations Act By

sign here ►	/s/ Maria Sanz Perez	sign here ►	/s/ Peter Tomsett
	Company Secretary		Director

print name	Maria Sanz Perez	print name	Peter Tomsett

Schedule 4 Signing page

Newmont Corporation

Signed sealed and delivered by Newmont Corporation in the presence of

sign here ►	/s/ Nancy Lipson	sign here ►	/s/ Antonella Pacitti
	Authorised signatory		Witness

print name	Nancy Lipson	print name	Antonella Pacitti

Newmont Overseas Holdings Pty Ltd

Signed sealed and delivered by Newmont Overseas Holdings Pty Ltd in accordance with section 127 of the Corporations Act By

sign here ►	/s/ Mia Gous	sign here ►	/s/ Felicity Hughes
	Director		Director

print name	Mia Gous	print name	Felicity Hughes

Attachment 1

Scheme of arrangement

Scheme of arrangement

Newcrest Mining Limited

Scheme Shareholders

80 Collins Street Melbourne Vic 3000 Australia GPO Box 128A Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne

Scheme of arrangement

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Newcrest Mining Limited ACN 005 683 625 of Level 8, 600 St Kilda Road, Melbourne VIC 3004

The Scheme Shareholders

1	Definitions, interpretation and scheme components

1.1	Definitions

The meanings of the terms used in this Scheme are set out below.

Term	Meaning
ASIC	the Australian Securities and Investments Commission.
ASX	ASX Limited ACN 008 624 691 and, where the context requires, the financial market that it operates.
ASX Quotation	the admission of Newmont to the official list of ASX as an ASX foreign exempt listing and the official quotation of all New Newmont CDIs on the ASX.
Australian Register

the register of members of Newcrest maintained by or on behalf of Newcrest in accordance with the Corporations Act and comprising only those Newcrest Shareholders:

1    designated in the register of members maintained by Newcrest in Australia as being on the Newcrest Share Register; and

2    holding Newcrest Shares that are capable of being traded on ASX.

Term	Meaning
Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Melbourne, Australia or Denver, Colorado, United States.
CDI Elected Scheme Shareholder	each of: 1 an Eligible AU, NZ and PNG Shareholder who has not made a Share Election; and 2 an Eligible ROW Shareholder who has made a CDI Election.
CDI Election	a valid election to receive New Newmont CDIs instead of New Newmont Shares made by an Eligible ROW Shareholder pursuant to the terms of this Scheme.
CDI Election Form	the form to be completed by an Eligible ROW Shareholder who wishes to make a CDI Election.
CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.
CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.
CHESS Holding	has the meaning given in the Settlement Rules.
Corporations Act	the Corporations Act 2001 (Cth).
Court	the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Newcrest and Newmont.
Deed Poll	the deed poll under which each Newmont and Newmont Overseas covenants in favour of the Scheme Shareholders to perform the obligations attributed to it under this Scheme.
Effective	when used in relation to this Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under subparagraph 411(4)(b) of the Corporations Act in relation to this Scheme.
Effective Date	the date on which this Scheme becomes Effective.

Term	Meaning
Election Date	the fourth Business Day before the Scheme Record Date or such other date as agreed in writing by Newcrest and Newmont.
Eligible AU, NZ and PNG Shareholder	a Scheme Shareholder whose address shown in the Newcrest Share Register on the Scheme Record Date is in Australia or its external territories, New Zealand or Papua New Guinea.
Eligible ROW Shareholder	a Scheme Shareholder who is not an Eligible AU, NZ and PNG Shareholder.
End Date	has the meaning given in the Implementation Deed.
First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard.
Government Agency	has the meaning given in the Implementation Deed.
Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as agreed in writing by Newcrest and Newmont or is ordered by the Court or required by ASX.
Implementation Deed	The scheme implementation deed dated 15 May 2023 between Newcrest, Newmont and Newmont Overseas.
Ineligible Foreign Shareholder

a Scheme Shareholder whose address shown in the Newcrest Share Register on the Scheme Record Date is a place outside:

1    Australia and its external territories;

2    Canada;

3    New Zealand;

4    Papua New Guinea;

5    the United Kingdom;

6    the United States; and

7    such other jurisdictions agreed in writing by Newmont and Newcrest,

unless Newmont (after consultation with Newcrest) determines that it is lawful and not unduly onerous or unduly impractical to issue that Scheme Shareholder with New Newmont Shares or New Newmont CDIs (as applicable) when this Scheme becomes Effective.

Term	Meaning
Ineligible Foreign Shareholder Sale Facility	means the facility to be conducted in accordance with clause 5.5(a).
Issuer Sponsored Holding	has the meaning given in the Settlement Rules.
New Newmont CDI	a CHESS Depositary Interest, being a unit of beneficial ownership in a New Newmont Share (in the form of a CHESS Depositary Interest) registered in the name of CDN in accordance with the Settlement Rules, to be issued to Scheme Shareholders under this Scheme.
New Newmont Share	a fully paid Newmont Share to be issued to Scheme Shareholders under this Scheme.
Newcrest	Newcrest Mining Limited ACN 005 683 625.
Newcrest Registry	Link Market Services Limited ACN 083 214 537 and TSX Trust Company, as applicable.
Newcrest Share	a fully paid ordinary share in the capital of Newcrest.
Newcrest Share Register	the Australian Register and / or the PNG Register (as the context requires), but strictly on the basis that a person can only be registered on one of the Australian Register or the PNG Register (and not both).
Newcrest Shareholder	each person who is registered as the holder of a Newcrest Share in the Newcrest Share Register.
Newmont	Newmont Corporation of 6900 E.Layton Avenue, Suite 700, Denver, Colorado, 80237, United States of America.
Newmont Overseas	Newmont Overseas Holdings Pty Ltd ACN 667 845 454 of Level 5, 500 Hay Street, Subiaco WA 6008.
Newmont Share	a share of common stock of Newmont.
Newmont Share Register	the register of shareholders maintained by Newmont or its agent.

Term	Meaning
Nominee Holder	has the meaning given in clause 4.1(e).
NYSE	the New York Stock Exchange upon which the Newmont Shares are listed.
Operating Rules	the official operating rules of ASX.
PNG Broker	means a stock broker to be appointed by Newcrest on or before the Business Day before the First Court Date (as approved by Newmont in writing) registered to operate on PNGX under Papua New Guinea law and being a participating organisation for the purposes of and as defined in the business rules of PNGX.
PNG Register

the register of members of Newcrest maintained by or on behalf of Newcrest in accordance with the Companies Act 1997 (PNG) and comprising only those Newcrest Shareholders:

1    designated in the register of members of Newcrest as being ‘on the PNG Register’; and

2    holding Newcrest Shares that are capable of being traded on PNGX.

PNGX	PNGX Markets Limited or, as the context requires, the financial market operated by it.
Relevant Newmont Shares	has the meaning given in clause 5.5(a)(1).
Registered Address	in relation to a Newcrest Shareholder, the address shown in the Newcrest Share Register as at the Scheme Record Date.
Sale Agent	the sale agent appointed under clause 4.4 of the Implementation Deed to sell the New Newmont Shares that are to be issued under clause 5.5(a)(1) of this Scheme.
Scheme	this scheme of arrangement under Part 5.1 of the Corporations Act between Newcrest and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act, or proposed by a party, and in each case agreed to in writing by Newcrest and Newmont.

Term	Meaning
Scheme Consideration

the consideration to be provided by or on behalf of Newmont Overseas to each Scheme Shareholder for the transfer to Newmont Overseas of each Scheme Share, being:

1    where the Scheme Shareholder is a Share Elected Scheme Shareholder, 0.400 New Newmont Shares; or

2    where the Scheme Shareholder is a CDI Elected Scheme Shareholder, 0.400 New Newmont CDIs,

for each Newcrest Share held by a Scheme Shareholder as at the Scheme Record Date.

Scheme Meeting	the meeting of Newcrest Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on this Scheme and includes any meeting convened following any adjournment or postponement of that meeting.
Scheme Record Date	7.00pm on the second Business Day after the Effective Date or such other time and date as agreed in writing by Newcrest and Newmont.
Scheme Shareholder	a Newcrest Shareholder as at the Scheme Record Date, subject to clause 4.7 of the Implementation Deed.
Scheme Shares	all Newcrest Shares held by the Scheme Shareholders as at the Scheme Record Date.
Scheme Transfer	a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Newmont Overseas as transferee, which will be a master transfer of all or part of the Scheme Shares.
Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Scheme is heard.
Security Interest	has the meaning given in the Implementation Deed.
Settlement Rules	the ASX Settlement Operating Rules, being the official operating rules of the settlement facility provided by ASX Settlement Pty Ltd.

Term	Meaning
Share Elected Scheme Shareholder	each of: 1 an Eligible AU, NZ and PNG Shareholder who has made a valid Share Election; and 2 an Eligible ROW Shareholder who has not made a valid CDI Election.
Share Election	a valid election for New Newmont Shares made by an Eligible AU, NZ and PNG Shareholder pursuant to the terms of this Scheme.
Share Election Form	the form to be completed by an Eligible AU, NZ and PNG Shareholder who wishes to make a Share Election.
TSX	Toronto Stock Exchange.
Unclaimed Money Act	the Unclaimed Money Act 2008 (Vic).

1.2	Interpretation

In this Scheme:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this Scheme;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(e)	a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual;

(f)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Scheme;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or reenactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)	a reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to ‘$’, ‘A$’ or ‘dollar’ is to Australian currency;

(j)	a reference to any time is, unless otherwise indicated, a reference to that time in Melbourne, Victoria;

(k)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1, has the same meaning when used in this Scheme;

(l)	a reference to a party to a document includes that party’s successors and permitted assignees;

(m)	no provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision;

(n)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o)	a reference to a body, other than a party to this Scheme (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(p)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(q)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(r)	if an act prescribed under this Scheme to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(s)	a reference to the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3	Interpretation of inclusive expressions

Specifying anything in this Scheme after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.4	Reasonable endeavours

Any provision of this Scheme that requires a party to use reasonable endeavours or all reasonable endeavours, or to take all steps reasonably necessary, to ensure that something is performed or occurs or does not occur does not include any obligation:

(a)	to procure absolutely that that thing is done or happens;

(b)	to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person:

(1)	in the form of an inducement or consideration to a third party; or

(2)	in circumstances that are commercially onerous or unreasonable in the context of this Scheme,

except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency or immaterial costs to procure that the thing is performed or occurs or does not occur;

(c)	to agree to commercially onerous or unreasonable terms in the context of the parties’ intention to implement this Scheme; or

(d)	to commence any legal action or proceeding against any person.

1.5	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Preliminary matters

(a)	Newcrest is a public company limited by shares, incorporated in Australia and registered in Victoria, Australia. The Newcrest Shares are quoted for trading on the ASX, TSX and PNGX.

(b)	Newmont is a corporation incorporated under the laws of the State of Delaware, United States. The Newmont Shares are officially listed on the NYSE and TSX.

(c)	Newmont Overseas is a proprietary company limited by shares, incorporated in Australia and registered in Western Australia, Australia.

(d)	Newcrest, Newmont and Newmont Overseas have agreed, by executing the Implementation Deed, to implement this Scheme on the terms and conditions of the Implementation Deed.

(e)	If this Scheme becomes Effective, each of the following will occur:

(1)	all of the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, will be transferred to Newmont Overseas on the Implementation Date;

(2)	in consideration of the transfer of the Scheme Shares to Newmont Overseas, Newmont Overseas will provide or procure the provision of the Scheme Consideration to the Scheme Shareholders in accordance with this Scheme and the Deed Poll; and

(3)	Newcrest will enter Newmont Overseas’ name in the Newcrest Share Register as the holder of all of the Scheme Shares.

(f)	This Scheme attributes actions to Newmont and Newmont Overseas but does not itself impose an obligation on Newmont or Newmont Overseas to perform those actions. Each of Newmont and Newmont Overseas have undertaken, by executing the Deed Poll, to perform the actions attributed to it under this Scheme, including, in the case of Newmont Overseas, the provision or procuring the provision of the Scheme Consideration to the Scheme Shareholders subject to the terms and conditions of this Scheme.

3	Conditions

3.1	Conditions precedent

This Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	all the conditions in clause 3.1 of the Implementation Deed (other than the condition in clause 3.1(l) of the Implementation Deed relating to Court approval of this Scheme) having been satisfied or waived in accordance with the terms of the Implementation Deed;

(b)	neither the Implementation Deed nor the Deed Poll having been terminated in accordance with their terms;

(c)	approval of this Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Newmont and Newcrest;

(d)	such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to this Scheme and agreed to by Newmont and Newcrest having been satisfied or waived; and

(e)	the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (or any later date Newcrest and Newmont agree in writing).

3.2	Certificate

(a)	Newcrest and Newmont will each provide to the Court on the Second Court Date a certificate in a form agreed by Newcrest and Newmont, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clauses 3.1(a) and 3.1(b) have been satisfied or waived (but in the case of the condition precedent in clause 3.1(a) only in respect of those conditions in clause 3.1 of the Implementation Deed (other than the condition relating to Court approval of this Scheme and the condition relating to the US Securities Exemption) included for that party's benefit).

(b)	The certificates referred to in clause 3.2(a) constitute conclusive evidence (in the absence of manifest error) that such conditions precedent were satisfied, waived or taken to be waived.

3.3	End Date

Without limiting any rights under the Implementation Deed, this Scheme will lapse and be of no further force or effect if:

(a)	the Effective Date does not occur on or before 11:59pm on the End Date; or

(b)	the Implementation Deed or the Deed Poll is terminated in accordance with its terms,

unless Newcrest and Newmont otherwise agree in writing (and if required, as approved by the Court).

4	Implementation of this Scheme

4.1	Elections

(a)	An Eligible AU, NZ and PNG Shareholder may make a Share Election by completing a Share Election Form in accordance with the instructions on the Share Election Form. The Share Election Form must be received by the Newcrest Registry (and not withdrawn) by no later than 5.00pm on the Election Date.

(b)	An Eligible ROW Shareholder (other than an Ineligible Foreign Shareholder) may make a CDI Election by completing a CDI Election Form in accordance with the instructions on the CDI Election Form. The CDI Election Form must be received by the Newcrest Registry (and not withdrawn) by no later than 5.00pm on the Election Date.

(c)	A Scheme Shareholder may withdraw their election under clause 4.1(a) or 4.1(b) by lodging a new Share Election Form or CDI Election Form (as applicable) in accordance with the instructions on the form provided that the Share Election Form or CDI Election Form (as applicable) is received by the Newcrest Registry by no later than 5.00pm on the Election Date.

(d)	Subject to clause 4.1(e), an election under clause 4.1(a) or 4.1(b) made or deemed to be made by a Scheme Shareholder will be deemed to apply in respect of the Scheme Shareholder’s entire registered holding of Scheme Shares at the Scheme Record Date.

(e)	A Scheme Shareholder who is noted on the Newcrest Share Register as holding one or more parcels of Newcrest Shares as trustee or nominee for, or otherwise on account of, another person (Nominee Holder):

(1)	may make separate elections under clause 4.1(a) or 4.1(b) in relation to each of those parcels of Newcrest Shares by lodging a separate election form for each separate holding in accordance with clause 4.1(a) or 4.1(b); and

(2)	for the purposes of determining entitlements under this Scheme, will be treated as if they were a separate CDI Elected Scheme Shareholder or Share Elected Scheme Shareholder (as applicable) in respect of each parcel of Newcrest Shares in respect of which an election has been made.

(f)	Newcrest may, after consultation with Newmont, at any time and without further communication to the Scheme Shareholder, deem any CDI Election Form or Share Election Form received to be valid or determine any question that arises in respect of a CDI Election Form or Share Election Form, even if a requirement for a valid election has not been complied with. The determination by Newcrest will be final and binding on a Scheme Shareholder.

(g)	To avoid doubt, any CDI Election Form or Share Election Form submitted by an Ineligible Foreign Shareholder will not be valid and will be of no force or effect.

4.2	Lodgement of Court orders with ASIC

Newcrest must lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving this Scheme by no later than 5.00pm on the first Business Day after the date on which the Court order was made (or such later date as agreed in writing by Newmont).

4.3	Transfer of Scheme Shares

Subject to this Scheme becoming Effective in accordance with clause 4.2, the following actions must occur (in the order set out below) on the Implementation Date:

(a)	subject to the provision of the Scheme Consideration in the manner contemplated by clause 5.2, the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to Newmont Overseas, without the need for any further act by any Scheme Shareholder (other than acts performed by Newcrest or any of its directors or officers as attorney and agent for Scheme Shareholders under clause 9.5), by:

(1)	in respect of Scheme Shareholders holding Scheme Shares on the Australian Register:

(A)	Newcrest delivering to Newmont Overseas a duly completed Scheme Transfer, executed on behalf of the Scheme Shareholders (as transferors) by Newcrest; and

(B)	Newmont Overseas duly executing the Scheme Transfer (as transferee), attending to the stamping of the Scheme Transfer (if required) and delivering it to Newcrest for registration;

(2)	in respect of Scheme Shareholders holding Scheme Shares on the PNG Register:

(A)	each such Scheme Shareholder, as transferor, authorises and directs the PNG Broker to effect a transfer of their Scheme Shares on the PNG Register to Newmont Overseas on the Implementation Date and for that purpose each such Scheme Shareholder authorises and directs the PNG Broker to execute a transfer of the Scheme Shares on the PNG Register on their behalf;

(B)	Newcrest must enter Newmont Overseas in the PNG Register as the holder of all of the Scheme Shares on the PNG Register as soon as practicable on the Implementation Date; and

(C)	Newcrest is liable for, and must arrange for payment of, any fees, costs or expenses incurred by the PNG Broker in connection with the transfer contemplated in clause 4.3(a)(2)(A);

(b)	immediately following receipt of the duly executed Scheme Transfer in accordance with clause 4.3(a)(1)(B), but subject to the stamping of the Scheme Transfer (if required), Newcrest must enter, or procure the entry of, the name of Newmont Overseas in the Newcrest Share Register as the registered holder of all the Scheme Shares on the Australian Register transferred to Newmont in accordance with this Scheme; and

(c)	the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Newmont Overseas will, at the time of transfer of them to Newmont Overseas, vest in Newmont Overseas free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind.

5	Scheme Consideration

5.1	Scheme Consideration

(a)	On the Implementation Date, in consideration for the transfer of Scheme Shares to Newmont Overseas under this Scheme:

(1)	each Scheme Shareholder will be entitled to receive the Scheme Consideration in respect of the Scheme Shares held by that Scheme Shareholder; and

(2)	Newmont Overseas must provide, or procure the provision of, the Scheme Consideration to Scheme Shareholders (or the Sale Agent in accordance with clause 5.5),

subject to and in accordance with this clause 5.

(b)	Subject to the terms and conditions of this Scheme, the Scheme Consideration to be provided to each Scheme Shareholder will be provided:

(1)	if the Scheme Shareholder is a Share Elected Scheme Shareholder, by the issue by Newmont of the Scheme Consideration comprising New Newmont Shares to that Scheme Shareholder on the Implementation Date; and

(2)	if the Scheme Shareholder is a CDI Elected Scheme Shareholder, by Newmont procuring the issue of Scheme Consideration comprising New Newmont CDIs to that Scheme Shareholder on the Implementation Date.

5.2	Provision of Scheme Consideration

Subject to clauses 5.3, 5.4, 5.5 and 5.6, the obligation of Newmont Overseas to provide, or procure the provision of, the Scheme Consideration to the Scheme Shareholders will be satisfied:

(a)	where the Scheme Consideration that is required to be provided to Scheme Shareholders is in the form of New Newmont Shares, by Newmont:

(1)	on the Implementation Date, issuing the Scheme Consideration comprising New Newmont Shares to each Scheme Shareholder and procuring that the name and address of the Scheme Shareholder is entered in the Newmont Share Register in respect of those New Newmont Shares; and

(2)	procuring that on or before the date that is 5 Business Days after the Implementation Date, a share certificate or holding statement (or equivalent document) is sent to the Registered Address of each Scheme Shareholder representing the number of New Newmont Shares issued to the Scheme Shareholder pursuant to this Scheme; and

(b)	where the Scheme Consideration that is required to be provided to Scheme Shareholders is in the form of New Newmont CDIs, by Newmont:

(1)	issuing to CDN to be held on trust that number of New Newmont Shares that will enable CDN to issue New Newmont CDIs as required by clause 5.2(b)(3) on the Implementation Date;

(2)	procuring that the name and address of CDN is entered into the Newmont Share Register in respect of those New Newmont Shares on the Implementation Date and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those New Newmont Shares is sent to CDN on or before the date that is 5 Business Days after the Implementation Date;

(3)	procuring that on the Implementation Date, CDN issues to each such Scheme Shareholder the number of New Newmont CDIs to which it is entitled under this Scheme;

(4)	procuring that on the Implementation Date, the name of each such Scheme Shareholder is entered in the records maintained by CDN as the holder of the New Newmont CDIs issued to that Scheme Shareholder on the Implementation Date and in the case of each such Scheme Shareholder who held Scheme Shares on the:

(A)	CHESS subregister, procuring that the New Newmont CDIs are held on the CHESS subregister on the Implementation Date and sending or procuring the sending of an allotment advice to each such Scheme Shareholder which sets out the number of New Newmont CDIs held on the CHESS subregister; and

(B)	issuer sponsored subregister, procuring that the New Newmont CDIs are held on the issuer sponsored subregister on the Implementation Date and sending or procuring the sending of a CDI holding statement to each such Scheme Shareholder which sets out the number of New Newmont CDIs held on the issuer sponsored subregister, by that Scheme Shareholder,

provided that where the Scheme Shareholder is HSBC Custody Nominees (Australia) Limited (as custodian for Bank of New York Mellon in its capacity as the depositary of Newcrest’s American depositary receipt (ADR) program) the Scheme Consideration will be in the form of New Newmont Shares for this Scheme Shareholder, and the obligation of Newmont to provide such Scheme Consideration will be satisfied by Newmont issuing New Newmont Shares in accordance with clause 5.2(a) to this Scheme Shareholder (as custodian for the depositary) to be delivered to the registered ADR-holders.

5.3	Fractional entitlements and splitting

(a)	Where the calculation of the number of New Newmont Shares or New Newmont CDIs to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New Newmont Share or New Newmont CDI, then the fractional entitlement will be rounded to the nearest whole number of New Newmont Shares or New Newmont CDIs (as applicable), with any such fractional entitlement of:

(1)	less than 0.5 being rounded down; and

(2)	0.5 or more being rounded up,

to the nearest whole number of New Newmont Shares or New Newmont CDIs (as applicable).

(b)	If a Nominee Holder makes separate elections in relation to parcels of Scheme Shares it holds as trustee or nominee for, or otherwise on account of, another person, then for the purposes of clause 5.3(a) the Scheme Consideration of the Nominee Holder will be calculated and rounded based on each nominated parcel of Scheme Shares held by the Nominee Holder as trustee or nominee for, or otherwise on account of, another person.

(c)	If a Nominee Holder does not make separate elections in relation to parcels of Scheme Shares it holds as trustee or nominee for, or otherwise on account of, another person, then for the purposes of this clause 5.3(a), the Scheme Consideration for the Nominee Holder will be calculated and rounded based on the aggregate number of Scheme Shares held by the Nominee Holder in those parcels as trustee or nominee for, or otherwise on account of, other persons.

(d)	If Newcrest considers that several Scheme Shareholders, each of which holds a holding of Newcrest Shares which results in a fractional entitlement to New Newmont Shares or New Newmont CDIs have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scheme Consideration, Newcrest must provide the relevant details of the relevant Scheme Shareholder to Newmont, and Newmont and Newcrest may give notice to those Scheme Shareholders:

(1)	setting out the names and Registered Addresses of all of them;

(2)	stating that opinion; and

(3)	attributing to one of them specifically identified in the notice the Newcrest Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Newcrest Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Newcrest Shares.

5.4	Joint holders

In the case of Scheme Shares held in joint names:

(a)	the New Newmont Shares or New Newmont CDIs (as applicable) to be issued under this Scheme must be issued to and registered in the names of the joint holders and entry in the Newmont Share Register must take place in the same order as the holders’ names appear in the Newcrest Share Register;

(b)	any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Newcrest, the holder whose name appears first in the Newcrest Share Register as at the Scheme Record Date or to the joint holders; and

(c)	any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Newcrest, the holder whose name appears first in the Newcrest Share Register as at the Scheme Record Date or to the joint holders.

5.5	Ineligible Foreign Shareholders

(a)	Newmont has no obligation to issue any New Newmont Shares or New Newmont CDIs under this Scheme to any Ineligible Foreign Shareholder and instead:

(1)	subject to clauses 5.3 and 5.6, Newmont must, on or before the Implementation Date, issue the New Newmont Shares which would otherwise be required to be issued to the Ineligible Foreign Shareholders (Relevant Newmont Shares) under this Scheme to the Sale Agent;

(2)	Newmont Overseas must procure that as soon as reasonably practicable (and in any event within 15 days on which Newmont Shares are capable of being traded on NYSE) after the Implementation Date, the Sale Agent:

(A)	in consultation with Newmont, sells or procures the sale of the Relevant Newmont Shares in the ordinary course of trading on the NYSE and in such manner, at such price and on such other terms as the Sale Agent reasonably determines; and

(B)

as soon as reasonably practicable after settlement (and in any event within 10 Business Days), remits to Newmont Overseas the proceeds of the sale (after deduction of any reasonable brokerage or other selling costs, taxes and charges) (Proceeds);

(3)	promptly after receiving the Proceeds in respect of the sale of all of the Relevant Newmont Shares in accordance with clause 5.5(a)(2), Newmont Overseas must pay, or procure the payment of, to each Ineligible Foreign Shareholder, the amount ‘A’ calculated in accordance with the following formula and rounded down to the nearest cent:

where

A = the amount to be paid to the relevant Ineligible Foreign Shareholder;

B = the number of Relevant Newmont Shares attributable to, and that would otherwise have been issued to, that Ineligible Foreign Shareholder had it not been an Ineligible Foreign Shareholder and which were instead issued to the Sale Agent;

C = the total number of Relevant Newmont Shares attributable to, and which would otherwise have been issued to, all Ineligible Foreign Shareholders collectively and which were issued to the Sale Agent; and

D = the Proceeds (as defined in clause 5.5(a)(2)(B)).

(b)	The Ineligible Foreign Shareholders acknowledge that none of Newmont, Newmont Overseas, Newcrest or the Sale Agent gives any assurance or representation as to the price that will be achieved for the sale of New Newmont Shares or New Newmont CDIs described in clause 5.5(a) or the amount of proceeds of sale to be received by Ineligible Foreign Shareholders under the Ineligible Foreign Shareholder Sale Facility. Each of Newcrest, Newmont or Newmont Overseas and the Sale Agent expressly disclaim any fiduciary duty to the Ineligible Foreign Shareholders which may arise in connection with this clause 5.5.

(c)	Newmont or Newmont Overseas must make, or procure the making of, payments to Ineligible Foreign Shareholders under clause 5.5(a) by either (in the absolute discretion of Newmont or Newmont Overseas, and despite any election referred to in clause 5.5(c)(2) or authority referred to in clause 5.5(c)(1) made or given by the Scheme Shareholder):

(1)	paying, or procuring the payment of, the relevant amount in United States dollars by electronic means to a bank account nominated by the Ineligible Foreign Shareholder by an appropriate authority from the Ineligible Foreign Shareholder to Newmont or Newmont Overseas; or

(2)	if a bank account has not been nominated by the Ineligible Foreign Shareholder in accordance with clause 5.5(c)(1):

(A)	if an Ineligible Foreign Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Newcrest Registry to receive dividend payments from Newcrest by electronic funds transfer to a bank account nominated by the Ineligible Foreign Shareholder, paying, or procuring the payment of, the relevant amount in United States dollars by electronic means in accordance with that election; or

(B)	otherwise dispatching, or procuring the dispatch of, a cheque for the relevant amount in United States dollars to the Ineligible Foreign Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Ineligible Foreign Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.3).

(d)	If Newmont or Newmont Overseas receives professional advice that any withholding or other tax is required by law or by a Government Agency to be withheld from a payment to an Ineligible Foreign Shareholder, Newmont is entitled to withhold the relevant amount before making the payment to the Ineligible Foreign Shareholder (and payment of the reduced amount shall be taken to be full payment of the relevant amount for the purposes of this Scheme, including clause 5.5(a)(3)). Newmont or Newmont Overseas must pay any amount so withheld to the relevant taxation authorities within the time permitted by law, and, if requested in writing by the relevant Ineligible Foreign Shareholder, provide a receipt or other appropriate evidence of such payment (or procure the provision of such receipt or other evidence) to the relevant Ineligible Foreign Shareholder.

(e)	Each Ineligible Foreign Shareholder appoints Newmont as its agent to receive on its behalf any financial services guide (or similar or equivalent document) or other notices (including any updates of those documents) that the Sale Agent is required to provide to Ineligible Foreign Shareholders under the Corporations Act or any other applicable law.

(f)	Payment of the amount ‘A’ calculated in accordance with clause 5.5(a) to an Ineligible Foreign Shareholder in accordance with this clause 5.5 satisfies in full the Ineligible Foreign Shareholder’s right to Scheme Consideration.

5.6	Orders of a court or Government Agency

If a law requires, or if written notice is given to Newcrest (or the Newcrest Registry) or Newmont (or the Newmont share registry) of an order or direction made by a court of competent jurisdiction or by another Government Agency that:

(a)	requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder by Newcrest or Newmont in accordance with this clause 5, or which requires an amount to be deducted or withheld from any consideration which would otherwise be payable or provided to a Scheme Shareholder in accordance with this clause 5, then Newcrest or Newmont (as applicable) shall be entitled to procure that provision of that consideration, or deduction or withholding, is made in accordance with that order or direction; or

(b)	prevents Newcrest or Newmont from providing consideration to any particular Scheme Shareholder in accordance with this clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Newcrest or Newmont shall be entitled to (as applicable):

(1)	in the case of an Ineligible Foreign Shareholder or other shareholder referred to in clause 5.5, retain an amount, in United States dollars, equal to the relevant shareholder’s share of the Proceeds; or

(2)	not to issue (or direct Newmont to issue), or to issue to a trustee or nominee, such number of New Newmont Shares or New Newmont CDIs as that Scheme Shareholder would otherwise be entitled under clause 5.2, until such time as provision of the Scheme Consideration in accordance with this clause 5 is permitted by that (or another) order or direction or otherwise by law.

To the extent that amounts are deducted or withheld under or in accordance with this clause 5.6, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction or withhold was made.

5.7	Unclaimed monies

(a)	Newmont or Newmont Overseas may cancel a cheque issued under clause 5.5(c)(2)(B) if the cheque:

(1)	is returned to Newcrest or Newmont Overseas; or

(2)	has not been presented for payment within 6 months after the date on which the cheque was sent.

(b)	During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Newcrest or Newmont Overseas (or the Newcrest Registry) (which request may not be made until the date that is 20 Business Days after the Implementation Date), Newmont or Newmont Overseas must reissue a cheque that was previously cancelled under clause 5.7(a).

(c)	The Unclaimed Money Act will apply in relation to any Scheme Consideration that becomes “unclaimed money” (as defined in section 6 of the Unclaimed Money Act), but any interest or other benefit accrued from the unclaimed Scheme Consideration will be for the benefit of Newmont Overseas.

5.8	Status of New Newmont Shares and New Newmont CDIs

(a)	Newmont covenants in favour of Newcrest (in its own right and on behalf of the Scheme Shareholders) that the New Newmont Shares (including those issued to CDN in connection with the New Newmont CDIs) required to be issued by it under this Scheme will:

(1)	rank equally in all respects with all other Newmont Shares on issue;

(2)	be duly and validly issued in accordance with all applicable laws and Newmont’s certificate of incorporation, by-laws and other constituent documents, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest;

(3)	be entitled to participate in and receive any dividends or distribution of capital paid and any other entitlements accruing in respect of Newmont Shares on and from the Implementation Date; and

(4)	be fully paid and free of any Security Interest or encumbrance.

(b)	Newmont will use its reasonable endeavours to ensure that the:

(1)	New Newmont Shares issued as Scheme Consideration will commence trading on a normal settlement basis on NYSE and TSX from the first Business Day after the Implementation Date (New York time); and

(2)	New Newmont CDIs will be listed for quotation on the official list of ASX with effect from the first Business Day after the Effective Date (or such later date as ASX may require), initially on a deferred settlement basis and, with effect from no later than the second Business Day after the Implementation Date, on an ordinary (T+2) settlement basis.

6	Dealings in Newcrest Shares

6.1	Determination of Scheme Shareholders

To establish the identity of the Scheme Shareholders, dealings in Newcrest Shares or other alterations to the Newcrest Share Register will only be recognised if:

(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Newcrest Share Register as the holder of the relevant Newcrest Shares on or before the Scheme Record Date; and

(b)	in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before the Scheme Record Date at the place where the Newcrest Share Register is kept, and Newcrest must not accept for registration, nor recognise for any purpose (except a transfer to Newmont Overseas pursuant to this Scheme and any subsequent transfer by Newmont Overseas or its successors in title), any transfer or transmission application or other request received after the Scheme Record Date, or received prior to such times but not in registrable or actionable form, as appropriate.

6.2	Register

(a)	Newcrest must register registrable transmission applications or transfers of the Newcrest Shares that are received in accordance with clause 6.1(b) on or before the Scheme Record Date provided that, for the avoidance of doubt, nothing in this clause 6.2(a) requires Newcrest to register a transfer that would result in a Newcrest Shareholder holding a parcel of Newcrest Shares that is less than a ‘marketable parcel’ (for the purposes of this clause 6.2(a) ‘marketable parcel’ has the meaning given in the Operating Rules).

(b)	If this Scheme becomes Effective, a Scheme Shareholder (and any person claiming through that holder) must not dispose of or transfer or otherwise deal with, or purport or agree to dispose of or transfer or otherwise deal with, any Scheme Shares or any interest in them after the Scheme Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no legal effect and Newcrest shall be entitled to disregard any such disposal, transfer, purported disposal, transfer or agreement or dealing.

(c)	For the purpose of determining entitlements to the Scheme Consideration, Newcrest must maintain the Newcrest Share Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration has been provided to the Scheme Shareholders and Newmont Overseas has been entered in the Newcrest Share Register as the holder of all the Scheme Shares. The Newcrest Share Register in this form will solely determine entitlements to the Scheme Consideration.

(d)	Subject to provision of the Scheme Consideration and registration of the transfer of the Scheme Shares to Newmont Overseas in accordance with this Scheme, all statements of holding or share certificates for Newcrest Shares (other than statements of holding in favour of Newmont Overseas or its successors in title) will cease to have effect as from the Scheme Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Newcrest Share Register (other than entries on the Newcrest Share Register in respect of Newmont Overseas or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Newcrest Shares relating to that entry.

(e)	As soon as possible on or after the Scheme Record Date, and in any event by 5.00pm on the first Business Day after the Scheme Record Date, Newcrest will ensure that details of the names, Registered Addresses and holdings of Newcrest Shares for each Scheme Shareholder as shown in the Newcrest Share Register are available to Newmont in the form Newmont reasonably requires.

(f)	Without limiting Newcrest’s obligations under clause 6.2(e), Newcrest must provide, or procure the provision, to Newmont, such other information as Newmont may reasonably require in connection with the provision of the Scheme Consideration to the Scheme Shareholders in accordance with this Scheme.

(g)	Each Scheme Shareholder agrees that the information referred to in clause 6.2(e) may be disclosed to Newmont, the Newmont share registry and Newmont’s advisers and other service providers to the extent necessary to effect this Scheme.

7	Quotation of Newcrest Shares

(a)	Newcrest must apply to ASX, PNGX and TSX to suspend trading in Newcrest Shares with effect from the close of trading (on the ASX) on the Effective Date.

(b)	On a date after the Implementation Date to be determined by Newmont, Newcrest must apply:

(1)	for termination of the quotation of Newcrest Shares on the ASX, PNGX and TSX; and

(2)	to have itself removed from the ASX, PNGX and TSX.

8	Instructions and elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Government Agency), all instructions, notifications or elections by a Scheme Shareholder to Newcrest that are binding or deemed binding between the Scheme Shareholder and Newcrest relating to Newcrest or Newcrest Shares, including instructions, notifications or elections relating to:

(a)	whether dividends are to be paid by cheque or into a specific bank account;

(b)	payments of dividends on Newcrest Shares; and

(c)	notices or other communications from Newcrest (including by email),

will be deemed from the Implementation Date (except to the extent determined otherwise by Newmont in its sole discretion), by reason of this Scheme, to be made by the Scheme Shareholder to Newmont and to be a binding instruction, notification or election to, and accepted by, Newmont in respect of the New Newmont Shares or New Newmont CDIs issued to that Scheme Shareholder until that instruction, notification or election is revoked or amended in writing addressed to Newmont at its registry.

9	General Scheme provisions

9.1	Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:

(a)	Newcrest may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Newmont (for and on behalf of Newmont and Newmont Overseas) has consented to in writing; and

(b)	each Scheme Shareholder agrees to any such alterations or conditions which Newcrest (by its counsel) has consented to.

9.2	Scheme Shareholders’ agreements and warranties

(a)	Each Scheme Shareholder:

(1)	agrees for all purposes to:

(A)	the transfer of their Newcrest Shares together with all rights and entitlements attaching to those Newcrest Shares in accordance with this Scheme;

(B)	the variation, cancellation or modification (if any) of the rights attached to their Newcrest Shares constituted by or resulting from this Scheme;

(C)	on the direction of Newmont, destroy any share certificates or holding statements relating to their Newcrest Shares;

(2)	that is issued New Newmont Shares or New Newmont CDIs, agrees to become a member of Newmont and to be bound by the certificate of incorporation, by-laws and other constituent documents of Newmont;

(3)	who holds their Newcrest Shares in a CHESS Holding, agrees to the conversion of those Newcrest Shares to an Issuer Sponsored Holding and irrevocably authorises Newcrest to do anything necessary or expedient (whether required by the Settlement Rules or otherwise) to effect or facilitate such conversion; and

(4)	acknowledges and agrees that this Scheme binds Newcrest and all Scheme Shareholders (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting), in each case, irrevocably and without the need for any further act by the Scheme Shareholder.

(b)	Each Scheme Shareholder is taken to have warranted to Newcrest and Newmont Overseas on the Implementation Date, and appointed and authorised Newcrest as its attorney and agent to warrant to Newmont Overseas on the Implementation Date, that:

(1)	all their Newcrest Shares (including any rights and entitlements attaching to those shares) which are transferred to Newmont Overseas under this Scheme will, at the time of transfer of them to Newmont Overseas, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind;

(2)	they have full power and capacity to sell and transfer their Newcrest Shares to Newmont Overseas under this Scheme together with any rights and entitlements attaching to those shares; and

(3)	they have no existing right to be issued any Newcrest Shares, or any options, performance rights, securities or other instruments exercisable, or convertible, into Newcrest Shares.

(c)	Newcrest undertakes that it will provide such warranty in clause 9.2(b) to Newmont Overseas as agent and attorney of each Scheme Shareholder.

9.3	Title to and rights in Scheme Shares

(a)	To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Newmont Overseas will, at the time of transfer of them to Newmont Overseas vest in Newmont Overseas free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.

(b)	Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5.2 Newmont Overseas will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by Newcrest of Newmont Overseas in the Newcrest Share Register as the holder of the Scheme Shares.

9.4	Appointment of sole proxy

Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5.2 and until Newcrest registers Newmont Overseas as the holder of all Scheme Shares in the Newcrest Share Register, each Scheme Shareholder:

(a)	is deemed to have irrevocably appointed Newmont Overseas as attorney and agent (and directed Newmont Overseas in each such capacity) to appoint any director, officer, secretary or agent nominated by Newmont Overseas from time to time as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution or document (whether in person, by proxy or corporate representative);

(b)	must not attend or vote at any of those meetings, exercise the votes attaching to Scheme Shares registered in their names, or sign any shareholders’ resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 9.4(a));

(c)	must take all other actions in the capacity of a registered holder of Scheme Shares as Newmont Overseas reasonably directs; and

(d)	acknowledges and agrees that in exercising the powers referred to in clause 9.4(a), Newmont Overseas and any director, officer, secretary or agent nominated by Newmont Overseas under clause 9.4(a) may act in the best interests of Newmont Overseas as the intended registered holder of the Scheme Shares.

9.5	Authority given to Newcrest

Each Scheme Shareholder, without the need for any further act by the Scheme Shareholder:

(a)	on the Effective Date, irrevocably appoints Newcrest and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of enforcing the Deed Poll against Newmont and Newmont Overseas, and Newcrest undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against Newmont and Newmont Overseas on behalf of and as agent and attorney for each Scheme Shareholder; and

(b)	on the Implementation Date, irrevocably appoints Newcrest and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Scheme and the transactions contemplated by it, including (without limitation):

(1)	executing the Scheme Transfer; and

(2)	executing and delivering any deed or document required by Newmont, that causes each Scheme Shareholder to become a shareholder of Newmont or holder of New Newmont CDIs and to be bound by the certificate of incorporation and by-laws of Newmont, and Newcrest accepts each such appointment. Newcrest as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 9.5 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

9.6	Binding effect of Scheme

This Scheme binds Newcrest and all of the Scheme Shareholders (including those who did not attend the Scheme Meeting to vote on this Scheme, did not vote at the Scheme Meeting, or voted against this Scheme at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Newcrest.

10	General

10.1	Stamp duty

Newmont or Newmont Overseas:

(a)	must pay all duty, if applicable (including applicable stamp duties and any fines and penalties with respect to any such duty) in respect of this Scheme, the Deed Poll, the performance of the Deed Poll and each transaction effected by or made under or in connection with this Scheme and the Deed Poll; and

(b)	indemnifies each Scheme Shareholder against any liability arising from failure to comply with clause 10.1(a).

10.2	Consent

Each of the Scheme Shareholders consents to Newcrest doing all things necessary or incidental to, or to give effect to, the implementation of this Scheme and the transactions contemplated by it, whether on behalf of the Scheme Shareholders, Newcrest or otherwise.

10.3	Notices

(a)	If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Newcrest, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Newcrest’s registered office or at the office of the Newcrest Registry.

(b)	The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by a Newcrest Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

10.4	Governing law

(a)	This Scheme is governed by the laws in force in Victoria, Australia.

(b)	The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

10.5	Further action

Newcrest must do all things and execute all documents (whether on its own behalf or on behalf of each Scheme Shareholder) necessary to give full effect to this Scheme and the transactions contemplated by it.

10.6	No liability when acting in good faith

Each Scheme Shareholder agrees that neither Newcrest, Newmont, Newmont Overseas nor any of their respective directors, officers, secretaries or employees shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

Attachment 2

Deed poll

Deed

Deed poll

Newmont Newmont Overseas

80 Collins Street Melbourne Vic 3000	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne
Australia
GPO Box 128A Melbourne Vic 3001
Australia

Deed poll

Date ►

This deed poll is made

By

Newmont Corporation

of 6900 E.Layton Avenue, Suite 700, Denver, Colorado, 80237, United States of America (Newmont)

and

Newmont Overseas Holdings Pty Ltd

ACN 667 845 454 of Level 5, 500 Hay Street, Subiaco WA 6008 (Newmont Overseas)

in favour of	each Scheme Shareholder

Recitals

1    Newcrest, Newmont and Newmont Overseas entered into the Implementation Deed.

2    In the Implementation Deed, Newmont and Newmont Overseas each agreed to make this deed poll.

3    Newmont and Newmont Overseas are making this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform their obligations under the Scheme.

This deed poll provides as follows:

1	Definitions and interpretation

1.1	Definitions

(a)	The meanings of the terms used in this deed poll are set out below.

Term	Meaning
First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard.

Implementation Deed	the scheme implementation deed dated 15 May 2023 between Newcrest, Newmont and Newmont Overseas.
Newcrest	Newcrest Mining Limited ACN 005 683 625.
Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Newcrest and the Scheme Shareholders, substantially in the form attached to the Implementation Deed, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act, or proposed by a party, and in each case agreed to in writing by Newcrest and Newmont and Newmont Overseas.

(b)	Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this deed poll.

2 Conditions to obligations

1.2             Interpretation

Clauses 1.2, 1.3, 1.4 and 1.5 of the Scheme apply to the interpretation of this deed poll, except that references to ‘this Scheme’ are to be read as references to ‘this deed poll’.

1.3	Nature of deed poll

Each of Newmont and Newmont Overseas acknowledges that:

(a)	this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it; and

(b)	under the Scheme, each Scheme Shareholder irrevocably appoints Newcrest and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against Newmont and Newmont Overseas in accordance with its terms.

2	Conditions to obligations

2.1	Conditions

This deed poll and the obligations of Newmont and Newmont Overseas under this deed poll are subject to the Scheme becoming Effective.

2.2	Termination

The obligations of Newmont and Newmont Overseas under this deed poll will automatically terminate and the terms of this deed poll will be of no force or effect if:

(a)	the Implementation Deed is terminated in accordance with its terms; or

3 Scheme obligations

(b)	the Scheme has not become Effective on or before the End Date,

unless Newcrest, Newmont and Newmont Overseas otherwise agree in writing.

2.3	Consequences of termination

If this deed poll terminates under clause 2.2, in addition and without prejudice to any other rights, powers or remedies available to it:

(a)	each of Newmont and Newmont Overseas is released from its obligations under this deed poll; and

(b)	each Scheme Shareholder retains the rights they have against Newmont and Newmont Overseas in respect of any breach of this deed poll which occurred before this deed poll was terminated.

3	Scheme obligations

3.1	Undertaking to issue Scheme Consideration

Subject to clause 2, Newmont Overseas undertakes in favour of each Scheme Shareholder to:

(a)	provide, or procure the provision of, the Scheme Consideration to each Scheme Shareholder in accordance with the terms of the Scheme; and

(b)	undertake all other actions, and give each acknowledgement, representation and warranty (if any), attributed to it under the Scheme,

in each case, subject to and in accordance with the terms of the Scheme.

3.2	Newmont’s obligations and guarantee

(a)	Subject to clause 2, Newmont undertakes in favour of each Scheme Shareholder to undertake all actions, and give each acknowledgement, representation and warranty (if any), attributed to it under the Scheme subject to and in accordance with the terms of the Scheme.

(b)	Subject to clause 2, Newmont undertakes in favour of each Scheme Shareholder to:

(1)	procure that Newmont Overseas undertakes all actions, and gives each acknowledgment, representation and warranty (if any), attributed to Newmont Overseas under the Scheme and this deed poll; and

(2)	guarantee the due and punctual performance of Newmont Overseas of all of Newmont Overseas’ obligations and actions attributed to Newmont Overseas under the Scheme and this deed poll.

3.3	Shares to rank equally

Newmont covenants in favour of each Scheme Shareholder that the New Newmont Shares which are issued (including those issued to CDN in connection with the New Newmont CDIs) to each Scheme Shareholder in accordance with the Scheme will:

(a)	rank equally with all other Newmont Shares on issue as set out in clause 5.8(a) of the Scheme; and

4 Warranties

(b)	be issued fully paid and free from any Security Interest or encumbrance.

4	Warranties

Each of Newmont and Newmont Overseas represents and warrants in favour of each Scheme Shareholder, in respect of itself, that:

(a)	it is a corporation validly existing under the laws of its place of registration;

(b)	it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c)	it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(d)	this deed poll is valid and binding on it and enforceable against it in accordance with its terms; and

(e)	this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

5	Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until the earlier of:

(a)	each of Newmont and Newmont Overseas has fully performed its obligations under this deed poll; or

(b)	the earlier termination of this deed poll under clause 2.2.

6	Notices

6.1	Form of Notice

A notice or other communication in respect of this deed poll (Notice) must be:

(a)	in writing and in English and signed for or on behalf of the sending party; and

(b)	addressed to Newmont and Newmont Overseas in accordance with the details set out below (or any alternative details nominated by Newmont or Newmont Overseas by Notice).

Attention	Nancy Lipson
Address	6900 E.Layton Avenue, Suite 700, Denver, Colorado, 80237, United States of America

Email address	legalnotices@newmont.com
With copy to (which shall not constitute notice):	will.heath@au.kwm.com antonella.pacitti@au.kwm.com

If a person sends a communication contemplated by this deed poll other than by email, they must use all reasonable endeavours to send a copy of the communication promptly by email.

7 General

6.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address.
By email to the nominated email address	When the party sending the email receives notification that the email was successfully transmitted and read by the receiving party, or if no such notification is received, four hours after the email was sent, unless the party sending the email receives notification that the email was not successfully transmitted.

6.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 6.2).

7	General

7.1	Stamp duty

Newmont or Newmont Overseas:

(a)	must pay all duty, if applicable (including applicable stamp duties and any fines and penalties with respect to any such duty) in respect of the Scheme, this deed poll, the performance of this deed poll and each transaction effected by or made under or in connection with the Scheme and this deed poll; and

7 General

(b)	indemnifies each Scheme Shareholder against any liability arising from failure to comply with clause 7.1(a).

7.2              Governing law and jurisdiction

(a)	This deed poll is governed by the law in force in Victoria, Australia.

(b)	Each of Newmont and Newmont Overseas irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed poll.

(c)	Each of Newmont and Newmont Overseas irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

(d)	Each of Newmont and Newmont Overseas agrees that a final judgment in any legal proceedings in a court exercising jurisdiction in Victoria, Australia will be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by applicable law.

7.3              Waiver

(a)	Each of Newmont and Newmont Overseas may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

(b)	No Scheme Shareholder may rely on words or conduct of Newmont or Newmont Overseas as a waiver of any right unless the waiver is in writing and signed by Newmont.

(c)	The meanings of the terms used in this clause 7.3 are set out below.

Term	Meaning
conduct	includes delay in the exercise of a right.
right	any right arising under or in connection with this deed poll and includes the right to rely on this clause.
waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

7.4	Variation

A provision of this deed poll may not be varied by Newmont or Newmont Overseas unless:

(a)	if before the First Court Date, the variation is agreed to by Newcrest; or

(b)	if on or after the First Court Date, the variation is agreed to by Newcrest and the Court indicates that the variation would not of itself preclude approval of the Scheme, in which event Newmont and Newmont Overseas will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation.

7 General

7.5	Partial exercising of rights

Unless this deed poll expressly states otherwise, if Newmont or Newmont Overseas does not exercise a right, power or remedy in connection with this deed poll fully or at a given time, it may still exercise it later.

7.6	Cumulative rights

The rights, powers and remedies of Newmont, Newmont and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

7.7	Assignment

(a)	The rights created by this deed poll are personal to Newmont, Newmont Overseas and each Scheme Shareholder and must not be dealt with at law or in equity without the prior written consent of Newmont and Newmont Overseas.

(b)	Any purported dealing in contravention of clause 7.7(a) is invalid.

7.8	Further action

Each of Newmont and Newmont Overseas must, at its own expense, do all things and execute all documents necessary to give full effect to this deed poll.

7.9	Service of process

(a)	Without preventing any method of service, Newmont and Newmont Overseas irrevocably appoints King & Wood Mallesons as its agent for the service of process agent in Australia in relation to any mater arising out of this deed poll, and agrees that any document may be served on Newmont and Newmont Overseas by being delivered to or left for Newmont and Newmont Overseas at the following address:

King & Wood Mallesons
Level 61, Governor Phillip Tower
1 Farrer Place
SYDNEY, NSW 2000

(b)	If King & Wood Mallesons ceases to be able to act as process agent, Newmont and Newmont Overseas undertakes to appoint a new process agent in the jurisdiction referred to in clause 7.2 and deliver to Newcrest within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. Newmont must inform Newcrest in writing of any change in the address of its process agent within 2 Business Days of the change.

(c)	Each of Newmont and Newmont Overseas agrees that failure by its process agent to notify Newmont of any document in connection with this deed poll does not invalidate the document concerned.

(d)	Each of Newmont and Newmont Overseas agrees that service of documents on its process agent is sufficient service on it.

Signing page

Executed as a deed poll

Newmont

Signed sealed and delivered by Newmont Corporation in the presence of

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	Authorised signatory		Witness

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Signing page

Newmont Overseas

Signed sealed and delivered by Newmont Overseas Holdings Pty Ltd in accordance with section 127 of the Corporations Act By

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	Company Secretary/Director		Director

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